'33 Act File No. 33-47984
                                                       '40 Act File No. 811-3365

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933

                         PRE-EFFECTIVE AMENDMENT NO. [ ]


                       POST-EFFECTIVE AMENDMENT NO. 16 [X]


                                     AND/OR

         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                              AMENDMENT NO. 132 [X]

                        (CHECK APPROPRIATE BOX OR BOXES.)

                     METLIFE INVESTORS USA SEPARATE ACCOUNT A
                           (EXACT NAME OF REGISTRANT)

                      METLIFE INVESTORS USA INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

           11365 WEST OLYMPIC BOULEVARD, LOS ANGELES, CALIFORNIA 90064 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

        DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 312-6100


                               RICHARD C. PEARSON
                                    PRESIDENT
                      METLIFE INVESTORS USA INSURANCE COMPANY
           11365 WEST OLYMPIC BOULEVARD, LOS ANGELES, CALIFORNIA 90064
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)


IT IS PROPOSED THAT THIS FILING WILL BECOME EFFECTIVE (CHECK APPROPRIATE SPACE)


[X]     IMMEDIATELY UPON FILING PURSUANT TO PARAGRAPH (b) OF RULE 485
[ ]     ON [DATE] PURSUANT TO PARAGRAPH (b) OF RULE 485
[ ]     60 DAYS AFTER FILING PURSUANT TO PARAGRAPH (a) OF RULE 485
[ ]     ON [DATE] PURSUANT TO PARAGRAPH (a) OF RULE 485

IF APPROPRIATE, CHECK THE FOLLOWING BOX:

[ ] THIS POST-EFFECTIVE AMENDMENT DESIGNATES A NEW EFFECTIVE DATE FOR A
    PREVIOUSLY FILED POST-EFFECTIVE AMENDMENT.

THE COMPANY HAS ELECTED PURSUANT TO RULE 24f-2 UNDER THE INVESTMENT COMPANY ACT OF 1940 TO REGISTER AN INDEFINITE NUMBER OF SECURITIES. THE MOST RECENT RULE 24-F-2 NOTICE WAS FILED ON SEPTEMBER 22, 2000.

                     METLIFE INVESTORS USA SEPARATE ACCOUNT A

                              CROSS REFERENCE SHEET
                               PART A - PROSPECTUS


Item Number in Form N-4                            Caption in Prospectus
-----------------------                             ---------------------
1.      Cover Page                                  Cover Page

2.      Definitions                                 Glossary

3.      Synopsis of Highlights                      Summary of the Contract

4.      Condensed Financial Information             Condensed Financial Information;
                                                    Financial Information

5.      General Description of Registrant,          Description of MetLife Investors USA
        Depositor, and Portfolio Companies          Insurance Company, The Separate Account
                                                    and The Funds; Voting Rights; Servicing
                                                    Agent

6.      Deductions and Expenses                     Contract Charges

7.      General Description of Variable Annuity     Descriptions of the Contracts;
        Contracts                                   Accumulation Period; Annuity Benefits

8.      Annuity Period                              Annuity Benefits

9.      Death Benefit                               Death Benefits

10.     Purchases and Contract Value                Description of the Contracts;
                                                    Accumulation Period; Principal
                                                    Underwriter

11.     Redemptions                                 Accumulation Period

12.     Taxes                                       Federal Income Tax Status

13.     Legal Proceedings                           Legal Proceedings

14.     Table of Contents of the Statement of       Table of Contents of the Statement of
        Additional Information                      Additional Information

                  PART B - STATEMENT OF ADDITIONAL INFORMATION

15.     Cover Page                                  Cover Page

16.     Table of Contents                           Table of Contents

17.     General Information and History             The Insurance Company; The Separate
                                                    Account: The Trust and The Funds

18.     Services                                    Servicing Agent; Safekeeping of
                                                    Securities; Independent Auditors

19.     Purchase of Securities Being Offered        Purchase of Securities Being Offered

20.     Underwriters                                Distributions of the Contracts

21.     Calculation of Performance Data             Calculation of Performance Data

22.     Annuity Payments                            Annuity Payments

23.     Financial Statements                        Financial Statements


                                     Part C

        Information required to be included in Part C is set forth under the appropriate item, so numbered, in Part C of this registration statement.



Part A was filed in Post-Effective Amendment No. 15 to Form N-4 on May 1, 2000, and is incorporated herein by reference.

                     METLIFE INVESTORS USA INSURANCE COMPANY
                (formerly Security First Life Insurance Company)

                    METLIFE INVESTORS USA SEPARATE ACCOUNT A
                (formerly Security First Life Separate Account A)

                       Supplement dated February 15, 2001

The following supplements or replaces certain information contained in the variable annuity prospectus:

1.   Security First Life Insurance Company has changed its name to MetLife
     Investors USA Insurance Company as of January 31, 2001 (" MetLife Investors
     USA"). In certain states, the new name may not yet be approved. In those states, we will continue to use the name of Security First Life Insurance
     Company until our new name is approved. In addition, concurrent with the change of our name, the name of the Separate Account has been changed to MetLife Investors USA Separate Account A.

2.   Met Investors Series Trust

     On January 26, 2001, shareholders of each of the series of Security First
     Trust approved an Agreement and Plan of Reorganization pursuant to which the series of Security First Trust will be reorganized into corresponding portfolios of Met Investors Series Trust, a new fund. Met Investors
     Advisory Corp. is the investment adviser of Met Investors Series Trust.
     Effective as of February 12, 2001, if you were invested in a portfolio of Security First Trust, you are now invested in a portfolio of Met Investors
     Series Trust as indicated below. Each of the Portfolios of Met Investors
     Series Trust shown below is available for investment under your contract.


Security First Trust Series              Met Investors Series Trust Portfolio
---------------------------              ------------------------------------
Neuberger Berman Bond Series             J.P. Morgan Quality Bond Portfolio
T.Rowe Price Growth and Income Series    Lord Abbett Growth and Income Portfolio




3.   The following is added to the Fee Tables and Examples - Met Investors
     Series Trust:

-------------------------------- -------------- ---------------
                                 LORD ABBETT    J.P. MORGAN
                                 GROWTH AND     QUALITY BOND
                                 INCOME         PORTFOLIO
                                 SERIES
-------------------------------- -------------- ---------------
MANAGEMENT FEE                   .60%           .54%
-------------------------------- -------------- ---------------
OTHER EXPENSES                   .05%           .06%
-------------------------------- -------------- ---------------
TOTAL ANNUAL EXPENSES            .65%           .60%
-------------------------------- -------------- ---------------


*Met Investors Advisory Corp. ("Investment Manager") and Met Investors Series Trust have entered into an Expense Limitation Agreement whereby, for a period of at least one year from commencement of operations, the total annual portfolio expenses of certain Portfolios of the Trust will not exceed, in any year in which the Agreement is in effect, the following percentages: .60% for the J.P. Morgan Quality Bond Portfolio and.65% for the Lord Abbett Growth and Income Portfolio. Under certain circumstances, any fees waived or expenses reimbursed by the Investment Manager may, with the approval of the Trust's Board of Trustees, be repaid to the investment manager.

The amounts shown above under "Other Expenses" are an estimate of what the expenses will be, for the period ending December 31, 2001, after expense reimbursement. Absent these expense reimbursement arrangements, the total annual portfolio expenses for the year ending December 31, 2001, are estimated to be:
0.73% for the J.P. Morgan Quality Bond Portfolio and 0.65% for the Lord Abbett Growth and Income Portfolio.

4.   The following examples are added to the prospectus:

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets: (a) if you surrender the contract at the end of each time period; (b) if you do not surrender the contract or if you apply the contract value to an annuity option.

                             Time         Periods
                  1 year     3 years      5 years      10 years
                  ------     -------      -------      --------
J.P. Morgan       (a)$81     (a)$98       (a)$116      (a)$183
Quality Bond      (b)$16     (b)$49       (b)$84       (b)$183
Portfolio

Lord Abbett       (a)$80     (a)$97       (a)$113      (a)$178
Growth & Income   (b)$15     (b)$47       (b)$81       (b)$178
Portfolio

5. Effective January 31, 2001, the name of the Principal Underwriter, Security First Financial, Inc., was changed to MetLife Investors Distribution Company (MetLife Distribution). MetLife Distribution is an affiliate of MetLife Investors USA.

End. No. Qualified Aus                                         1,954,345

6.   The following is added to The Funds section of the Prospectus:

------------------------------------- ----------------------------------- -----------------------------------
MIT J.P. Morgan Quality Bond          To provide a high total return      J.P. Morgan Investment
Portfolio                             consistent with moderate risk of    Management, Inc.
                                      capital and maintenance of
                                      liquidity
------------------------------------- ----------------------------------- -----------------------------------
MIT Lord Abbett Growth and Income     The Portfolio seeks to achieve      Lord Abbett & Co.
Portfolio                             long term growth of capital and
                                      income without excessive
                                      fluctuation in market value
------------------------------------- ----------------------------------- -----------------------------------

                                                       '33 Act File No. 33-47984


                                  STATEMENT OF

                             ADDITIONAL INFORMATION

                    METLIFE INVESTORS USA SEPARATE ACCOUNT A

--------------------------------------------------------------------------------

                GROUP FLEXIBLE PAYMENT VARIABLE ANNUITY CONTRACT

--------------------------------------------------------------------------------


                     METLIFE INVESTORS USA INSURANCE COMPANY

                                February 15,2001


This Statement of Additional Information is not a prospectus and should be read in conjunction with the prospectus. A copy of the prospectus, dated May 1, 2000, and Supplement dated February 15, 2001, may be obtained without charge by writing to MetLife Investors USA Insurance Company, P.O. Box 92193, Los Angeles, California 90009 or by telephoning 1 (800) 992-9785.

TABLE OF CONTENTS

                                                                            Page

The Insurance Company                                                        3

The Separate Account                                                         3

Surrender Charges                                                            3

Net Investment Factor                                                        4

Annuity Payments                                                             4

Additional Federal Income Tax Information                                    6

Underwriters, Distribution of the Contracts                                  7

Voting Rights                                                                7

Safekeeping of Securities                                                    7

Servicing Agent                                                              7

Independent Auditors                                                         8

Legal Matters                                                                8

State Regulation of MetLife Investors USA                                    8

Financial Statements                                                         8

THE INSURANCE COMPANY

MetLife Investors USA Insurance Company ("MetLife Investors USA") changed its name to its present name as of January 31, 2001. In certain states, the new name may not yet be approved. In those states, MetLife Investors USA will continue to use its prior name, Security First Life Insurance Company, until the new name is approved. MetLife Investors USA is a wholly owned subsidiary of MetLife Investors Group (MLI), previously known as Security first Group, Inc. MLI is a wholly owned subsidiary of Metropolitan Life Insurance Company ("MetLife"), a New York life insurance company. MetLife is a wholly owned subsidiary of MetLife, Inc., a publicly traded company.

THE SEPARATE ACCOUNT

Amounts allocated to the Separate Account are invested in the securities of twelve Funds: the Money Market Portfolio and the Growth Portfolio of the Variable Insurance Products Fund; the Asset Manager Portfolio and Index 500 Portfolio and the Contrafund Portfolio of the Variable Insurance Products Fund II; the J.P. Morgan Quality Bond Portfolio and the Lord Abbett Growth and Income Portfolio of the Met Investors Series Trust, and the T. Rowe Price Growth Stock Fund, and the T. Rowe Price International Stock Fund, the Neuberger & Berman Genesis Trust, the Neuberger & Berman Partners Trust and the Worldwide Growth Portfolio of the Janus Aspen Series. The Separate Account is divided into Series which correspond to these twelve Funds.

SURRENDER CHARGES

Subject to the Plan qualifying under Section 457 of the Internal Revenue Code with respect to which the Contract has been issued, all or a portion of the Participant's Account may be surrendered at any time prior to the Annuity Date. In the event of a partial or full surrender before the fifth anniversary of the Certificate Date, the portion of the Participant's Account surrendered will be subject to a surrender charge equal to varying percentages of the amount surrendered. Any surrender on or after the fifth anniversary of the Certificate Date will not be subject to a surrender charge. In no event will surrender charges imposed exceed 9% of the Purchase Payments received. No surrender charge will be deducted from any amount surrendered and reinvested by the Participant in another group annuity contract issued by Met Investors USA to the Owner of the Contract under the plan with respect to which the Contract is issued.

Notwithstanding the above, should a Participant have an existing annuity account with MetLife Investors USA under a group annuity contract issued to the Owner in accordance with the terms of the Plan with respect to which the Contract was issued and should the date of the Participant's first Purchase Payment to this group annuity contract precede the Certificate Date, then the Certificate Date used in the determination of surrender charges under the Certificate shall be deemed to be the date of such first Purchase Payment under the prior group annuity contract.

NET INVESTMENT FACTOR

The Separate Account net investment factor is an index of the percentage change (adjusted for distributions by the Series and the deduction of the mortality and administrative expense risk fees) in the net asset value of each Fund in which the Series is invested, since the preceding Business Day. The Separate Account net investment factor for each Series of Accumulation Units is determined for any Business Day by dividing (i) the net asset value of a share of the Fund which is represented by such Series at the close of the business on such day, plus the per share amount of any distributions made by such Series on such day, by (ii) the net asset value of a share of such Fund determined as of the close of business on the preceding Business Day, and then subtracting from this result the mortality and administrative expense risk fees factor of 0.002438 for each calendar day between the preceding Business Day and the end of the current Business Day.

ANNUITY PAYMENTS

Basis of Variable Annuity Benefits

The Variable Annuity benefits rates used in determining Annuity Payments under the Contracts are based on actuarial assumptions, reflected in tables in the Contracts, as to the expected mortality and adjusted age and the form of Annuity selected. The mortality basis for these tables is Annuity 2000 Mortality Table, projected to the year 2020 on Projection Scale G, with interest at 4.25% for all functions involving life contingencies and the portion of any period certain beyond 10 years, and 3.25% for the first 10 years of any certain period. Adjusted age in those tables means actual age to the nearest birthday at the time the first payment is due, adjusted according to the following table:

----------------------------------------------------------------------
YEAR OF BIRTH                          AGE ADJUSTMENT
BEFORE 1945                            ACTUAL AGE
1946- 1965                             AGE MINUS 1 YEAR
1966 - 1985                            AGE MINUS 2 YEARS
1986 - 2005                            AGE MINUS 3 YEARS
----------------------------------------------------------------------

Determination of Amount of Monthly Variable Annuity Payments for First Year

The Separate Account value used to establish the monthly Variable Annuity Payment for the first year consists of the value of Accumulation Units of each Series of the Separate Account credited to a Participant's Account on the last day of the second calendar week before the Annuity Date. The Contract contains tables showing monthly payment factors and Annuity premium rates per $1,000 of Separate Account value to be applied under Options 1 through 4.

At the beginning of the first payment year, an amount is transferred from the Separate Account to MetLife Investors USA's General Account and level monthly Annuity Payments for the year are made out of the General Account. The amount to be transferred is determined by multiplying the Annuity premium rate per $1,000 set forth in the Contract tables by the number of thousands of dollars of Separate Account Value credited to a Participant. The level monthly payment for the first payment year is then determined by multiplying the amount transferred (the "Annuity Premium") by the monthly payment factor in the same table. In the event the Contract involved has Separate Account Accumulation Units in more than one Series, the total monthly Annuity payment for the first year is the sum of the monthly Annuity payments, determined in the same manner as above, for each Series.

At the time the first year's monthly payments are determined, a number of Annuity Units for each Separate Account Series is also established for the Annuitant by dividing the monthly payment derived from that Series for the first year by the Separate Account Annuity Unit values for the Series on the last Business Day of the second calendar week before the first Annuity payments due. The number of Annuity Units for a Series remains fixed during the Annuity period unless Annuity Units are converted to or from another Series.

Determination of Amount of Monthly Variable Annuity Payments for Second and Subsequent Years

As of each anniversary of the Annuity Date, MetLife Investors USA will determine the amount of the monthly Variable Annuity Payments for the year then beginning. Separate determinations will be made for each Separate Account Series in which the Annuitant has Annuity Units, with the total Annuity Payment being the sum of the payments derived from the Series. The amount of monthly payments for any Separate Account Series for any year after the first will be determined by multiplying the number of Annuity Units for that Series by the Annuity Unit value for that Series for the Valuation Period in which the first payment for the year is due. It will be MetLife Investors USA's practice to mail Variable Annuity payments no later than 7 days after the last day of the Valuation Period upon which they are based or the monthly anniversary thereof.

The objective of a Variable Annuity contract is to provide level payments during periods when the economy is relatively stable and to reflect as increased payments only the excess of investment results flowing from inflation or an increase in productivity. The achievement of this objective will depend, in part, upon the validity of the assumption that the net investment return of the Separate Account equals the Assumed Investment Return during periods of stable prices. Subsequent years' payments will be smaller than, equal to or greater than the first year's payments depending on whether the actual net investment return for the Separate Account is smaller than, equal to or greater than the Assumed Investment Return.

Annuity Unit Values

The initial value of an Annuity Unit was originally set at $5 for each Series for the first Valuation Period during which the first Variable Annuity Payment from such Series is made. The value of an Annuity Unit for each Series on any later date is determined by multiplying the value of an Annuity Unit at the end of the preceding Valuation Period by the "Annuity Change Factor" for the second preceding Valuation Period. The Annuity Change Factor is an adjusted measurement of the investment performance of the Series since the end of the preceding Valuation Period. The Annuity Change Factor is determined by dividing the value of an Accumulation Unit at the end of the Valuation Period by the value of an Accumulation Unit at the end of the preceding Valuation Period and multiplying the result by a neutralization factor.

Variable Annuity payments for each year after the first reflect variations in the investment performance of the Separate Account above and below an Assumed Investment Return. This assumed investment rate is included for purposes of actuarial computations and does not relate to the actual investment performance of the underlying Series. Therefore, the Assumed Investment Return must be "neutralized" in computing the Annuity Change Factor. For weekly Valuation Periods and a 4.25% Assumed Investment Return, the neutralization factor is 0.9991999.

ADDITIONAL FEDERAL INCOME TAX INFORMATION

MetLife Investors USA is required to withhold federal income tax on any Contract distributions to Participants (such as Annuity Payments, lump sum distributions or partial surrenders). Amounts distributed under Section 457 plans are considered compensation, and federal tax will be withheld from Annuity Payments pursuant to the recipient's withholding certificate. If no withholding certificate is filed with MetLife Investors USA, federal tax will be withheld from Annuity Payments on the basis that the payee is married with three withholding exemptions. Federal tax on the taxable portion of a partial or total surrender (i.e., non-periodic distribution) generally will be withheld at a flat 10% rate.

Payees are required by law to provide MetLife Investors USA (as payor) with their correct taxpayer identification number ("TIN"). If the payee is an individual, the TIN is the same as his or her Social Security number. If the payee elects not to have federal income tax withheld on an Annuity payment or a non-periodic distribution and a correct TIN has not been provided, such election is ineffective, and such payment will be subject to withholding as noted above.

UNDERWRITERS, DISTRIBUTION OF THE CONTRACTS

The Contracts will be sold as a continuous offering by individuals who are appropriately licensed as insurance agents of MetLife Investors USA for the sale of life insurance and variable annuity contracts in the state where the sale is made. In addition, these individuals will be registered representatives of the principal underwriter, MetLife Investors Distribution Company, formerly of other broker-dealers registered under the Securities Exchange Act of 1934 whose registered representatives are authorized by applicable law to sell variable annuity contracts issued by MetLife Investors USA. Commissions on sales of contracts range from 0% to 7.5%. Agents are paid from the General Account of MetLife Investors USA. Such commissions bear no direct relationship to any of the charges under the Contracts. It is expected that the Contract will be sold in the State of Florida.

VOTING RIGHTS

Unless otherwise restricted by the Plan under which the Contract is issued, each Participant will have the right to instruct MetLife Investors USA with respect to voting the Funds' shares which are the assets underlying the Participant's interest in the Separate Account, at all regular and special shareholder meetings. An Annuitant's voting power with respect to Fund's shares held by the Separate Account declines during the time the Annuitant is receiving a Variable Annuity based on the investment performance of the Separate Account, because amounts attributable to the Annuitant's interest are being transferred annually to the General Account to provide the variable payments.

SAFEKEEPING OF SECURITIES

All assets of the Separate Account are held in the custody of MetLife Investors USA. The assets of each Separate Account Series will be kept physically segregated by MetLife Investors USA and held separate from the assets of any other firm, person or corporation. Additional protection for the assets of the Separate Account is afforded by fidelity bonds covering all of MetLife Investors USA's officers and employees.

SERVICING AGENT

An Administrative Services Agreement has been entered into between MetLife Investors USA and SFG under which the latter has agreed to perform certain of the administrative services relating to the Contracts and for the Separate Account. SFG performs substantially all of the record keeping and administrative services for the Separate Account. MetLife Investors USA has not paid fees to SFG for these services.

INDEPENDENT AUDITORS

The financial statements and the related financial statement schedules of MetLife Investors USA Insurance Company at December 31, 1998 and 1999 and the financial statements and the related financial statement schedules of MetLife Investors USA Separate Account A at December 31, 1998 and 1999 included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The unaudited balance sheet and statement of income of MetLife Investors USA Insurance Company as of and for the year ended December 31, 2000 and the unaudited statements of assets and liabilities, statements of operations, and statements of changes in net assets of MetLife Investors USA Separate Account A as of and for the year ended December 31, 2000 are included elsewhere in the registration statement.


LEGAL MATTERS

Legal matters concerning federal securities laws applicable to the issue and sale of the Contracts have been passed upon by Sullivan & Worcester LLP, 1025 Connecticut Avenue, N.W., Washington D.C. 20036.

STATE REGULATION OF METLIFE INVESTORS USA

MetLife Investors USA is subject to the laws of the State of Delaware governing insurance companies and to regulation by the Delaware Commissioner of Insurance. An annual statement, in a prescribed form, is filed with the Commissioner on or before March 1 each year covering the operations of MetLife Investors USA for the preceding year and its financial condition on December 31 of such year. MetLife Investors USA's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is usually conducted by the National Association of Insurance Commissioners at least once in every three years. MetLife Investors USA was last examined as of December 31, 1997. While Delaware insurance law prescribes permissible investments for MetLife Investors USA, it does not prescribe permissible investments for the Separate Account, nor does it involve supervision of the investment management or policy of MetLife Investors USA.

In addition, MetLife Investors USA is subject to the insurance laws and regulations of other jurisdictions in which it is licensed to operate. State insurance laws generally provide regulations for the licensing of insurers and their agents, govern the financial affairs of insurers, require approval of policy forms, impose reserve requirements and require filing of an annual statement. Generally, the insurance departments of these other jurisdictions apply the laws of Delaware in determining permissible investments for MetLife Investors USA.

FINANCIAL STATEMENTS

The financial statements of MetLife Investors USA and subsidiaries contained herein should be considered only for the purposes of informing investors as to its ability to carry out the contractual obligations as depositor under the Contracts and custodian as described elsewhere herein and in the prospectus. The financial statements of the Separate Account are also included in this Statement of Additional Information.

SECURITY FIRST LIFE INSURANCE COMPANY

                                        (A WHOLLY OWNED SUBSIDIARY OF
                                        METROPOLITAN LIFE INSURANCE COMPANY)

                                        FINANCIAL STATEMENTS FOR THE YEARS ENDED
                                        DECEMBER 31, 1999 AND 1998 AND
                                        INDEPENDENT AUDITORS' REPORT

                         Report of Independent Auditors




Board of Directors
Security First Life Insurance Company


We have audited the accompanying balance sheets of Security First Life Insurance Company (the Company) as of December 31, 1999 and 1998, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security First Life Insurance Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

February 4, 2000, except for Note 10, as to which the date is January 30, 2001


SECURITY FIRST LIFE INSURANCE COMPANY

BALANCE SHEETS

                                                                                   December 31,
                                                                            1999                  1998
                                                                       --------------        --------------
                                                                                  (In thousands)
ASSETS
INVESTMENTS
    Fixed maturities                                                   $   1,838,339         $   2,092,183
    Mortgage loans                                                           352,760               165,167
    Policy loans                                                              32,280                28,715
    Short-term investments                                                    66,380                50,520
    Other investments                                                          1,452                 1,152
                                                                       --------------        --------------
                                                                           2,291,211             2,337,737

CASH AND CASH EQUIVALENTS                                                      2,557                36,931

Accrued investment income                                                     33,423                36,486

DEFERRED POLICY ACQUISITION COSTS                                            182,734               104,658

OTHER ASSETS
    Assets held in separate accounts                                       2,049,335             1,492,885
    Property under capital lease                                               8,360                 8,940
    Other                                                                      4,297                 1,657
                                                                       --------------        --------------
                                                                           2,061,992             1,503,482
                                                                       --------------        --------------
                                                                       $   4,571,917         $   4,019,294
                                                                       ==============        ==============


SECURITY FIRST LIFE INSURANCE COMPANY

BALANCE SHEETS (Continued)

                                                                                   December 31,
                                                                            1999                  1998
                                                                       --------------        --------------
                                                                                  (In thousands)
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
    Policyholder liabilities                                           $   2,247,045         $   2,202,198
    Liabilities related to separate accounts                               2,049,335             1,492,885
    Obligation under capital lease                                            14,777                15,130
    Notes payable to parent                                                   35,000                35,000
    Federal income taxes                                                      21,280                38,800
    Other                                                                      5,075                 7,499
                                                                       --------------        --------------
                                                                           4,372,512             3,791,512

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
    Preferred stock, $1 par value
       Authorized, issued and outstanding -- 200,000 shares                      200                   200
    Common stock, $200 par value
       Authorized -- 15,000 shares
       Issued and outstanding -- 11,000 shares                                 2,300                 2,200
    Additional paid-in capital                                                48,047                48,147
    Retained earnings                                                        161,266               149,305
    Accumulated other comprehensive income (loss)                            (12,408)               27,930
                                                                       --------------        --------------
                                                                             199,405               227,782
                                                                       --------------        --------------
                                                                       $   4,571,917         $   4,019,294
                                                                       ==============        ==============

The accompanying notes are an integral part of these financial statements.


SECURITY FIRST LIFE INSURANCE COMPANY

STATEMENTS OF INCOME

                                                                                Year Ended December 31,
                                                                             1999                 1998
                                                                       --------------        --------------
                                                                                  (In thousands)
REVENUES
    Net investment income                                              $     166,907         $     165,749
    Annuity product income                                                    30,282                22,125
    Net realized investment gains                                              2,875                25,010
                                                                       --------------        --------------
                                       TOTAL REVENUES                        200,064               212,884


BENEFITS AND EXPENSES
    Interest credited to policyholders                                       109,568               112,834
    Benefits in excess of policyholder liabilities                             5,451                 4,876
    Amortization of deferred policy acquisition costs                         23,948                35,609
    Operating expenses                                                        30,169                29,116
                                                                       --------------        --------------
                          TOTAL BENEFITS AND EXPENSES                        169,136               182,435
                                                                       --------------        --------------

                     Income before income tax expense                         30,928                30,449

Income tax expense (benefit)
    Current                                                                    5,706                12,584
    Deferred                                                                   3,261                (3,093)
                                                                       --------------        --------------
                                                                               8,967                 9,491
                                                                       --------------        --------------

                                           NET INCOME                  $      21,961         $      20,958
                                                                       ==============        ==============


The accompanying notes are an integral part of these financial statements.


SECURITY FIRST LIFE INSURANCE COMPANY

STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                                                         Accumulated
                                                                    Additional                              Other         Total
                                          Preferred       Common      Paid-in  Comprehensive   Retained  Comprehensive Stockholder's
                                            Stock         Stock       Capital   Income(Loss)   Earnings  Income (Loss)   Equity
                                         ------------ ------------ ------------ ------------ ------------ ------------ ------------
                                                                               (In thousands)

Balance at January 1, 1998                       200        2,200       48,147                   128,347       34,830      213,724

Comprehensive income (loss):
   Net income                                                                   $    20,958       20,958                    20,958
   Other comprehensive loss:
     Unrealized investment losses, net of
     related adjustments and income taxes                                            (6,900)                   (6,900)      (6,900)
                                                                                ------------
         Total comprehensive income                                             $    14,058
                                         ------------ ------------ ------------ ============ ------------ ------------ ------------

Balance at December 31, 1998                     200        2,200       48,147                   149,305       27,930      227,782

Recapitalization                                              100         (100)
Dividend to parent                                                                               (10,000)                  (10,000)
Comprehensive income (loss):
   Net income                                                                   $    21,961       21,961                    21,961
   Other comprehensive loss:
     Unrealized investment losses, net of
     related adjustments and income taxes                                           (40,338)                  (40,338)     (40,338)
                                                                                ------------
         Total comprehensive loss                                               $   (18,377)
                                         ------------ ------------ ------------ ============ ------------ ------------ ------------
Balance at December 31, 1999             $       200  $     2,300  $    48,047               $   161,266  $   (12,408) $   199,405
                                         ===========  ============ ============              ============ ============ ============

The accompanying notes are an integral part of these financial statements.


SECURITY FIRST LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31,
                                                                            1999                 1998
                                                                       --------------        --------------
                                                                                (In thousands)
OPERATING ACTIVITIES
    Net income                                                         $      21,961         $      20,958
    Adjustments to reconcile net income to net cash
      provided by operations:
           Net realized investment gains                                      (2,875)              (25,010)
           Depreciation and amortization                                          73                   175
           Accretion of discount and amortization of
             premium on investments                                           (1,402)                 (155)
           Changes in operating assets and liabilities:
                  Accrued investment income                                    3,063                (2,756)
                  Deferred policy acquisition costs                          (12,664)                2,814
                  Other assets                                                (2,800)                 (592)
                  Other liabilities                                            1,431                 4,888
                                                                       --------------        --------------
                                      NET CASH PROVIDED BY
                                      OPERATING ACTIVITIES                     6,787                   322

INVESTING ACTIVITIES
    Fixed maturity securities
       Purchases                                                            (428,007)             (675,821)
       Sales and maturities                                                  559,455               940,671
    Net sale (purchase) of other investments                                     (84)                   79
    Net purchase of short-term investments                                   (15,860)              (28,135)
    Issuance of mortgage loans                                              (194,759)             (165,167)
    Repayment of mortgage loans                                                7,166
    Issuance of policy loans, net                                             (3,565)               (4,506)
                                                                       --------------        --------------
                                      NET CASH PROVIDED BY
                            (USED IN) INVESTING ACTIVITIES                   (75,654)               67,121

FINANCING ACTIVITIES
    Receipts credited to policyholder accounts                               764,303               689,536
    Amounts returned to policyholders                                       (719,456)             (730,779)
    Reduction of capital lease obligation                                       (354)                 (313)
    Dividend paid to parent                                                  (10,000)
                                                                       --------------        --------------
                                      NET CASH PROVIDED BY
                            (USED IN) FINANCING ACTIVITIES                    34,493               (41,556)
                                                                       --------------        --------------

                                    INCREASE (DECREASE) IN
                                 CASH AND CASH EQUIVALENTS                   (34,374)               25,887

Cash and cash equivalents at beginning of year                                36,931                11,044
                                                                       --------------        --------------

                                             CASH AND CASH
                                EQUIVALENTS AT END OF YEAR             $       2,557         $      36,931
                                                                       ==============        ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1999 AND 1998


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -- Security First Life Insurance Company (the Company) is a wholly-owned subsidiary of Security First Group, Inc. (SFG). Effective October 31, 1997, SFG became a wholly-owned subsidiary of Metropolitan Life Insurance Company (MetLife). Prior to that date, SFG was a wholly-owned subsidiary of London Insurance Group, Inc. The Company sells a broad range of fixed and variable annuity contracts.

The Company's financial statements are prepared in conformity with generally accepted accounting principles (GAAP) which differ in some respects from statutory accounting practices prescribed or permitted by regulatory authorities (statutory basis).

INVESTMENTS -- Investments are reported on the following bases:

     Fixed Maturities -- at fair value, which differs from the amortized cost of such investments. Unrealized gains and losses on these investments (net of related adjustments for deferred policy acquisition costs and applicable deferred income taxes) are credited or charged to stockholder's equity and, accordingly, have no effect on net income.

     For those fixed maturities which are mortgage-backed, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. Such adjustment is included in net investment income.

     The Company classifies its fixed maturities as available-for-sale. The Company does not maintain a trading portfolio.

     Mortgage loans -- at amortized cost, net of valuation allowances, if any, which approximates fair value.

     Policy loans -- at unpaid balances, which approximate fair value.

     Short-term investments -- at cost, which approximates fair value.

     Other investments -- at fair value.

Realized gains and losses on disposal of investments are determined on a specific identification basis.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS -- Cash equivalents consist of investments in money market funds. The carrying amount of cash equivalents approximates fair value.

DEFERRED POLICY ACQUISITION COSTS -- Deferred policy acquisition costs consist of commissions and other costs of acquiring annuities that vary with and are primarily related to the acquisition of such business. Deferred policy acquisition costs are being amortized in proportion to the present value of estimated future gross margins which includes the impact of realized investment gains and losses.

POLICYHOLDER LIABILITIES -- Policyholder liabilities for two-tier annuities are the lower tier account values. Policyholder liabilities for the Company's single-tier fixed annuity products are the account values. The fair value of policyholder liabilities is estimated assuming all policyholders surrender their policies. The carrying amounts and estimated fair values are as follows (in thousands):

                                      Carrying Amount       Estimated Fair Value
                                      ---------------       --------------------

     December 31, 1999                $     2,247,045         $    2,188,033
     December 31, 1998                      2,202,198              2,141,415

NOTES PAYABLE -- Notes payable are carried at their unpaid balances which approximate fair value because the interest rates on these notes approximate market rates.

INCOME TAXES -- Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Such differences are related principally to the deferral of policy acquisition costs, the valuation of fixed maturities and the provision for policyholder liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

SEPARATE ACCOUNTS -- The assets held in separate accounts represent funds that are separately administered by the Company pursuant to variable annuity contracts. The liabilities related to separate accounts consist of policyholder liabilities for variable annuities. The separate account assets and liabilities are reported at fair value. The Company receives a fee for administrative services provided to the separate accounts. Investment risks associated with fair value changes are borne by the contract holders.

ANNUITY REVENUES AND BENEFITS -- Annuity product income represents fees earned from policyholders of annuity contracts, including surrender charges, annuitization charges and administration fees. Benefits in excess of policyholder liabilities consists of the difference between the policyholder account values annuitized during the period and the related policyholder liability balances.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ESTIMATES -- Certain amounts reported in the accompanying consolidated financial statements are based on management's best estimates and judgments. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS -- In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133 (SFAS 137). SFAS 137 defers the provisions of Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133) until January 1, 2001. SFAS 133 requires, among other things, that all derivatives be recognized in the balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in operations. The Company is in the process of quantifying the impact of SFAS 133 on its financial statements.

In December 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-3, ACCOUNTING FOR INSURANCE AND OTHER ENTERPRISES FOR INSURANCE RELATED ASSESSMENTS (SOP 97-3). SOP 97-3 provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities including recognition, measurement and disclosure of guaranty fund and other insurance related assessments. The Company adopted SOP 97-3 effective January 1, 1999. Adoption of SOP 97-3 did not have a material effect on the Company's financial statements.


NOTE 2 -- STATUTORY CAPITAL AND RESTRICTIONS

The Company is required to file annual statements with various state insurance regulatory authorities on a statutory basis. The statutory-basis capital and surplus at December 31, 1999 and 1998 and statutory-basis net income for those years are as follows (in thousands):

                                                        Capital            Net
                                                      and Surplus        Income
                                                      -----------        ------
     December 31, 1999
     -----------------

     Security First Life Insurance Company           $   129,796        $ 17,066


     December 31, 1998
     -----------------

     Security First Life Insurance Company           $   128,520        $  7,674

The Company is incorporated and domiciled in Delaware. The payment of dividends is subject to statutory limitations which are based on statutory-basis net income and surplus levels. At December 31, 1999, the maximum amount of dividends the Company could pay SFG without prior approval from state insurance regulatory authorities is $16,682,000.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 2 -- STATUTORY CAPITAL AND RESTRICTIONS (CONTINUED)

In December 1999, the Company transferred $100,000 of paid-in-capital to common stock to comply with state insurance department requirements. As a result of this transfer the total value of the common stock differs from the par value times the number of shares. This had no impact on the Company's financial position or results of operations.


NOTE 3 -- INVESTMENTS

Unrealized investment gains (losses) reported in the accompanying financial statements are as follows (in thousands):

                                                                                    December 31
                                                                            1999                  1998
                                                                       --------------        --------------
     Unrealized investment gains (losses)                              $     (43,010)        $      84,001
     Less:   Adjustment for deferred policy acquisition costs                (23,921)               41,491
             Deferred income taxes                                            (6,681)               14,580
                                                                       --------------        --------------
                     Net unrealized investment gains (losses)          $     (12,408)        $      27,930
                                                                       ==============        ==============

Net realized investment gains reported in the accompanying financial statements are as follows (in thousands):

                                                                           1999                  1998
                                                                       --------------        --------------
   Fixed maturities
     Gross gains                                                       $       8,885         $      30,982
     Gross losses                                                             (6,018)               (6,046)
                                                                       --------------        --------------
                                                                               2,867                24,936
   Other investments
     Gross gains                                                                   8                   133
     Gross losses                                                                                      (59)
                                                                       --------------        --------------
                                                                                   8                    74
                                                                       --------------        --------------
                   Net realized investment gains                       $       2,875         $      25,010
                                                                       ==============        ==============

Proceeds from sales of fixed maturities are $559,455,000 and $940,671,000 in 1999 and 1998, respectively.

The amortized cost and fair value of fixed maturities as of December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                  Gross             Gross
                                               Amortized        Unrealized        Unrealized         Fair
                                                 Cost             Gains             Losses           Value
                                            ---------------   --------------    --------------   --------------
   December 31, 1999
   -----------------
   U.S. Treasury securities and
       obligations of U.S. Government
       corporations and agencies            $       23,646    $         622     $        (613)   $      23,655
   Debt securities issued by foreign
       governments                                  31,525            2,748              (177)          34,096
   Corporate securities                          1,435,111           11,363           (56,600)       1,389,874
   Mortgage-backed securities                      391,392            6,878            (7,556)         390,714
                                            ---------------   --------------    --------------   --------------
                                            $    1,881,674    $      21,611     $     (64,946)   $   1,838,339
                                            ===============   ==============    ==============   ==============

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 3 -- INVESTMENTS (CONTINUED)

                                                                  Gross             Gross
                                               Amortized        Unrealized        Unrealized         Fair
                                                 Cost             Gains             Losses           Value
                                            ---------------   --------------    --------------   --------------
   December 31, 1998
   -----------------
   U.S. Treasury securities and
       obligations of U.S. Government
       corporations and agencies            $       68,487    $       4,499     $        (330)    $     72,656
   Debt securities issued by foreign
       governments                                  34,740            1,436            (1,188)          34,988
   Corporate securities                          1,266,178           68,987           (11,737)       1,323,428
   Mortgage-backed securities                      638,873           23,056              (818)         661,111
                                            ---------------   --------------    --------------    -------------
                                            $    2,008,278    $      97,978     $     (14,073)    $  2,092,183
                                            ===============   ==============    ==============    =============

The amortized cost and fair value of fixed maturities by contractual maturity at December 31, 1999, are summarized below. Actual maturities will differ from contractual maturities because certain borrowers have the right to call or prepay obligations.

                                                                   Amortized             Fair
                                                                     Cost                Value
                                                                --------------      --------------
                                                                          (In thousands)
     Due in one year or less                                    $      27,363       $      27,400
     Due after one year through five years                            462,618             457,796
     Due after five years through ten years                           564,124             536,419
     Due after ten years                                              436,177             426,010
     Mortgage-backed securities                                       391,392             390,714
                                                                --------------      --------------
                                                                $   1,881,674       $   1,838,339
                                                                ==============      ==============

Concentrations of credit risk with respect to fixed maturities are limited due to the large number of issues owned and their dispersion across many different industries and geographic areas. Accordingly, at December 31, 1999, the Company had no significant concentration of credit risk.

The fair values for fixed maturities are primarily based on values obtained from independent pricing services. Such independent values are not available for private placement securities. The carrying amount of the Company's private placement securities, which is the Company's estimate of fair value, was $275,600,000 and $254,400,000 at December 31, 1999 and 1998, respectively. In order to determine the carrying value of private placement securities, the Company uses market values of public securities of similar credit quality, yields, coupon rate, maturity, type of issue, and other market data.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 3 -- INVESTMENTS (CONTINUED)

Mortgage loans are collateralized by properties located throughout the United States. At December 31, 1999, approximately 12% and 18% of the mortgages were collateralized by properties located in New York and California, respectively. All of the mortgage loans at December 31, 1999, are in good standing, and the Company was not holding any valuation allowances related to such loans. Mortgage loans outstanding at December 31 are summarized as follows (in thousands):

                                                      1999                             1998
                                            -------------------------        ------------------------
               Commercial                   $      306,264       87%         $      145,525       88%
               Agricultural                         46,496       13%                 19,642       12%
                                            --------------   --------        --------------   --------
                                            $      352,760      100%         $      165,167      100%
                                            ==============   ========        ==============   ========

The carrying amount of policy loans and mortgage loans approximates fair value because the interest rates on these loans approximate market rates.

The Company's short-term balances are invested in the Metropolitan Money Market Pool (the Pool) which is managed by MetLife for the benefit of its subsidiaries. The Pool invests solely in instruments having a maturity of one year or less. At December 31, 1999, the interest rate on the Pool was 5.8%.

On February 5, 1998, the Company entered into an interest-rate cap agreement with a large counterparty for the purpose of minimizing exposure to fluctuations in interest rates in its policyholders liabilities. An interest-rate cap is a contract whereby one party agrees to pay a premium at the inception of the contract in exchange for the assumption of risk that the market interest rate will exceed the cap rate. Under the interest-rate cap agreement, the counterparty agrees to pay the Company, on a quarterly basis, an amount by which the 5-year Constant Maturity Treasury Rate exceeds the interest-rate cap of 7.90% applied to the notional amount of $250,000,000. The 5-year Constant Maturity Treasury Rate was 6.33% as of December 31, 1999, and the fair value of the interest-rate cap as of that date was $114,000. The interest-rate cap agreement expires February 9, 2001.

Any income or expense from the interest-rate cap is recorded on an accrual basis as an adjustment to the yield of the related interest-bearing liabilities in the periods covered by the contract. The Company is exposed to a potential loss in the event of non-performance by the counterparty, although such non-performance is not anticipated.

The Company places its temporary cash investments with high-credit quality financial institutions and, by corporate policy, limits the amount of credit exposure to any one financial institution.

At December 31, 1999, investment securities having an amortized cost of $5,568,000 were on deposit with various states in accordance with state insurance department requirements.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 3 - INVESTMENTS (CONTINUED)

Investment income by major category of investment is summarized as follows (in thousands):
                                                         1999           1998
                                                     ------------   ------------

     Fixed maturities                                $   148,693    $   162,836
     Mortgage loans                                       19,332          3,288
     Policy loans                                          1,806          1,294
     Short-term investments                                2,413          3,795
     Other investments                                       303            443
                                                     ------------   ------------
                                                         172,547        171,656
     Investment expenses                                  (5,640)        (5,907)
                                                     ------------   ------------

                            Net investment income    $   166,907    $   165,749
                                                     ============   ============

The Company has no significant amounts of non-income producing investments.


NOTE 4 -- NOTES PAYABLE

Notes payable consist of the following as of December 31, 1999 and 1998 (in thousands):

     Surplus note due to SFG, 5% annual interest payable
     monthly, principal payable upon regulatory approval            $  25,000

     Surplus note due to SFG, interest based on LIBOR plus
     .75%, interest payable monthly, principal payable upon
     regulatory approval (6.57% at December 31, 1999)                  10,000
                                                                    ----------
                                                                    $  35,000
                                                                    ==========
There are no principal payments due on the notes payable during the next five years.

Interest paid by the Company totaled $1,063,000 in 1999 and $2,150,000 in 1998.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 5 -- INCOME TAXES

The liability for federal income taxes includes deferred taxes of $18,771,000 and $36,772,000 at December 31, 1999 and 1998, respectively. Significant components of these deferred taxes are as follows (in thousands):

                                                                           1999               1998
                                                                       ------------       ------------
Deferred tax liabilities:
     Deferred policy acquisition costs                                 $    53,995        $    48,952
     Fixed maturities                                                                          16,788
     Other assets                                                            3,167              3,441
                                                                       ------------       ------------
                            Total deferred tax liabilities                  57,162             69,181

Deferred tax assets:
     Policyholder liabilities                                               11,557             10,095
     Liabilities for separate accounts                                      17,259             16,778
     Fixed maturities                                                        4,111
     Other liabilities                                                       5,172              5,296
     Other, net                                                                292                240
                                                                       ------------       ------------
                                 Total deferred tax assets                  38,391             32,409
                                                                       ------------       ------------

                              Net deferred tax liabilities             $    18,771        $    36,772
                                                                       ============       ============

Income taxes paid by the Company were $5,225,000 in 1999 and $12,401,000 in 1998.

The following is a reconciliation of the federal income tax at the statutory rate of 35% with the income tax provision as shown in the accompanying financial statements (in thousands):
                                                        1999             1998
                                                    ------------    ------------
     Federal income tax at 35%                      $    10,825     $    10,657
     Dividends received deduction                        (1,444)           (905)
     Other                                                 (414)           (261)
                                                    ------------    ------------

             Provision for income tax expense       $     8,967     $     9,491
                                                    ============    ============


NOTE 6 -- CAPITAL LEASE

Security First Life has a lease for office space that expires in 2014. This lease is treated as a capital lease for financial reporting purposes.

The property under capital lease is net of accumulated amortization of $9,061,000 in 1999 and $8,481,000 in 1998. Lease amortization expense was $580,000 in 1999 and 1998.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 6 -- CAPITAL LEASE (CONTINUED)

The Company subleases space on an annual basis to SFG to use as its home office. Related income offset against the lease costs was $1,694,000 and $1,660,000 for the years ended December 31, 1999 and 1998, respectively. Future payments under the lease are as follows (in thousands):

           2000                                                     $    2,166
           2001                                                          2,166
           2002                                                          2,166
           2003                                                          2,166
           2004                                                          2,166
           Thereafter                                                   20,387
                                                                    -----------
                                 Total minimum rental payments          31,217

                                  Amount representing interest         (16,440)
                                                                    -----------
                      Present value of minimum rental payments      $   14,777
                                                                    ===========


NOTE 7 -- RELATED PARTY TRANSACTIONS

The Company has marketing and administrative agreements with SFG under which SFG provides most of the Company's marketing and policyholder administration services. Amounts incurred under these agreements were $58,595,000 and $51,658,000 for 1999 and 1998, respectively. A substantial portion of these amounts are commissions and are deferred as policy acquisition costs.

The Company has management agreements with SFG under which the latter provides certain personnel, administrative services and office space. Amounts incurred under these agreements were $3,823,000 in 1999 and $3,883,000 in 1998.

The Company has marketing and administrative agreements with MetLife under which the latter provides certain marketing and policyholder administration services. Amounts incurred under these agreements were $7,405,000 in 1999 and $716,000 in 1998.

The Company has investment advisory agreements with Security First Investment Management Corporation, a subsidiary of SFG. Fees of $5,681,000 and $5,772,000 were paid in 1999 and 1998, respectively, pursuant to these agreements.

In June 1999, the Company paid a dividend of $10,000,000 to its parent.

SECURITY FIRST LIFE INSURANCE COMPANY

NOTE 8 - OTHER COMPREHENSIVE INCOME (LOSS)

The following table sets forth the reclassification adjustments required to avoid double-counting in other comprehensive income (loss) items that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                        1999             1998
                                                    ------------    ------------
     Holding gains (losses) on investments
       arising during the year                      $   (59,183)    $    14,394
     Income tax effect of holding losses (gains)         20,714          (5,038)
     Reclassification adjustments:
       Realized gains on investments
         included in net income                          (2,875)        (25,010)
       Income tax effect of realized gains                1,006           8,754
                                                    ------------    ------------

         Net unrealized investment losses           $   (40,338)    $    (6,900)
                                                    ============    ============


NOTE 9 -- IMPACT OF YEAR 2000 (unaudited)

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has implemented a plan to resolve the issue. The Company believes that, with the modifications made to existing software and conversions to new software and hardware, the Year 2000 will not pose significant operational problems for the Company's computer systems. However, there can be no assurances that the Year 2000 plan of the Company or that of its vendors or third parties have resolved all Year 2000 issues.


NOTE 10 - SUBSEQUENT EVENTS

In January 2001, SFG announced that it would cease operations in its current Los Angeles location effective on or about June 30, 2001. Following that date, all services previously provided to the Company by SFG will be provided at a different location or through MetLife or its subsidiaries.

SECURITY FIRST LIFE INSURANCE COMPANY

BALANCE SHEETS
DECEMBER 31, 2000 (UNAUDITED) AND 1999 (IN THOUSANDS)
--------------------------------------------------------------------------------


ASSETS                                                 2000              1999
                                                    (UNAUDITED)

INVESTMENTS:
  Fixed maturities                                  $1,781,383       $1,838,339
  Mortgage loans                                       423,711          352,760
  Policy loans                                          37,908           32,280
  Short-term investments                                57,927           66,380
  Other investments                                      1,954            1,452
                                                    -----------      -----------

           Total investments                         2,302,883        2,291,211

CASH AND CASH EQUIVALENTS                                  834            2,557

ACCRUED INVESTMENT INCOME                               27,381           33,423

DEFERRED POLICY ACQUISITION COSTS                      164,905          182,734

OTHER ASSETS:
  Assets held in separate accounts                   1,976,874        2,049,335
  Property under capital lease                           7,780            8,360
  Other                                                  9,817            4,297
                                                    -----------      -----------

           Total other assets                        1,994,471        2,061,992
                                                    -----------      -----------

TOTAL                                               $4,490,474       $4,571,917
                                                    ===========      ===========


SECURITY FIRST LIFE INSURANCE COMPANY

BALANCE SHEETS
DECEMBER 31, 2000 (UNAUDITED) AND 1999 (IN THOUSANDS)
------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDER'S EQUITY                             2000             1999
                                                              (UNAUDITED)
LIABILITIES:
  Policyholder liabilities                                    $ 2,194,205     $ 2,247,045
  Liabilities related to separate accounts                      1,976,874       2,049,335
  Obligation under capital lease                                   14,377          14,777
  Notes payable to parent                                          35,000          35,000
  Federal income taxes                                             29,014          21,280
  Other                                                             8,992           5,075
                                                              ------------    ------------

           Total liabilities                                    4,258,462       4,372,512

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
  Preferred stock, $1 par value; authorized, issued and
    outstanding - 200,000 shares                                      200             200
  Common stock, $200 par value; authorized - 15,000 shares
    issued and outstanding - 11,000 shares                          2,300           2,300
  Additional paid-in capital                                       48,047          48,047
  Retained earnings                                               182,206         161,266
  Accumulated other comprehensive income (loss)                      (741)        (12,408)
                                                              ------------    ------------

Total stockholder's equity                                        232,012         199,405
                                                              ------------    ------------

TOTAL                                                         $ 4,490,474     $ 4,571,917
                                                              ============    ============

SECURITY FIRST LIFE INSURANCE COMPANY

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2000 (UNAUDITED) AND 1999 (IN THOUSANDS)
--------------------------------------------------------------------------------


                                                            2000         1999
                                                        (UNAUDITED)

REVENUES:
  Net investment income                                  $ 168,789    $ 166,907
  Annuity product income                                    13,832       30,282
  Net realized investment gains                             (7,871)       2,875
  Other                                                     25,522
                                                         ----------   ----------

           Total revenues                                  200,272      200,064

BENEFITS AND EXPENSES:
  Interest credited to policyholders                       107,576      109,568
  Benefits in excess of policyholder liabilities            10,554        5,451
  Amortization of deferred policy acquisition costs         21,573       23,948
  Operating expenses                                        32,853       30,169
                                                         ----------   ----------

           Total benefits and expenses                     172,556      169,136
                                                         ----------   ----------

INCOME BEFORE INCOME TAX EXPENSE                            27,716       30,928

INCOME TAX EXPENSE:
  Current                                                    1,680        5,706
  Deferred                                                   5,096        3,261
                                                         ----------   ----------

           Total income tax expenses                         6,776        8,967
                                                         ----------   ----------

NET INCOME                                               $  20,940    $  21,961
                                                         ==========   ==========

                     SECURITY FIRST LIFE SEPARATE ACCOUNT A

          STATEMENTS OF ADDITIONAL INFORMATION AS OF DECEMBER 31, 1999
                        AND INDEPENDENT AUDITORS' REPORT







INDEPENDENT AUDITORS' REPORT

Board of Directors
Security First Life Insurance Company:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of the Security First Life Separate Account A (the "Separate Account") Series B, G, T, P, I, FA, FG, FI, FO, FM, SU, SV, AS, SI, FC, FE, NG, NP, JW, MFSG, MFSR, MFND, AC, AB, AV, AI, FDE, FDH, FDA, FDG, OB, OG, OM, OS, OSM, VKEM, VKER, and VKS, as of December 31, 1999, and the related statements of operations for the year then ended (as to Series MFSG, MFSR, MFND, AC, AB, AV, AI, FDE, FDH, FDA, FDG, OB, OG, OM, OS, OSM, VKEM, VKER, and VKS, for the period from commencement of operations through December 31, 1999) and statements of changes in net assets for the periods ended December 31, 1999 and 1998. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the respective Series constituting the Security First Life Separate Account A as of December 31, 1999, and the results of their operations for the year then ended (as to Series MFSG, MFSR, MFND, AC, AB, AV, AI, FDE, FDH, FDA, FDG, OB, OG, OM, OS, OSM, VKEM, VKER, and VKS, for the period of commencement of operations through December 31, 1999) and the changes in their net assets for the periods ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

March 29, 2000, except for Note 7, as to which the date is January 30, 2001

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999


                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments

Security First Trust - Bond Series (6,786,583
  shares at net asset value of $3.71 per share;
  cost $27,106,455)                                   $  25,191,031

Security First Trust - T. Rowe Price Growth and
  Income Series (22,317,788 shares at net asset
  value of $16.15 per share; cost $334,640,818)                       $ 360,352,119

T. Rowe Price Growth Stock Fund, Inc. (3,788,676
  shares at net asset value of $33.27 per share;
  cost $105,815,581)                                                                  $ 126,049,240

T. Rowe Price Prime Reserve Fund, Inc. (1,108,929
  shares at net asset value of $1.00 per share;
  cost $1,108,929)                                                                                    $   1,108,929

T. Rowe Price International Stock Fund, Inc.
  (1,229,297 shares at net asset value of $19.03
  per share; cost $17,797,679)                                                                                        $  23,393,520

Receivable from Security First Life Insurance
  Company for purchases                                       6,922         132,359         123,242             255          58,609

Receivable from Mutual Funds                                  1,844          19,406

Other assets                                                  3,941          12,521
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS        25,203,738     360,516,405     126,172,482       1,109,184      23,452,129


The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES


Payable to Security First Life Insurance Company
  for mortality and expense risk                      $      26,945   $     359,849   $      91,652   $         794   $      16,513

Payable to Security First Life Insurance Company
  for redemptions                                            11,917          47,957          30,481              17          44,810

Payable to Mutual Funds                                       6,787         144,335
                                                      --------------  --------------  --------------  --------------  --------------
                                TOTAL LIABILITIES            45,649         552,141         122,133             811          61,323


NET ASSETS

Cost to Investors

  Series B Accumulation Units                            27,073,513
  Series G Accumulation Units                                           334,252,963
  Series T Accumulation Units                                                           105,816,690
  Series P Accumulation Units                                                                             1,108,373
  Series I Accumulation Units                                                                                            17,794,965
                                                      --------------  --------------  --------------  --------------  --------------

Accumulated undistributed income (loss)
  Net unrealized appreciation (depreciation)             (1,915,424)     25,711,301      20,233,659                       5,595,841
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $  25,158,089   $ 359,964,264   $ 126,050,349   $   1,108,373   $  23,390,806
                                                      ==============  ==============  ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999

                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME


Dividends                                             $   1,403,470   $  22,170,067   $  17,837,321   $      45,456   $   1,206,085

Other investment income                                         332          25,546           1,991              40           9,136
                                                      --------------  --------------  --------------  --------------  --------------
                                                          1,403,802      22,195,613      17,839,312          45,496       1,215,221

EXPENSES

Charges for mortality and expense risk                      304,241       4,128,378         983,398           8,764         165,545
                                                      --------------  --------------  --------------  --------------  --------------
                            NET INVESTMENT INCOME         1,099,561      18,067,235      16,855,914          36,732       1,049,676

INVESTMENT GAINS (LOSSES)

  Realized investment gains                                 109,245      12,235,449       5,120,118                         710,854


  Change in unrealized appreciation (depreciation)
    on investments during the year                       (2,136,059)     (7,094,433)         69,326                       4,098,232
                                                      --------------  --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)        (2,026,814)      5,141,016       5,189,444                       4,809,086
                                                      --------------  --------------  --------------  --------------  --------------

                INCREASE (DECREASE) IN NET ASSETS
                        RESULTING FROM OPERATIONS     $    (927,253)  $  23,208,251   $  22,045,358   $      36,732   $   5,858,762
                                                      ==============  ==============  ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1999


                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income                               $   1,099,561   $  18,067,235   $  16,855,914   $      36,732   $   1,049,676

  Realized investment gains                                 109,245      12,235,449       5,120,118                         710,854

  Change in unrealized appreciation (depreciation)
    on investments during the year                       (2,136,059)     (7,094,433)         69,326                       4,098,232
                                                      --------------  --------------  --------------  --------------  --------------

    Increase (decrease) in net assets resulting
      from operations                                      (927,253)     23,208,251      22,045,358          36,732       5,858,762

Increase (decrease) in net assets resulting from
  capital unit transactions                               2,851,209      26,965,828        (910,355)        266,189         (67,784)
                                                      --------------  --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS         1,923,956      50,174,079      21,135,003         302,921       5,790,978

                  NET ASSETS AT BEGINNING OF YEAR        23,234,133     309,790,185     104,915,346         805,452      17,599,828
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $  25,158,089   $ 359,964,264   $ 126,050,349   $   1,108,373   $  23,390,806
                                                      ==============  ==============  ==============  ==============  ==============
The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1998

                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------

OPERATIONS

  Net investment income                               $     959,370   $  19,734,169   $  12,109,185   $      43,886   $     504,359

  Realized investment gains (losses)                        (19,304)      7,584,807       3,061,047                         843,474

  Change in unrealized appreciation (depreciation)
    on investments during the year                           84,731      (4,879,643)      6,257,690                         990,607
                                                      --------------  --------------  --------------  --------------  --------------

    Increase in net assets resulting from operations      1,024,797      22,439,333      21,427,922          43,886       2,338,440

Increase (decrease) in net assets resulting from
    capital unit transactions                             9,496,806      51,531,944       4,047,047        (394,702)       (664,319)
                                                      --------------  --------------  --------------  --------------  --------------

          TOTAL INCREASE (DECREASE) IN NET ASSETS        10,521,603      73,971,277      25,474,969        (350,816)      1,674,121

                  NET ASSETS AT BEGINNING OF YEAR        12,712,530     235,818,908      79,440,377       1,156,268      15,925,707
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $  23,234,133   $ 309,790,185   $ 104,915,346   $     805,452   $  17,599,828
                                                      ==============  ==============  ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                               Carrying      Unrealized
                                                                                Value        Appreciation        Cost
Series                    Name of Issue                         Shares         (Note A)     (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

   B    Security First Trust Bond Series -- capital shares      6,786,583   $  25,191,031   $  (1,915,424)  $  27,106,455

   G    Security First Trust T. Rowe Price Growth and Income
          Series -- capital shares                             22,317,788   $ 360,352,119   $  25,711,301   $ 334,640,818

   T    T. Rowe Price Growth Stock Fund, Inc. -- capital
          shares                                                3,788,676   $ 126,049,240   $  20,233,659   $ 105,815,581

   P    T. Rowe Price Prime Reserve Fund, Inc. -- capital
          shares                                                1,108,929   $   1,108,929                   $   1,108,929

   I    T. Rowe Price International Stock Fund, Inc. --
          capital shares                                        1,229,297   $  23,393,520   $   5,595,841   $  17,797,679



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments

  Fidelity Investments - VIP Asset Manager Portfolio
    (11,983,713 shares at net asset value of $18.67
    per share; cost $196,691,865)                     $ 223,735,920

  Fidelity Investments - VIP Growth Portfolio
    (8,205,473 shares at net asset value of $54.93
    per share; cost $294,648,053)                                     $ 450,726,640

  Fidelity Investments - VIP Index 500 Portfolio
    (1,821,921 shares at net asset value of $167.41
    per share; cost $220,681,467)                                                     $ 305,007,745

  Fidelity Investments - VIP Overseas Portfolio
    (947,964 shares at net asset value of $27.44 per
    share; cost $17,553,032)                                                                          $  26,012,138

  Fidelity Investments - VIP Money Market Portfolio
    (38,203,078 shares at net asset value of $1.00 per
    share; cost $38,203,078)                                                                                          $  38,203,078

Receivable from Security First Life Insurance Company
    for purchases                                            66,418         200,407         175,697           2,300         207,900

Receivable from Mutual Funds                                  5,775          15,876          43,752           2,610         122,960

Other assets                                                                 13,758           6,472           5,058         384,094
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS       223,808,113     450,956,681     305,233,666      26,022,106      38,918,032

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance Company
    for mortality and expense risk                    $     240,925   $     457,117   $     319,041   $      25,853   $      40,922

  Payable to Security First Life Insurance Company
    for redemptions                                          61,044          76,993         114,211           9,080          14,372

  Payable to Mutual Funds                                    33,076         153,684         423,027           3,232         144,229

  Other liabilities                                          13,336
                                                      --------------  --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES           348,381         687,794         856,279          38,165         199,523


NET ASSETS

  Cost to Investors
    Series FA Accumulation Units                        196,415,677
    Series FG Accumulation Units                                        294,190,300
    Series FI Accumulation Units                                                        220,051,109
    Series FO Accumulation Units                                                                         17,524,835
    Series FM Accumulation Units                                                                                         38,718,509

  Accumulated undistributed income
    Net unrealized appreciation                          27,044,055     156,078,587      84,326,278       8,459,106
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $ 223,459,732   $ 450,268,887   $ 304,377,387   $  25,983,941   $  38,718,509
                                                      ==============  ==============  ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------

INVESTMENT INCOME

  Dividends                                           $  13,910,155   $  32,814,425   $   3,290,355   $     720,428   $   1,597,752

  Other investment income (expense)                          14,271         162,995          63,438           2,044          (9,555)
                                                      --------------  --------------  --------------  --------------  --------------
                                                         13,924,426      32,977,420       3,353,793         722,472       1,588,197

EXPENSES

  Charges for mortality and expense risk                  2,609,688       4,386,807       3,103,986         251,694         413,482
                                                      --------------  --------------  --------------  --------------  --------------
                            NET INVESTMENT INCOME        11,314,738      28,590,613         249,807         470,778       1,174,715

INVESTMENT GAINS

  Realized investment gains                               1,839,949       6,545,755       4,894,662         291,342

  Change in unrealized appreciation on investments
    during the year                                       6,030,115      77,794,347      38,917,297       6,748,247
                                                      --------------  --------------  --------------  --------------

                             NET INVESTMENT GAINS         7,870,064      84,340,102      43,811,959       7,039,589
                                                      --------------  --------------  --------------  --------------  --------------


            INCREASE IN NET ASSETS RESULTING FROM
                                       OPERATIONS     $  19,184,802   $ 112,930,715   $  44,061,766   $   7,510,367   $   1,174,715
                                                      ==============  ==============  ==============  ==============  ==============

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1999

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income                               $  11,314,738   $  28,590,613   $     249,807   $     470,778   $   1,174,715

  Realized investment gains                               1,839,949       6,545,755       4,894,662         291,342

  Change in unrealized appreciation on investments
    during the year                                       6,030,115      77,794,347      38,917,297       6,748,247
                                                      --------------  --------------  --------------  --------------  --------------

    Increase in net assets resulting from operations     19,184,802     112,930,715      44,061,766       7,510,367       1,174,715

Increase in net assets resulting from capital unit
    transactions                                         20,710,643      55,264,672      69,176,105         663,884       8,554,036
                                                      --------------  --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS        39,895,445     168,195,387     113,237,871       8,174,251       9,728,751

                  NET ASSETS AT BEGINNING OF YEAR       183,564,287     282,073,500     191,139,516      17,809,690      28,989,758
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $ 223,459,732   $ 450,268,887   $ 304,377,387   $  25,983,941   $  38,718,509
                                                      ==============  ==============  ==============  ==============  ==============



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1998

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income                               $  15,390,502   $  22,846,012   $   2,345,354   $     990,905   $     991,930

  Realized investment gains                               1,136,760       3,658,231       1,872,638         274,752

  Change in unrealized appreciation on investments
    during the year                                       3,869,393      47,453,828      29,570,696         487,659
                                                      --------------  --------------  --------------  --------------  --------------

    Increase in net assets resulting from operations     20,396,655      73,958,071      33,788,688       1,753,316         991,930

Increase in net assets resulting from capital unit
    transactions                                         29,077,086      27,405,819      63,395,211         819,382       5,318,459
                                                      --------------  --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS        49,473,741     101,363,890      97,183,899       2,572,698       6,310,389


                  NET ASSETS AT BEGINNING OF YEAR       134,090,546     180,709,610      93,955,617      15,236,992      22,679,369
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $ 183,564,287   $ 282,073,500   $ 191,139,516   $  17,809,690   $  28,989,758
                                                      ==============  ==============  ==============  ==============  ==============



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                               Carrying
                                                                                Value         Unrealized         Cost
Series                Name of Issue                            Shares          (Note A)      Appreciation      (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------


  FA    Fidelity Investments - VIP Asset Manager Portfolio
          -- capital shares                                    11,983,713   $ 223,735,920   $  27,044,055   $ 196,691,865

  FG    Fidelity Investments - VIP Growth Portfolio --
          capital shares                                        8,205,473   $ 450,726,640   $ 156,078,587   $ 294,648,053

  FI    Fidelity Investments - VIP Index 500 Portfolio --
          capital shares                                        1,821,921   $ 305,007,745   $  84,326,278   $ 220,681,467

  FO    Fidelity Investments - VIP Overseas Portfolio --
          capital shares                                          947,964   $  26,012,138   $   8,459,106   $  17,553,032

  FM    Fidelity Investments - VIP Money Market Portfolio
          -- capital shares                                    38,203,078   $  38,203,078                   $  38,203,078



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
ASSETS

Investments

  Security First Trust - U.S. Government
     Income Series (6,683,726 shares at
     net asset value of $4.82 per share;
     cost $34,990,320)                     $  32,228,326

  Security First Trust - Equity Series
     (6,856,873 shares at net asset value
     of $9.21 per share; cost $49,019,414)                $  63,145,367

  Alger American Small Capitalization
     Portfolio (1,583,775 shares at net
     asset value of $55.15 per share;
     cost $64,184,217)                                                   $  87,345,018

  Scudder International Portfolio (933,038
     shares at net asset value of $20.34
     per share; cost $13,538,450)                                                       $  18,977,998

  Fidelity Investments - VIP Contrafund Portfolio
     (7,543,733 shares at net asset value of $29.15
     per share; cost $151,078,515)                                                                     $ 219,899,818

  Fidelity Investments - VIP Equity Income Portfolio
     (1,422,609 shares at net asset value of $25.71
     per share; cost $33,137,890)                                                                                     $  36,575,287

Receivable from Security First Life
  Insurance Company for purchases                                   430         74,938         32,675        164,742

Receivable from mutual funds                       7,046         12,567            979            287                        16,040

Other assets                                       3,941            351          5,548        221,871         26,216
                                           -------------- -------------- -------------- -------------- -------------- --------------

                            TOTAL ASSETS      32,239,313     63,158,715     87,426,483     19,232,831    220,090,776     36,591,327

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
LIABILITIES

  Payable to Security First Life
     Insurance Company for mortality and
     expense risk                          $      34,683  $      64,047  $     120,987  $      21,325  $     239,292  $      42,963

  Payable to Security First Life
     Insurance Company for redemptions            12,954         15,337         18,546          1,439         52,512         22,254

  Payable to Mutual Funds                                                       19,541        119,156        149,201

  Other liabilities                                   71                                                                     13,667
                                           -------------- -------------- -------------- -------------- -------------- --------------
                       TOTAL LIABILITIES          47,708         79,384        159,074        141,920        441,005         78,884


NET ASSETS

  Cost to Investors
     Series SU Accumulation Units             34,953,599
     Series SV Accumulation Units                            48,953,378
     Series AS Accumulation Units                                           64,106,608
     Series SI Accumulation Units                                                          13,651,363
     Series FC Accumulation Units                                                                        150,828,468
     Series FE Accumulation Units                                                                                        33,075,046

   Accumulated undistributed income (loss)
     Net unrealized appreciation
       (depreciation)                         (2,761,994)    14,125,953     23,160,801      5,439,548     68,821,303      3,437,397
                                           -------------- -------------- -------------- -------------- -------------- --------------

    NET ASSETS APPLICABLE TO OUTSTANDING
                        UNITS OF CAPITAL   $  32,191,605  $  63,079,331  $  87,267,409  $  19,090,911  $ 219,649,771  $  36,512,443
                                           ============== ============== ============== ============== ============== ==============



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999

                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------

INVESTMENT INCOME

  Dividends                                $   1,835,812  $   2,074,076  $   7,425,518  $   1,048,038  $   5,840,616  $   1,457,862

  Other investment income (expense)                2,878         (9,816)        41,563         28,489         46,296          5,211
                                           -------------- -------------- -------------- -------------- -------------- --------------

                                               1,838,690      2,064,260      7,467,081      1,076,527      5,886,912      1,463,073

EXPENSES

  Charges for mortality and expense risk         415,652        720,902        866,065        164,346      2,336,657        479,910
                                           -------------- -------------- -------------- -------------- -------------- --------------

                   NET INVESTMENT INCOME       1,423,038      1,343,358      6,601,016        912,181      3,550,255        983,163

INVESTMENT GAINS (LOSSES)

  Realized investment gains                       54,787      2,002,168        454,345        142,518        916,728        456,712

  Change in unrealized appreciation
     (depreciation) on investments during
     the year                                 (2,770,882)     7,136,550     18,105,055      4,956,713     33,147,421        (25,221)
                                           -------------- -------------- -------------- -------------- -------------- --------------

           NET INVESTMENT GAINS (LOSSES)      (2,716,095)     9,138,718     18,559,400      5,099,231     34,064,149        431,491
                                           -------------- -------------- -------------- -------------- -------------- --------------

       INCREASE (DECREASE) IN NET ASSETS
               RESULTING FROM OPERATIONS   $  (1,293,057) $  10,482,076  $  25,160,416  $   6,011,412  $  37,614,404  $   1,414,654
                                           ============== ============== ============== ============== ============== ==============


The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1999

                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
OPERATIONS

  Net investment income                    $   1,423,038  $   1,343,358  $   6,601,016  $     912,181  $   3,550,255  $     983,163

  Realized investment gains                       54,787      2,002,168        454,345        142,518        916,728        456,712

  Change in unrealized appreciation
     (depreciation) on investments during
     the year                                 (2,770,882)     7,136,550     18,105,055      4,956,713     33,147,421        (25,221)
                                           -------------- -------------- -------------- -------------- -------------- --------------

     Increase (decrease) in net assets
       resulting from operations              (1,293,057)    10,482,076     25,160,416      6,011,412     37,614,404      1,414,654

Increase (decrease) in net assets
  resulting from capital unit transactions      (635,379)    (4,085,736)     5,738,963      3,642,268     43,076,409      5,391,237
                                           -------------- -------------- -------------- -------------- -------------- --------------
 TOTAL INCREASE (DECREASE) IN NET ASSETS      (1,928,436)     6,396,340     30,899,379      9,653,680     80,690,813      6,805,891

         NET ASSETS AT BEGINNING OF YEAR      34,120,041     56,682,991     56,368,030      9,437,231    138,958,958     29,706,552
                                           -------------- -------------- -------------- -------------- -------------- --------------

               NET ASSETS AT END OF YEAR   $  32,191,605  $  63,079,331  $  87,267,409  $  19,090,911  $ 219,649,771  $  36,512,443
                                           ============== ============== ============== ============== ============== ==============




The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 1998

                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
OPERATIONS

  Net investment income                    $   2,006,461  $   8,449,826  $   5,541,957  $     801,671  $   3,329,753  $     844,085

  Realized investment gains                      470,994      2,605,216        102,996         64,102        366,723        138,866

  Change in unrealized appreciation
     (depreciation) on investments during
     the year                                   (431,106)      (368,196)     1,125,962        276,761     23,673,455      1,165,945
                                           -------------- -------------- -------------- -------------- -------------- --------------

  Increase in net assets resulting from
     operations                                2,046,349     10,686,846      6,770,915      1,142,534     27,369,931      2,148,896

Increase (decrease) in net assets
  resulting from capital unit transactions    (2,489,172)    (7,205,804)     8,370,663      1,953,836     36,638,201     10,085,157
                                           -------------- -------------- -------------- -------------- -------------- --------------

 TOTAL INCREASE (DECREASE) IN NET ASSETS        (442,823)     3,481,042     15,141,578      3,096,370     64,008,132     12,234,053

         NET ASSETS AT BEGINNING OF YEAR      34,562,864     53,201,949     41,226,452      6,340,861     74,950,826     17,472,499
                                           -------------- -------------- -------------- -------------- -------------- --------------

               NET ASSETS AT END OF YEAR   $  34,120,041  $  56,682,991  $  56,368,030  $   9,437,231  $ 138,958,958  $  29,706,552
                                           ============== ============== ============== ============== ============== ==============


The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying        Unrealized
                                                                               Value         Appreciation         Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

  SU    Security First Trust U.S. Government Income Series
          -- capital shares                                     6,683,726   $  32,228,326   $  (2,761,994)  $  34,990,320

  SV    Security First Trust Equity Series -- capital shares    6,856,873   $  63,145,367   $  14,125,953   $  49,019,414

  AS    Alger American Small Capitalization Portfolio --
          capital shares                                        1,583,775   $  87,345,018   $  23,160,801   $  64,184,217

  SI    Scudder International Portfolio -- capital shares         933,038   $  18,977,998   $   5,439,548   $  13,538,450

  FC    Fidelity Investments - VIP Contrafund Portfolio --
          capital shares                                        7,543,733   $ 219,899,818   $  68,821,303   $ 151,078,515

  FE    Fidelity Investments - VIP Equity Income Portfolio
          -- capital shares                                     1,422,609   $  36,575,287   $   3,437,397   $  33,137,890



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.


The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                        Series NG       Series NP       Series JW      Series MFSG*    Series MFSR*
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments

   Neuberger & Berman Genesis Trust
     (53,022 shares at net asset value of $21.04
     per share; cost $1,119,103)                      $   1,115,589

   Neuberger & Berman Partner's Trust
     (96,619 shares at net asset value of $17.98
     per share; cost $1,796,480)                                      $   1,737,205

   Janus Aspen Worldwide Growth Portfolio
     (113,519 shares at net asset value of $47.75
     per share; cost $3,575,840)                                                      $   5,420,546

   MFS Growth with Income Series (491 shares at net
     asset value of $21.31 per share; cost $10,041)                                                   $      10,463

   MFS Research Series (637 shares at net asset
     value of $23.34 per share; cost $14,304)                                                                         $      14,879


Receivable from Security First Life Insurance
     Company for purchases                                                                    4,483                              56

Other assets                                                                                                                  4,010
                                                      --------------  --------------  --------------  --------------  --------------
                                     TOTAL ASSETS         1,115,589       1,737,205       5,425,029          10,463          18,945


*Series MFSG and MFSR commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                        Series NG       Series NP       Series JW      Series MFSG*    Series MFSR*
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance Company
     for mortality and expense risk                   $         816   $       1,293   $       3,600   $          11   $          12

  Payable to Mutual Funds                                       110             459           2,879                           4,010
                                                      --------------  --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES               926           1,752           6,479              11           4,022


NET ASSETS

   Cost to Investors
     Series NG Accumulation Units                         1,118,177
     Series NP Accumulation Units                                         1,794,728
     Series JW Accumulation Units                                                         3,573,844
     Series MFSG Accumulation Units                                                                          10,030
     Series MFSR Accumulation Units                                                                                          14,348

   Accumulated undistributed income (loss)
     Net unrealized appreciation (depreciation)              (3,514)        (59,275)      1,844,706             422             575
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING

                                 UNITS OF CAPITAL     $   1,114,663   $   1,735,453   $   5,418,550   $      10,452   $      14,923
                                                      ==============  ==============  ==============  ==============  ==============




*Series MFSG and MFSR commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 1999

                                                         Series NG       Series NP      Series JW      Series MFSG*    Series MFSR*
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

  Dividends                                           $       5,824   $     129,575   $       5,329

  Other investment income (expense)                            (792)         (3,179)         (4,041)              1              55
                                                      --------------  --------------  --------------  --------------  --------------

                                                              5,032         126,396           1,288               1              55

EXPENSES

  Charges for mortality and expense risk                      9,116          14,335          26,189              12              12
                                                      --------------  --------------  --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)            (4,084)        112,061         (24,901)            (11)             43

INVESTMENT GAINS (LOSSES)

  Realized investment gains (losses)                        (43,186)          6,155          68,675                             253

  Change in unrealized appreciation (depreciation)
     on investments during the period                        71,114         (18,909)      1,768,384             422             575
                                                      --------------  --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)            27,928         (12,754)      1,837,059             422             828
                                                      --------------  --------------  --------------  --------------  --------------

 INCREASE IN NET ASSETS RESULTING FROM OPERATIONS     $      23,844   $      99,307   $   1,812,158   $         411   $         871
                                                      ==============  ==============  ==============  ==============  ==============


*Series MFSG and MFSR commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1999

                                                         Series NG       Series NP      Series JW      Series MFSG*    Series MFSR*
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income (loss)                        $      (4,084)  $     112,061   $    (24,901)   $        (11)   $          43

  Realized investment gains (losses)                        (43,186)          6,155          68,675                             253

  Change in unrealized appreciation (depreciation)
     on investments during the period                        71,114         (18,909)      1,768,384             422             575
                                                      --------------  --------------  --------------  --------------  --------------
     Increase in net assets resulting from operations        23,844          99,307       1,812,158             411             871

Increase (decrease) in net assets resulting from
  capital unit transactions                                 (44,802)        200,852       1,939,234          10,041          14,052
                                                      --------------  --------------  --------------  --------------  --------------
          TOTAL INCREASE (DECREASE) IN NET ASSETS           (20,958)        300,159       3,751,392          10,452          14,923

                NET ASSETS AT BEGINNING OF PERIOD         1,135,621       1,435,294       1,667,158
                                                      --------------  --------------  --------------  --------------  --------------

                      NET ASSETS AT END OF PERIOD     $   1,114,663   $   1,735,453   $   5,418,550   $      10,452   $      14,923
                                                      ==============  ==============  ==============  ==============  ==============


*Series MFSG and MFSR commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1998

                                                         Series NG*      Series NP*     Series JW*
                                                      --------------  --------------  --------------
OPERATIONS

  Net investment income                               $      14,537   $      34,456   $      27,048

  Realized investment gains (losses)                         (7,460)          9,874            (908)

  Change in unrealized appreciation (depreciation)
     on investments during the period                       (74,629)        (40,364)         76,323
                                                      --------------  --------------  --------------
     Increase (decrease) in net assets results from
       operations                                           (67,552)          3,966         102,463

Increase in net assets resulting from capital
  unit transactions                                       1,203,173       1,431,328       1,564,695
                                                      --------------  --------------  --------------
                     TOTAL INCREASE IN NET ASSETS         1,135,621       1,435,294       1,667,158

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------
                      NET ASSETS AT END OF PERIOD     $   1,135,621   $   1,435,294   $   1,667,158
                                                      ==============  ==============  ==============



*Series NG and NP commenced operations on January 9, 1998; Series JW commenced operations on January 8, 1998.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying        Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------


  NG    Neuberger & Berman Genesis Trust -- capital shares      53,022      $   1,115,589   $      (3,514)  $   1,119,103

  NP    Neuberger & Berman Partners Trust -- capital shares     96,619      $   1,737,205   $     (59,275)  $   1,796,480

  JW    Janus Aspen Worldwide Growth Portfolio -- capital
          shares                                               113,519      $   5,420,546   $   1,844,706   $   3,575,840

MFSG    MFS Growth with Income Series -- capital shares            491      $      10,463   $         422   $      10,041

MFSR    MFS Research Series -- capital shares                      637      $      14,879   $         575   $      14,304



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                        Series AC*      Series AB*      Series AV*      Series AI*
                                                      --------------  --------------  --------------  --------------
ASSETS

Investments

   AIM VI Capital Appreciation Fund
     (630 shares at net asset value of $35.58
     per share; cost $20,091)                         $      22,398

   AIM VI Balanced Fund
     (8,678 shares at net asset value of $13.04
     per share; cost $103,903)                                        $     113,162

   AIM VI Value Fund
     (6,629 shares at net asset value of $33.50
     per share; cost $213,485)                                                        $     222,069

   AIM VI International Equity Fund
     (1,186 shares at net asset value of $29.29
     per share; cost $31,910)                                                                         $      34,732

Receivable from Security First Life Insurance
     Company for purchases                                      350                           2,211             350

Other assets                                                                                  8,521           6,516
                                                      --------------  --------------  --------------  --------------

                                     TOTAL ASSETS            22,748         113,162         232,801          41,598


*Series AC, AB, AV and AI commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                        Series AC*      Series AB*      Series AV*      Series AI*
                                                      --------------  --------------  --------------  --------------
LIABILITIES

   Payable to Security First Life Insurance Company
     for mortality and expense risk                   $          15   $         120   $        150    $          29

   Payable to Security First Life Insurance Company                                             14

   Payable to Mutual Funds                                                                    8,507           6,516
                                                      --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES                15             120           8,671           6,545


NET ASSETS

   Cost to Investors
     Series AC Accumulation Units                            20,426
     Series AB Accumulation Units                                           103,783
     Series AV Accumulation Units                                                           215,546
     Series AI Accumulation Units                                                                            32,231

   Accumulated undistributed income
     Net unrealized appreciation                              2,307           9,259           8,584           2,822
                                                      --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $      22,733   $     113,042   $     224,130   $      35,053
                                                      ==============  ==============  ==============  ==============

*Series AC, AB, AV and AI commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 1999

                                                         Series AC*      Series AB*      Series AV*     Series AI*
                                                      --------------  --------------  --------------  --------------
INVESTMENT INCOME

   Dividends                                          $         215   $       1,778   $       1,594   $         841

   Other investment income                                      350             347           2,261             618
                                                      --------------  --------------  --------------  --------------

                                                                565           2,125           3,855           1,459

EXPENSES

   Charges for mortality and expense risk                        25             321             319              47
                                                      --------------  --------------  --------------  --------------

                            NET INVESTMENT INCOME               540           1,804           3,536           1,412

INVESTMENT GAINS (LOSSES)

   Realized investment gains (losses)                                          (153)          4,557           1,530

   Change in unrealized appreciation on investments
     during the period                                        2,307           9,259           8,584           2,822
                                                      --------------  --------------  --------------  --------------
                             NET INVESTMENT GAINS             2,307           9,106          13,141           4,352
                                                      --------------  --------------  --------------  --------------

                 INCREASE IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $       2,847   $      10,910   $      16,677   $       5,764
                                                      ==============  ==============  ==============  ==============


*Series AC, AB, AV and AI commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1999

                                                        Series AC*      Series AB*      Series AV*       Series AI*
                                                      --------------  --------------  --------------  --------------
OPERATIONS

   Net investment income                              $         540   $       1,804   $       3,536   $       1,412

   Realized investment gains (losses)                                          (153)          4,557           1,530

   Change in unrealized appreciation on investments
     during the period                                        2,307           9,259           8,584           2,822
                                                      --------------  --------------  --------------  --------------
     Increase in net assets resulting from operations         2,847          10,910          16,677           5,764

Increase in net assets resulting from capital unit
     transactions                                            19,886         102,132         207,453          29,289
                                                      --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS            22,733         113,042         224,130          35,053

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------  --------------
                      NET ASSETS AT END OF PERIOD     $      22,733   $     113,042   $     224,130   $      35,053
                                                      ==============  ==============  ==============  ==============



*Series AC, AB, AV and AI commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying
                                                                               Value         Unrealized           Cost
Series                   Name of Issue                         Shares         (Note A)       Appreciation       (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

  AC    AIM VI Capital Appreciation Fund -- capital shares            630   $      22,398   $       2,307   $      20,091

  AB    AIM VI Balanced Fund -- capital shares                      8,678   $     113,162   $       9,259   $     103,903

  AV    AIM VI Value Fund -- capital shares                         6,629   $     222,069   $       8,584   $     213,485

  AI    AIM VI International Equity Fund -- capital shares          1,186   $      34,732   $       2,822   $      31,910




Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                        Series FDE*    Series FDH*     Series FDA*     Series FDG*
                                                      --------------  --------------  --------------  --------------
ASSETS

Investments

   Federated Equity Income Fund II
     (2,082 shares at net asset value of $16.28
     per share; cost $31,348)                         $      33,901

   Federated High Income Bond Fund II
     (7,350 shares at net asset value of $10.24
     per share; cost $74,968)                                         $      75,269

   Federated American Leaders Fund II
     (2,942 shares at net asset value of $20.82
     per share; cost $59,186)                                                         $     61,254

   Federated Growth Strategy Fund II
     (5,316 shares at net asset value of $30.88
     per share; cost $130,036)                                                                        $     164,150

Receivable from Security First Life Insurance
     Company for purchases                                                      228

Other assets                                                                    189
                                                      --------------  --------------  --------------  --------------

                                     TOTAL ASSETS            33,901          75,686          61,254         164,150

*Series FDE, FDH, FDA and FDG commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                        Series FDE*    Series FDH*     Series FDA*     Series FDG*
                                                      --------------  --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance Company
     for mortality and expense risk                   $          36   $          69   $          56   $         160

  Payable to Security First Life Insurance Company                              189              13              16
                                                      --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES                36             258              69             176


NET ASSETS

  Cost to Investors
     Series FDE Accumulation Units                          31,312
     Series FDH Accumulation Units                                           75,127
     Series FDA Accumulation Units                                                           59,117
     Series FDG Accumulation Units                                                                          129,860

  Accumulated undistributed income
     Net unrealized appreciation                              2,553             301           2,068          34,114
                                                      --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $      33,865   $      75,428   $      61,185   $     163,974
                                                      ==============  ==============  ==============  ==============



*Series FDE, FDH, FDA and FDG commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 1999

                                                        Series FDE*    Series FDH*     Series FDA*     Series FDG*
                                                      --------------  --------------  --------------  --------------
INVESTMENT INCOME

  Other investment income                             $          71   $         242                   $         357
                                                      --------------  --------------                  --------------
                                                                 71             242                             357

EXPENSES

  Charges for mortality and expense risk                        120             132   $         113             386
                                                      --------------  --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)               (49)            110            (113)            (29)

INVESTMENT GAINS

  Realized investment gains                                                     215

  Change in unrealized appreciation on investments
     during the period                                        2,553             301           2,068          34,114
                                                      --------------  --------------  --------------  --------------
                             NET INVESTMENT GAINS             2,553             516           2,068          34,114
                                                      --------------  --------------  --------------  --------------
                 INCREASE IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $       2,504   $         626   $       1,955   $      34,085
                                                      ==============  ==============  ==============  ==============

*Series FDE, FDH, FDA and FDG commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1999

                                                        Series FDE*    Series FDH*     Series FDA*     Series FDG*
                                                      --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income (loss)                        $         (49)  $         110   $        (113)  $         (29)

  Realized investment gains                                                     215

  Change in unrealized appreciation on
     investments during the period                            2,553             301           2,068          34,114
                                                      --------------  --------------  --------------  --------------

     Increase in net assets resulting from
       operations                                             2,504             626           1,955          34,085

Increase in net assets resulting from capital
     unit transactions                                       31,361          74,802          59,230         129,889
                                                      --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS            33,865          75,428          61,185         163,974

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------  --------------
                      NET ASSETS AT END OF PERIOD     $      33,865   $      75,428   $      61,185   $     163,974
                                                      ==============  ==============  ==============  ==============



*Series FDE, FDH, FDA and FDG commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying
                                                                               Value         Unrealized           Cost
Series                   Name of Issue                         Shares         (Note A)       Appreciation       (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 FDE    Federated Equity Income Fund II -- capital shares       2,082       $      33,901   $       2,553   $      31,348

 FDH    Federated High Income Bond Fund II -- capital shares    7,350       $      75,269   $         301   $      74,968

 FDA    Federated American Leaders Fund II -- capital shares    2,942       $      61,254   $       2,068   $      59,186

 FDG    Federated Growth Strategy Fund II -- capital shares     5,316       $     164,150   $      34,114   $     130,036



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                        Series OB*      Series OG*      Series OM*      Series OS*      Series OSM*
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments

  Oppenheimer Bond Fund (694 shares at net asset
     value of $11.52 per share; cost $8,009)          $       8,001

  Oppenheimer Main Street Growth and Income Fund
     (5,945 shares at net asset value of $24.63 per
     share; cost $138,157)                                            $     146,424

  Oppenheimer Money Fund (365,850 shares at net
     asset value of $1.00 per share; cost $365,850)                                   $     365,850

  Oppenheimer Strategic Bond Fund (2,565 shares
     at net asset value of $4.97 per share; cost
     $12,721)                                                                                         $      12,749

  Oppenheimer Small Capital Growth Fund (3,426
     shares at net asset value of $14.07 per share;
     cost $39,950)                                                                                                    $      48,200

Dividends receivable                                                                          2,833

Receivable from Security First Life Insurance Company
  for purchases                                                                  88                                           1,006

Other assets                                                  3,007           6,015          35,086           2,006
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS            11,008         152,527         403,769          14,755          49,206


*Series OB, OG, OM, OS and OSM commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                        Series OB*      Series OG*      Series OM*      Series OS*      Series OSM*
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance Company
     for mortality and expense risk                   $           6   $         125   $         574   $          11   $          49

  Payable to Security First Life Insurance
     Company for redemptions                                                     14                                              69

  Payable to Mutual Funds                                     3,006           6,015          35,086           2,006

  Other liabilities                                                                              17
                                                      --------------  --------------  --------------  --------------  --------------
                                TOTAL LIABILITIES             3,012           6,154          35,677           2,017             118


NET ASSETS

  Cost to Investors
     Series OB Accumulation Units                             8,004
     Series OG Accumulation Units                                           138,106
     Series OM Accumulation Units                                                           368,092
     Series OS Accumulation Units                                                                            12,710
     Series OSM Accumulation Units                                                                                           40,838

  Accumulated undistributed income (loss)
     Net unrealized appreciation (depreciation)                  (8)          8,267                              28           8,250
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $       7,996   $     146,373   $     368,092   $      12,738   $      49,088
                                                      ==============  ==============  ==============  ==============  ==============

*Series OB, OG, OM, OS and OSM commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 1999

                                                        Series OB*      Series OG*      Series OM*      Series OS*      Series OSM*
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

  Dividends                                                                           $       4,865

  Other investment income                             $           1   $         175             607   $          70   $       2,608
                                                      --------------  --------------  --------------  --------------  --------------
                                                                  1             175           5,472              70           2,608

EXPENSES

  Charges for mortality and expense risk                          6             290           1,374              22              87
                                                      --------------  --------------  --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)                (5)           (115)          4,098              48           2,521

INVESTMENT GAINS (LOSSES)

  Realized investment gains (losses)                            (13)            317                              57           1,183

  Change in unrealized appreciation (depreciation)
     on investments during the period                            (8)          8,267                              28           8,250
                                                      --------------  --------------                  --------------  --------------
                    NET INVESTMENT GAINS (LOSSES)               (21)          8,584                              85           9,433
                                                      --------------  --------------  --------------  --------------  --------------

      INCREASE (DECREASE) IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $         (26)  $       8,469   $       4,098   $         133   $      11,954
                                                      ==============  ==============  ==============  ==============  ==============


*Series OB, OG, OM, OS and OSM commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1999

                                                        Series OB*      Series OG*      Series OM*      Series OS*      Series OSM*
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

  Net investment income (loss)                        $          (5)  $        (115)  $       4,098              48           2,521

  Realized investment gains (losses)                            (13)            317                              57           1,183

  Change in unrealized appreciation (depreciation)
     on investments during the period                            (8)          8,267                              28           8,250
                                                      --------------  --------------  --------------  --------------  --------------
     Increase (decrease) in net assets resulting
       from operations                                          (26)          8,469           4,098             133          11,954

Increase in net assets resulting from capital
     unit transactions                                        8,022         137,904         363,994          12,605          37,134
                                                      --------------  --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS             7,996         146,373         368,092          12,738          49,088

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------  --------------  --------------
                      NET ASSETS AT END OF PERIOD     $       7,996   $     146,373   $     368,092   $      12,738   $      49,088
                                                      ==============  ==============  ==============  ==============  ==============






*Series OB, OG, OM, OS and OSM commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying        Unrealized
                                                                               Value         Appreciation         Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)      (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 OB     Oppenheimer Bond Fund -- capital shares                       694   $       8,001   $          (8)  $       8,009

 OG     Oppenheimer Main Street Growth & Income --
          capital shares                                            5,945   $     146,424   $       8,267   $     138,157

 OM     Oppenheimer Money Fund -- capital shares                  365,850   $     365,850                   $     365,850

 OS     Oppenheimer Strategic Bond Fund -- capital shares           2,565   $      12,749   $          28   $      12,721

 OSM    Oppenheimer Small Capital Growth Fund -- capital
          shares                                                    3,426   $      48,200   $       8,250   $      39,950



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.



The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 1999

                                                       Series VKEM*    Series VKER*    Series VKS*
                                                      --------------  --------------  --------------
ASSETS

Investments

   Van Kampen Emerging Growth Portfolio
     (408 shares at net asset value of $46.23
     per share; cost $17,630)                         $      18,860

   Van Kampen Enterprise Portfolio
     (78 shares at net asset value of $26.11
     per share; cost $2,025)                                          $       2,025

   Van Kampen Strategic Stock Portfolio
     (255 shares at net asset value of $11.73
     per share; cost $3,009)                                                          $       2,986

Receivable from Security First Life Insurance
     Company for purchases                                      131              11

Other assets                                                                  2,004
                                                      --------------  --------------  --------------
                                     TOTAL ASSETS            18,991           4,040           2,986



*Series VKEM, VKER, and VKS commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

DECEMBER 31, 1999

                                                       Series VKEM*    Series VKER*    Series VKS*
                                                      --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance
     Company for mortality and expense risk           $          7                    $           4

  Payable to Mutual Funds                                     3,006   $       2,005

  Other liabilities                                           1,316
                                                      --------------  --------------  --------------

TOTAL LIABILITIES                                             4,329           2,005               4


NET ASSETS

   Cost to Investors
     Series VKEM Accumulation Units                          13,432
     Series VKER Accumulation Units                                           2,035
     Series VKS Accumulation Units                                                            3,005

   Accumulated undistributed income (loss)
     Net unrealized appreciation (depreciation)               1,230                             (23)
                                                      --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $      14,662   $       2,035   $       2,982
                                                      ==============  ==============  ==============



*Series VKEM, VKER, and VKS commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 1999

                                                       Series VKEM*    Series VKER*    Series VKS*
                                                      --------------  --------------  --------------
INVESTMENT INCOME

  Other investment income                             $         131   $          11
                                                      --------------  --------------

                                                                131              11

EXPENSES

  Charges for mortality and expense risk                          6                   $           4
                                                      --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)               125              11              (4)


INVESTMENT GAINS (LOSSES)

  Realized investment gains                                                      20

  Change in unrealized appreciation (depreciation)
     on investments during the period                         1,230                             (23)
                                                      --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)             1,230              20             (23)
                                                      --------------  --------------  --------------
      INCREASE (DECREASE) IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $       1,355   $          31   $         (27)
                                                      ==============  ==============  ==============



*Series VKEM, VKER, and VKS commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

PERIOD ENDED DECEMBER 31, 1999

                                                       Series VKEM*    Series VKER*    Series VKS*
                                                      --------------  --------------  --------------

OPERATIONS

  Net investment income (loss)                        $         125   $          11   $          (4)

  Realized investment gains                                                      20

  Change in unrealized appreciation (depreciation)
     on investments during the period                         1,230                             (23)
                                                      --------------  --------------  --------------

     Increase (decrease) in net assets resulting
       from operations                                        1,355              31             (27)

Increase in net assets resulting from capital unit
     transactions                                            13,307           2,004           3,009
                                                      --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS            14,662           2,035           2,982

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------
                      NET ASSETS AT END OF PERIOD     $      14,662   $       2,035   $       2,982
                                                      ==============  ==============  ==============



*Series VKEM, VKER, and VKS commenced operations during 1999.

The accompanying notes are an integral part of these financial statements.


SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 1999

                                                                             Carrying        Unrealized
                                                                               Value         Appreciation         Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)      (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 VKEM   Van Kampen Emerging Growth Portfolio -- capital
          shares                                                408         $      18,860   $       1,230   $      17,630

 VKER   Van Kampen Enterprise Portfolio -- capital shares        78         $       2,025                   $       2,025

  VKS   Van Kampen Strategic Stock Portfolio -- capital
          shares                                                255         $       2,986   $         (23)  $       3,009


Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B Cost is determined by using the first-in, first-out cost method.


The accompanying notes are an integral part of these financial statements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1999


NOTE 1 -- BASIS OF PRESENTATION

Security First Life Separate Account A (the Separate Account) was established on May 29, 1980, as a separate account of Security First Life Insurance Company (Security Life), the sponsor company, and is registered under the Investment Company Act of 1940 as a unit investment trust. The Separate Account is designed to provide annuity benefits pursuant to certain variable annuity contracts (the Contracts) issued by Security Life.

In accordance with the terms of the Contracts, all payments allocated to the Separate Account by the contract owners must be allocated to purchase shares of any or all of four series of Security First Trust (the Trust), a Massachusetts business trust, and thirty-four mutual funds (the investment companies). The series of the Trust are Bond Series, T. Rowe Price Growth and Income Series, Equity Series, and U.S. Government Income Series and the mutual funds are T. Rowe Price Growth Stock Fund, Inc., T. Rowe Price Prime Reserve Fund, Inc., T. Rowe Price International Stock Fund, Inc., Alger American Small Capitalization Portfolio, Scudder International Portfolio, Fidelity Investments: VIP Asset Manager Portfolio, VIP Growth Portfolio, VIP Index 500 Portfolio, VIP Overseas Portfolio, VIP Contrafund Portfolio, VIP Equity Income Portfolio, VIP Money Market Portfolio; Neuberger and Berman Partner's Trust, Neuberger and Berman Genesis Trust, Janus Aspen Worldwide Growth Portfolio; Federated: Equity Income Fund II, American Leaders Fund II, High Income Bond Fund II, Growth Strategy Fund II; AIM: V.I. Balanced Fund, V.I. Capital Appreciation Fund, V.I. Value Fund, V.I. International Equity Fund; Oppenheimer: Bond Fund, Strategic Bond Fund, Main Street Growth and Income Fund, Money Fund, Small Capital Growth Fund;
MFS: Research Series, New Discovery Series, Growth with Income Series; Van
Kampen: Emerging Growth Portfolio, Enterprise Portfolio, Strategic Stock Portfolio. The Trust and the investment companies are registered as diversified, open-end management investment companies under the Investment Company Act of 1940. The Separate Account is correspondingly divided into thirty-eight series of Accumulation Units, Series B, G, SU, SV, T, P, I, AS, SI, FA, FG, FI, FO, FC, FE, FM, NP, NG, JW, FDE, FDA, FDH, FDG, AB, AC, AV, AI, OB, OS, OG, OM, OSM, MFSR, MFND, MFSG, VKEM, VKER and VKS, relating to investments in each of the investment companies, respectively.

All series of the Trust receive administrative services for a fee from Security First Investment Management Corporation (Security Management). Security First Financial, Inc. (Security Financial) is the principal underwriter for the Contracts. Security Life, Security Management, and Security Financial are wholly-owned subsidiaries of Security First Group, Inc. which became a wholly-owned subsidiary of Metropolitan Life Insurance Company on October 31, 1997. Investment advice is provided to the Security First Trust T. Rowe Price

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 1 -- BASIS OF PRESENTATION (CONTINUED)

Growth and Income Series by T. Rowe Price Associates, Inc., to the Security First Trust Bond Series by Neuberger and Berman, and to the Security First Trust Equity Series and to the Security First Trust U.S. Government Income Series by Blackrock, Inc.

The Separate Account and each series therein are administered and accounted for as part of the business of Security Life. The investment income and capital gains and losses of each Separate Account series are identified with the assets held for that series in accordance with the terms of the Contracts, without regard to investment income and capital gains and losses arising out of any other business Security Life may conduct.

The Separate Account incurs no liability for remuneration to directors, advisory boards, officers or such other persons who may from time to time perform services for the Separate Account.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS -- Investments are carried at fair value, which is determined by multiplying the investment companies' shares owned by the Separate Account by the reported net asset value per share of each respective investment company. Realized investment gains and losses are determined on the first-in, first-out cost basis.

EXPENSES AND CHARGES -- The Separate Account accrues charges incurred for the mortality and expense risk assumed by Security Life. The charges are calculated daily by multiplying the value of the assets of the Separate Account by the daily mortality and expense risk rate. Security Life has the option of calling for payment of such charges at any time. The following table illustrates the rates for the respective contracts:

               Contract Type                      Annual Rate        Daily Rate

     SF 135R2V; SF 224FL; SF 89; SF 234;
         SF 236FL; SF 1700 Contracts                  .89%            .0000244
     SF 228DC Contracts                              1.25%            .0000342
     SF 135R2S Contracts                             1.15%            .0000315
     SF 230; SF 224R1; SF 226R1 Contracts            1.35%            .0000370
     SF 135R2C; SF 137; SF 135PB2 Contracts          1.40%            .0000384

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following charges are deducted from a contract holder's account by Security Life as a capital transaction by reducing the separate account units held, and such charges are not an expense of the Separate Account. An administration charge (contract charge) is deducted from each contract, if applicable, and paid to Security Life at the end of each contract year prior to the annuity date, and when the entire contract value is withdrawn on any date other than a contract anniversary. In the event that a participant withdraws all or a portion of the participant's account, a contingent deferred sales charge (CDSC) may be applied to the amount of the contract value withdrawn to cover certain expenses relating to the sale of contracts. The following table illustrates contract charges and CDSC with respect to the various types of contracts:

                          Maximum Contract
Contract Type             Charge Per Year                  CDSC
-------------             ---------------                  ----
SF 236FL                       $12.00            Based on elapsed time since premium received.
                                                 Terminates on or after 5th anniversary.

SF 224FL, SF1700               $40.00            Based on elapsed time since premium received.
   SF137                                         Terminates on or after 6th anniversary.

SF 224R1, SF 230                  *              Based on elapsed time since premium received.
                                                 Terminates on or after 5th anniversary.

Group Form  226R1              $49.00***         Seven percent of premium received. Terminates
                                                 after 5th anniversary.

SF 234                         $29.50            Five percent of premium received. Terminates after
                                                 6th anniversary.

SF 89, SF 228DC                $19.50            Five percent of premium received. Terminates after
                                                 6th anniversary.

SF 135R2V                        **              None

SF135R2S, SF 135R2C, ** Based on elapsed time since premium received. SF 135PB2
  Terminates on or after 7th anniversary.


 *$52.50 (currently being waived); annual administration fee of .10% calculated on average account value (currently included in mortality and risk expense). **Annual administration fee of .15% calculated on average account value
    (currently included in mortality and risk expense).
***Annual distribution fee of .10% calculated on average account value
    (currently included in mortality and risk expense).

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition, transaction charges of $10 are charged to the contract by Security Life for each surrender or annuitization. Upon conversion of either accumulation or annuity units from one series to another, a $10 conversion charge is charged to the contract. The amount deducted for contract charges and CDSC was $1,889,180 for the year ended December 31, 1999, and $1,507,924 for the year ended December 31, 1998.

INCOME RECOGNITION AND REINVESTMENT -- Income is recognized as declared payable by the investment companies. All distributions received are reinvested in the investment companies.

ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from these estimates.


NOTE 3 -- FEDERAL INCOME TAXES

The operations of the Separate Account form a part of, and are taxed with, the operations of Security Life, which is taxed as a "life insurance company" under the Internal Revenue Code, and as such, Security Life is liable for income taxes, if any, which become payable with respect to the Separate Account's operations.

Separate accounts are generally required to meet certain diversification requirements for their assets. However, separate accounts which solely provide benefits for "pension plan contracts" are exempt from the diversification requirements. Pension plan contracts include: (i) tax qualified plans; (ii) employee annuities; (iii) plans for employees of life insurance companies; (iv) tax sheltered annuities of exempt organizations; (v) individual retirement accounts or annuities, and (vi) deferred compensation plans of certain governmental or tax-exempt organizations. The Contracts issued by Security Life are offered in connection with both pension plan contracts and non-qualified contracts, therefore the Separate Account is subject to the diversification requirements. Management believes that the Separate Account has met the diversification requirements.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 4 -- CAPITAL TRANSACTIONS

Additions and deductions to units of capital consisting of the effect of capital unit transactions were as follows:

                                                     Additions to Capital              Deductions From Capital
   Period ended December 31, 1999:                    $              Units                $                 Units
                                                -------------    -------------     -------------      -------------
   SF 135R2C Contracts
   -------------------

   Series B Accumulation Units                     3,879,029          399,289         1,585,715            163,843
   Series G Accumulation Units                    12,441,049          618,218         5,406,268            268,650
   Series FA Accumulation Units                    9,823,853        1,039,438         3,600,547            379,593
   Series FG Accumulation Units                   13,473,848          894,265         5,232,744            343,925
   Series FI Accumulation Units                   19,143,932        1,258,093         4,441,270            287,988
   Series FO Accumulation Units                    1,480,737          161,515           751,710             82,596
   Series FC Accumulation Units                    9,716,629          767,106         2,872,054            224,635
   Series FE Accumulation Units                    8,675,466          855,982         3,284,229            325,767
   Series FM Accumulation Units                   52,982,222        8,590,117        52,900,132          8,583,878
   Series SU Accumulation Units                    1,788,192          295,180         2,284,710            375,547
   Series SV Accumulation Units                    1,572,966          168,225         2,919,113            311,965
   Series AS Accumulation Units                    2,240,131          249,539         2,406,702            266,551
   Series SI Accumulation Units                       22,407            2,512           231,912             24,944

   SF 226R1; SF 228DC Contracts
   ----------------------------

   Series B Accumulation Units                     2,923,431          300,938         1,549,441            159,625
   Series G Accumulation Units                    33,841,436        1,673,965         9,794,270            489,339
   Series FA Accumulation Units                   19,796,627        2,090,112         7,139,184            752,840
   Series FG Accumulation Units                   40,757,122        2,682,362         9,263,010            610,476
   Series FI Accumulation Units                   47,159,909        3,099,999         7,574,931            495,426
   Series FO Accumulation Units                      153,249           16,488            28,125              3,087
   Series FC Accumulation Units                   39,446,379        2,742,289         7,218,447            209,333
   Series FM Accumulation Units                   15,652,202        2,519,092         8,992,449          1,447,514
   Series AS Accumulation Units                   10,228,968          985,125         4,657,435            378,287
   Series SI Accumulation Units                    5,325,654          374,060         1,796,934             12,789

   SF 135R2V; SF 224FL; SF 234;
   ----------------------------
   SF 236FL; SF 1700 Contracts
   ---------------------------

   Series B Accumulation Units                     1,390,582           66,162         2,065,942             97,959
   Series G Accumulation Units                    18,197,048          287,571        20,791,421            331,437
   Series T Accumulation Units                    15,196,288          249,527        16,106,643            263,678
   Series P Accumulation Units                       639,600           42,834           373,411             24,908
   Series I Accumulation Units                     4,012,394          378,745         4,080,178            385,497
   Series FA Accumulation Units                    6,477,222          701,781         4,572,921            495,786
   Series FG Accumulation Units                   21,806,968        1,489,062         7,898,788            535,205
   Series FI Accumulation Units                   20,545,287        1,373,367         9,748,715            645,282
   Series FC Accumulation Units                    1,489,583          215,929           251,554             36,043
   Series FM Accumulation Units                    5,221,313          824,773         4,118,032            651,395
   Series NP Accumulation Units                      527,401           96,062           326,549             59,882
   Series NG Accumulation Units                      327,116           72,595           371,918             84,365
   Series JW Accumulation Units                    2,357,041          317,601           417,807             57,275

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 4 -- CAPITAL TRANSACTIONS (CONTINUED)

                                                     Additions to Capital              Deductions From Capital
                                                     $              Units                $                 Units
                                                -------------    -------------     -------------      -------------
   SF 135R2S Contracts
   -------------------

   Series FG Accumulation Units                      388,358           26,032         3,705,733            250,339
   Series FO Accumulation Units                      619,049           82,227           809,316            102,123
   Series FM Accumulation Units                      233,264           37,074           303,533             48,350
   Series SU Accumulation Units                    1,520,684          250,248         1,786,012            293,616
   Series SV Accumulation Units                      486,520           41,774         3,296,787            281,549

   SF 224R1; SF 230 Contracts
   --------------------------

   Series B Accumulation Units                       252,701           27,069           393,436             41,952
   Series G Accumulation Units                     5,929,107          278,576         7,450,853            349,422
   Series FA Accumulation Units                    4,969,669          532,470         5,044,076            537,353
   Series FG Accumulation Units                    9,949,143          660,122         5,105,474            333,783
   Series FI Accumulation Units                    7,365,528          482,527         3,350,516            216,338
   Series FC Accumulation Units                    3,118,505          246,490           352,632             28,519
   Series FM Accumulation Units                    3,479,589          558,639         2,700,408            433,379
   Series SU Accumulation Units                       61,844            9,991             7,946              1,311
   Series AS Accumulation Units                      383,568           41,717            49,567              5,213
   Series SI Accumulation Units                      394,838           38,591            71,785              7,556

   SF 137; SF 135PB2 Contracts
   ---------------------------

   Series AC Accumulation Units                       19,886            3,366                 0                  0
   Series AB Accumulation Units                      102,132           19,732                 0                  0
   Series AV Accumulation Units                      254,072           46,870            46,619              8,406
   Series AI Accumulation Units                       36,471            5,839             7,182              1,012
   Series FDE Accumulation Units                      31,361            6,209                 0                  0
   Series FDH Accumulation Units                      99,972           20,053            25,170              5,052
   Series FDA Accumulation Units                      59,243           12,545                13                  3
   Series FDG Accumulation Units                     129,905           23,320                16                  2
   Series OB Accumulation Units                       11,029            2,197             3,007                601
   Series OG Accumulation Units                      143,933           28,584             6,029              1,146
   Series OM Accumulation Units                    1,511,091          299,928         1,147,097            227,369
   Series OS Accumulation Units                       14,611            2,874             2,006                391
   Series OSM Accumulation Units                      44,528            7,316             7,394              1,107
   Series MFSG Accumulation Units                     10,041            2,040                 0                  0
   Series MFSR Accumulation Units                     18,062            3,276             4,010                707
   Series VKEM Accumulation Units                     20,637            2,836             7,330              1,015
   Series VKER Accumulation Units                      4,009              687             2,005                344
   Series VKS Accumulation Units                       3,009              670                 0                  0
   Series FG Accumulation Units                       94,982            6,745                 0                  0
   Series FI Accumulation Units                       76,881            4,706                 0                  0
   Series SU Accumulations Units                      72,569           11,945                 0                  0
   Series SV Accumulations Units                      70,678            7,541                 0                  0

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 4 -- CAPITAL TRANSACTIONS (CONTINUED)

                                                     Additions to Capital              Deductions From Capital
     Year ended December 31, 1998:                   $              Units                $                 Units
                                                -------------    -------------     -------------      -------------

   SF 135R2C Contracts
   -------------------

   Series B Accumulation Units                     5,661,870          586,339           667,501             69,008
   Series G Accumulation Units                    18,587,275        1,028,586         3,261,930            183,491
   Series FA Accumulation Units                   12,640,621        1,475,140         2,744,662            322,529
   Series FG Accumulation Units                    7,939,511          709,561         4,745,913            425,808
   Series FI Accumulation Units                   16,587,093        1,328,050         2,528,382            202,282
   Series FO Accumulation Units                    1,820,892          222,444           606,856             74,118
   Series FC Accumulation Units                    8,834,454          870,830         2,112,211            208,731
   Series FE Accumulation Units                   11,666,102        1,262,113         1,580,945            175,697
   Series FM Accumulation Units                   74,497,555       12,516,888        72,551,400         12,196,311
   Series SU Accumulation Units                    1,773,861          293,960         3,468,890            576,401
   Series SV Accumulation Units                      549,778           73,591         4,248,198            550,379
   Series AS Accumulation Units                    2,938,629          385,967         2,594,226            340,284
   Series SI Accumulation Units                       34,054            4,354           399,306             50,363

   SF 226R1; SF 228DC Contracts
   ----------------------------

   Series B Accumulation Units                     3,767,408          388,255           852,396             87,554
   Series G Accumulation Units                    37,098,561        2,020,606         5,212,041            290,088
   Series FA Accumulation Units                   19,908,766        2,321,746         5,619,560            654,644
   Series FG Accumulation Units                   24,131,767        2,143,757         6,894,858            618,046
   Series FI Accumulation Units                   37,483,454        3,003,376         5,386,701            430,376
   Series FO Accumulation Units                      149,136           18,320            42,972              4,974
   Series FC Accumulation Units                   31,516,136        3,114,402         4,839,268            477,640
   Series FM Accumulation Units                    7,774,626        1,302,972         4,799,882            804,893
   Series AS Accumulation Units                   11,665,418        1,548,161         4,037,065            535,714
   Series SI Accumulation Units                    2,855,424          358,196           752,264             96,335

   SF 135R2V; SF 224FL; SF 234;
   ----------------------------
   SF 236FL; SF 1700 Contracts
   ---------------------------

   Series B Accumulation Units                     2,580,211          123,343         1,305,423             62,689
   Series G Accumulation Units                    20,527,385          368,212        18,526,043            331,199
   Series T Accumulation Units                    17,373,764          343,212        13,326,717            264,645
   Series P Accumulation Units                       532,070           37,083           926,772             64,322
   Series I Accumulation Units                     4,430,482          469,729         5,094,801            542,972
   Series FA Accumulation Units                    6,829,737          825,486         3,796,814            457,686
   Series FG Accumulation Units                   12,369,795        1,151,843         6,914,156            643,533
   Series FI Accumulation Units                   17,647,925        1,452,345         5,152,510            424,392
   Series FC Accumulation Units                      987,646          177,994           147,089             26,818
   Series FM Accumulation Units                    3,382,358          557,315         3,514,480            579,854
   Series NP Accumulation Units                    1,751,780          334,968           320,452             62,140
   Series NG Accumulation Units                    1,404,420          290,387           201,247             44,072
   Series JW Accumulation Units                    1,797,327          303,304           232,632             42,260

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 4 -- CAPITAL TRANSACTIONS (CONTINUED)

                                                     Additions to Capital              Deductions From Capital
                                                     $              Units                $                 Units
                                                -------------    -------------     -------------      -------------

   SF 135R2S Contracts
   -------------------

   Series FG Accumulation Units                      514,546           47,572         2,685,226            243,801
   Series FO Accumulation Units                      495,222           71,896           996,040            143,417
   Series FM Accumulation Units                      956,436          157,359         1,093,591            180,631
   Series SU Accumulation Units                    1,434,144          237,762         2,278,227            375,735
   Series SV Accumulation Units                      615,172           64,592         4,122,556            423,862

   SF 224R1; SF 230 Contracts
   --------------------------

   Series B Accumulation Units                       623,686           66,864           311,049             33,553
   Series G Accumulation Units                     7,318,820          385,701         5,000,083            264,139
   Series FA Accumulation Units                    6,100,724          720,058         4,241,726            502,287
   Series FG Accumulation Units                    7,123,036          637,735         3,432,683            304,495
   Series FI Accumulation Units                    6,682,275          535,470         1,937,943            157,096
   Series FC Accumulation Units                    2,551,049          249,677           152,516             14,979
   Series FM Accumulation Units                    1,478,642          246,343           811,805            135,293
   Series SU Accumulation Units                       61,666           10,101            11,726              1,958
   Series AS Accumulation Units                      446,604           58,580            48,697              5,955
   Series SI Accumulation Units                      230,451           28,841            14,523              1,678

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 5 -- UNITS OF CAPITAL

The following are the units outstanding and corresponding unit values as of December 31, 1999:

                                               Units
            Description                     Outstanding       Unit Value
--------------------------------------      -----------       ----------

   SF 135R2C Contracts
   -------------------

   Series B Accumulation Units                1,121,069       $    9.52
   Series G Accumulation Units                2,960,147           20.15
   Series FA Accumulation Units               4,750,510           10.09
   Series FG Accumulation Units               4,069,842           18.36
   Series FI Accumulation Units               4,254,649           16.83
   Series FO Accumulation Units                 899,318           11.82
   Series FC Accumulation Units               3,199,511           14.51
   Series FE Accumulation Units               3,611,711           10.11
   Series FM Accumulation Units               2,274,077            6.29
   Series SU Accumulation Units               2,303,022            5.97
   Series SV Accumulation Units               1,812,317           10.32
   Series AS Accumulation Units               2,180,116           11.93
   Series SI Accumulation Units                 122,934           12.69

   SF 226R1; SF 228DC Contracts
   ----------------------------

   Series B Accumulation Units                  657,761            9.54
   Series G Accumulation Units                5,808,561           20.18
   Series FA Accumulation Units               9,842,875           10.10
   Series FG Accumulation Units              10,212,262           18.39
   Series FI Accumulation Units               8,754,667           16.85
   Series FO Accumulation Units                  61,753           11.83
   Series FC Accumulation Units              11,065,052           14.53
   Series FM Accumulation Units               2,221,857            6.31
   Series AS Accumulation Units               4,972,727           11.95
   Series SI Accumulation Units               1,276,154           12.71

   SF 135R2V; SF 224FL; SF 234;
   ----------------------------
   SF 236FL; SF 1700 Contracts
   ---------------------------

   Series B Accumulation Units                  298,640           20.69
   Series G Accumulation Units                2,045,683           63.24
   Series T Accumulation Units                1,789,101           70.45
   Series P Accumulation Units                   72,927           15.19
   Series I Accumulation Units                1,745,913           13.40
   Series FA Accumulation Units               2,903,366            9.88
   Series FG Accumulation Units               4,600,696           17.92
   Series FI Accumulation Units               3,426,417           16.63
   Series FC Accumulation Units                 331,062            7.94
   Series FM Accumulation Units               1,037,376            6.45
   Series NP Accumulation Units                 309,008            5.62
   Series NG Accumulation Units                 234,545            4.75
   Series JW Accumulation Units                 521,370           10.39

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 5 -- UNITS OF CAPITAL (CONTINUED)
                                               Units
            Description                     Outstanding       Unit Value
--------------------------------------      -----------       ----------

   SF 135R2S Contracts
   -------------------

   Series FG Accumulation Units               1,865,584       $    18.16
   Series FO Accumulation Units               1,437,343            10.18
   Series FM Accumulation Units                 215,601             6.41
   Series SU Accumulation Units               3,047,222             5.98
   Series SV Accumulation Units               3,395,590            13.04

   SF 224R1; SF 230 Contracts
   --------------------------

   Series B Accumulation Units                  221,674             9.17
   Series G Accumulation Units                2,528,911            21.24
   Series FA Accumulation Units               4,747,837             9.99
   Series FG Accumulation Units               3,894,653            18.31
   Series FI Accumulation Units               1,668,783            16.91
   Series FC Accumulation Units                 675,747            14.53
   Series FM Accumulation Units                 366,096             6.33
   Series SU Accumulation Units                  21,653             5.98
   Series AS Accumulation Units                 153,503            11.95
   Series SI Accumulation Units                 103,705            12.71

   SF 137; SF 135PB2 Contracts
   ---------------------------

   Series AC Accumulation Units                   3,366             6.75
   Series AB Accumulation Units                  19,732             5.73
   Series AV Accumulation Units                  38,464             5.82
   Series AI Accumulation Units                   4,827             7.26
   Series FDE Accumulation Units                  6,209             5.45
   Series FDH Accumulation Units                 15,001             5.03
   Series FDA Accumulation Units                 12,542             4.88
   Series FDG Accumulation Units                 23,318             7.03
   Series OB Accumulation Units                   1,596             5.01
   Series OG Accumulation Units                  27,438             5.33
   Series OM Accumulation Units                  72,559             5.07
   Series OS Accumulation Units                   2,483             5.13
   Series OSM Accumulation Units                  6,209             7.91
   Series MFSG Accumulation Units                 2,040             5.12
   Series MFSR Accumulation Units                 2,569             5.81
   Series VKEM Accumulation Units                 1,821             8.05
   Series VKER Accumulation Units                   343             5.92
   Series VKS Accumulation Units                    670             4.45
   Series FG Accumulation Units                   6,745            18.36
   Series FI Accumulations Units                  4,706            16.83
   Series SU Accumulation Units                  11,945             5.97
   Series SV Accumulation Units                   7,541            10.32

SECURITY FIRST LIFE SEPARATE ACCOUNT A

NOTE 6 - IMPACT OF YEAR 2000 (unaudited)

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has implemented a plan to resolve the issue. The Company believes that, with the modifications made to existing software and conversions to new software and hardware, the Year 2000 will not pose significant operational problems for the Company's computer systems. However, there can be no assurances that the Year 2000 plan of the Company or that of its vendors or third parties have resolved all Year 2000 issues.

NOTE 7 - SUBSEQUENT EVENTS

In January 2001, Security First Group, Inc. announced that it would cease operations in its current Los Angeles location effective on or about June 30, 2001. Following that date, all services previously provided to Security Life and the Separate Account by Security First Group, Inc. will be provided at a different location or through the Metropolitan Life Insurance Company or its subsidiaries.

On or about January 5, 2001, Met Investors Series Trust filed with the SEC a Registration Statement on Form N-1A, whereby effective February 12, 2001, the four Funds of Security First Trust will be merged into the Met Investors Series Trust. Consequently, Security First Trust: Bond Series, T. Rowe Price Growth and Income Series, Equity Series, and U.S. Government Income Series will be merged into the respective Met Investors Series Trust: J.P. Morgan Quality Bond Fund, Lord Abbett Growth and Income Fund, BlackRock Equity Portfolio, and BlackRock U.S. Government Income Portfolio.

SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED


                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments

  Security First Trust - Bond Series (6,243,169
    shares at net asset value of $3.79 per share;
    cost $7,059,704)                                  $  23,716,229

  Security First Trust - T. Rowe Price Growth and
    Income Series (22,614,070 shares at net asset
    value of $16.01 per share; cost $351,304,892)                     $ 362,197,796

  T. Rowe Price Growth Stock Fund, Inc. (3,848,449
    shares at net asset value of $27.2 per share;
    cost $111,607,307)                                                                $ 104,677,824

  T. Rowe Price Prime Reserve Fund, Inc. (1,153,089
    shares at net asset value of $1.00 per share;
    cost $1,153,089)                                                                                  $   1,153,090

  T. Rowe Price International Stock Fund, Inc.
    (991,371 shares at net asset value of $14.52
    per share; cost $14,829,428)                                                                                      $  14,394,711


Receivable from Security First Life Insurance
  Company for purchases                                      17,967         381,432          93,493                          32,978

Other assets                                                  2,000           1,572
                                                      --------------  --------------  --------------  --------------  --------------
                                     TOTAL ASSETS        23,736,196     362,580,800     104,771,317       1,153,090      14,427,689


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                         Series B        Series G         Series T       Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

  Payable to Security First Life Insurance Company
     for mortality and expense risk                   $      24,040   $     340,201   $      74,599   $         760   $      10,100

  Payable to Security First Life Insurance Company
     for redemptions                                          1,585          32,635             507               3           8,141

  Payable to Mutual Funds                                    19,028         384,849
                                                      --------------  --------------  --------------  --------------  --------------
                                TOTAL LIABILITIES            44,653         757,685          75,106             763          18,241


NET ASSETS

     Cost to Investors
        Series  B  Accumulation Units                    24,693,617
        Series  G  Accumulation Units                                   350,930,211
        Series  T  Accumulation Units                                                   111,625,694
        Series  P  Accumulation Units                                                                     1,152,327
        Series  I  Accumulation Units                                                                                    14,844,165

     Accumulated undistributed income (loss)
        Net unrealized appreciation (depreciation)       (1,002,074)     10,892,904      (6,929,483)                       (434,717)
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $  23,691,543   $ 361,823,115   $ 104,696,211   $   1,152,327   $  14,409,448
                                                      ==============  ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                         Series B        Series G        Series T        Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

     Dividends                                        $   1,506,353   $  35,555,075   $  20,083,961   $      65,296   $   1,164,305

     Other investment Income (expense)                       (3,022)         64,754         (10,245)           (273)          2,612
                                                      --------------  --------------  --------------  --------------  --------------

                                                          1,503,331      35,619,829      20,073,716          65,023       1,166,917

EXPENSES

     Charges for mortality and expense risk                 299,104       4,025,526       1,018,495           9,943         156,605
                                                      --------------  --------------  --------------  --------------  --------------

                            NET INVESTMENT INCOME         1,204,227      31,594,303      19,055,221          55,080       1,010,312


INVESTMENT GAINS (LOSSES)

     Realized investment gain (loss)                       (356,294)     10,431,147       7,745,959                       1,662,149

     Change in unrealized appreciation (depreciation)
        on investments during the year                      913,349     (14,832,642)    (27,163,141)                     (6,030,559)
                                                      --------------  --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)           557,055      (4,401,495)    (19,417,182)                     (4,368,410)
                                                      --------------  --------------  --------------  --------------  --------------

                INCREASE (DECREASE) IN NET ASSETS
                        RESULTING FROM OPERATIONS     $   1,761,282   $  27,192,808   $    (361,961)  $      55,080   $  (3,358,098)
                                                      ==============  ==============  ==============  ==============  ==============


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                         Series B        Series G        Series T         Series P        Series I
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

     Net investment income                            $   1,204,227   $  31,594,303   $  19,055,221   $      55,080   $   1,010,312

     Realized investment gains (losses)                    (356,294)     10,431,147       7,745,959                       1,662,149

     Change in unrealized appreciation (depreciation)
        on investments during the year                      913,349     (14,832,642)    (27,163,141)                     (6,030,559)
                                                      --------------  --------------  --------------  --------------  --------------

     Increase (decrease) in net assets resulting
        from operations                                   1,761,282      27,192,808        (361,961)         55,080      (3,358,098)

Decrease in net assets resulting from
     capital unit transactions                           (3,227,828)    (25,333,957)    (20,992,177)        (11,126)     (5,623,260)
                                                      --------------  --------------  --------------  --------------  --------------

          TOTAL INCREASE (DECREASE) IN NET ASSETS        (1,466,546)      1,858,851     (21,354,138)         43,954      (8,981,358)

                  NET ASSETS AT BEGINNING OF YEAR        25,158,089     359,964,264     126,050,349       1,108,373      23,390,806
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $  23,691,543   $ 361,823,115   $ 104,696,211   $   1,152,327   $  14,409,448
                                                      ==============  ==============  ==============  ==============  ==============


SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                               Carrying      Unrealized
                                                                                Value        Appreciation        Cost
Series                    Name of Issue                         Shares         (Note A)     (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

   B    Security First Trust Bond Series -- capital shares      6,243,169   $  23,716,229   $  (1,002,074)  $   24,718,303

   G    Security First Trust T. Rowe Price Growth and
           Income Series -- capital shares                     22,615,981   $ 362,197,796   $  10,892,904   $  351,304,892

   T    T. Rowe Price Growth Stock Fund, Inc. --
           capital shares                                       3,848,449   $ 104,677,824   $  (6,929,483)  $  111,607,307

   P    T. Rowe Price Prime Reserve Fund, Inc. --
           capital shares                                       1,153,089   $   1,153,089                   $    1,153,089

   I    T. Rowe Price International Stock Fund, Inc. --
           capital shares                                         991,371   $  14,394,711   $    (434,717)  $   14,829,428



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED

                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments
    Fidelity Investments -- VIP Asset Manager
      Portfolio (13,178,750 shares at net asset value of $16.00 per share; cost $216,894,460) $ 210,860,004

    Fidelity Investments -- VIP Growth Portfolio
      (9,734,290 shares at net asset value of $43.65
      per share; cost $382,673,244)                                   $ 424,901,768

    Fidelity Investments -- VIP Index 500 Portfolio
      (1,998,727  shares at net asset value of $149.53
      per share; cost $256,481,716)                                                   $ 298,869,596

    Fidelity Investments -- VIP Overseas Portfolio
      (1,063,784 shares at net asset value of $19.99
      per share; cost $20,998,198)                                                                    $  21,265,044

    Fidelity Investments -- VIP Money Market Portfolio
      (32,585,537 shares at net asset value of $1.00 per
      share; cost $ 32,585,537)                                                                                       $  32,585,537

Receivable from Security First Life Insurance Company
      for purchases                                         222,307          589,932        583,762           4,160          82,899

Other assets                                                  7,517          11,885
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS       211,089,828     425,503,585     299,453,358      21,269,204      32,668,436



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

    Payable to Security First Life Insurance Company
      for mortality and expense risk                  $     219,552   $     436,634   $     308,922   $      21,797   $      33,548

    Payable to Security First Life Insurance Company
      for redemptions                                        18,045          51,430          36,157           1,349          29,076

    Payable to Mutual Funds                                 223,917         570,721         483,404           4,582           8,836

    Other liabilities                                                                        83,590                          46,238
                                                      --------------  --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES           461,514       1,058,785         912,073          27,728         117,698

NET ASSETS

    Cost to Investors
      Series FA Accumulation Units                      216,662,770
      Series FG Accumulation Units                                      382,216,276
      Series FI Accumulation Units                                                      256,153,405
      Series FO Accumulation Units                                                                       20,974,630
      Series FM Accumulation Units                                                                                       32,550,738

    Accumulated undistributed income
      Net unrealized appreciation (depreciation)         (6,034,456)     42,228,524      42,387,880         266,846
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $ 210,628,314   $ 424,444,800   $ 298,541,285   $  21,241,476   $  32,550,738
                                                      ==============  ==============  ==============  ==============  ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

    Dividends                                         $  23,779,387   $  50,225,628   $   4,364,384   $   2,574,035   $   2,040,284

    Other investment income (expense)                        41,476          (4,034)         30,918           7,385           3,995
                                                      --------------  --------------  --------------  --------------  --------------

                                                         23,820,863      50,221,594       4,395,302       2,581,420       2,044,279

EXPENSES

    Charges for mortality and expense risk                2,849,585       5,951,183       3,965,907         309,291         436,085
                                                      --------------  --------------  --------------  --------------  --------------

                            NET INVESTMENT INCOME        20,971,278      44,270,411         429,395       2,272,129       1,608,194

INVESTMENT GAINS (LOSSES)

    Realized investment gains                               646,940      11,104,573       7,694,153         570,832

    Change in unrealized depreciation on
      investments during the year                       (33,078,510)   (113,850,063)    (41,938,395)     (8,192,260)
                                                      --------------  --------------  --------------  --------------  --------------

                            NET INVESTMENT LOSSES       (32,431,570)   (102,745,490)    (34,244,242)     (7,621,428)
                                                      --------------  --------------  --------------  --------------  --------------

 INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
                                       OPERATIONS     $ (11,460,292) $  (58,475,079)  $ (33,814,847)  $  (5,349,299)  $   1,608,194
                                                      ============== ===============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series FA       Series FG       Series FI       Series FO       Series FM
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

    Net investment income                             $  20,971,278   $  44,270,411   $     429,395   $   2,272,129   $   1,608,194

    Realized investment gains                               646,940      11,104,573       7,694,153         570,832

    Change in unrealized depreciation on investments
      during the year                                   (33,078,510)   (113,850,063)    (41,938,395)     (8,192,260)
                                                      --------------  --------------  --------------  --------------  --------------


    Decrease in net assets resulting from operations    (11,460,292)    (58,475,079)    (33,814,847)     (5,349,299)      1,608,194


Increase in net assets resulting from capital unit
      transactions                                       38,524,319     200,846,379     141,216,616       8,781,085       1,952,786
                                                      --------------  --------------  --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS        27,064,027      142,371,300    107,401,769       3,431,786       3,560,980

                  NET ASSETS AT BEGINNING OF YEAR       183,564,287      282,073,500    191,139,516      17,809,690      28,989,758
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $ 210,628,314   $ 424,444,800   $ 298,541,285   $  21,241,476   $  32,550,738
                                                      ==============  ==============  ==============  ==============  ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED

                                                                              Carrying        Unrealized
                                                                                Value        Appreciation        Cost
Series                Name of Issue                            Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

  FA    Fidelity Investments - VIP Asset Manager Portfolio
          -- capital shares                                    13,178,750   $ 210,860,004   $  (6,034,456)  $ 216,894,460

  FG    Fidelity Investments - VIP Growth Portfolio --
          capital shares                                        9,734,290   $ 424,901,768   $  42,228,524   $ 382,673,244

  FI    Fidelity Investments - VIP Index 500 Portfolio --
          capital shares                                        1,998,727   $ 298,869,596   $  42,387,880   $ 256,481,716

  FO    Fidelity Investments - VIP Overseas Portfolio --
          capital shares                                        1,063,784   $  21,265,044   $     266,846   $  20,998,198

  FM    Fidelity Investments - VIP Money Market Portfolio --
          capital shares                                       32,585,537   $  32,585,537                   $  32,585,537



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
ASSETS

Investments

  Security First Trust U. S. Government
     Income Series (6,432,346 shares at
     net asset value of $5.14 per share;
     cost $33,564,036)                     $  33,084,190

  Security First Trust - Equity Series
     (7,549,558 shares at net asset value
     of $6.57per share; cost $ 53,797,012)                $  49,576,690

  Alger American Small Capitalization
     Portfolio (3,143,666 shares at net
     asset value of $23.49 per share; cost
     $110,073,627)                                                       $  73,844,628

  Scudder International Portfolio
     (1,485,587 shares at net asset value
     of $14.26 per share; cost $23,233,083)                                             $  21,184,452

  Fidelity Investments - VIP Contrafund
     Portfolio (9,887,133 shares at net
     asset value of $23.74 per share; cost
     $211,610,157)                                                                                     $ 234,720,527

  Fidelity Investments - VIP Equity Income
     Portfolio (1,494,526 shares at net
     asset value of $25.52 per share; cost
     $34,855,907                                                                                                      $  38,140,314


Receivable from Security First Life Insurance
     Company for purchases                         1,052          3,198        119,808         58,017        392,653          1,397

Other assets                                       2,400                        91,087                         8,585          2,707
                                           -------------- -------------- -------------- -------------- -------------- --------------

                            TOTAL ASSETS      33,087,642     49,579,888     74,055,523     21,242,469    235,121,765     38,144,418


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
LIABILITIES

     Payable to Security First Life
         Insurance Company for mortality
         and expense risk                  $      32,902  $      48,889  $      77,727  $      22,193  $     247,273  $      41,510

     Payable to Security First Life
         Insurance Company for redemptions         1,880          2,629          9,834          2,583         44,723          2,660

     Payable to Mutual Funds                       3,168            423        221,614         55,065        379,641          3,930

                                           -------------- -------------- -------------- -------------- -------------- --------------

                       TOTAL LIABILITIES          37,950         51,941        309,175         79,841        671,637         48,100


NET ASSETS

     Cost to Investors
         Series SU Accumulation Units         33,529,538
         Series SV Accumulation Units                         53,748,269
         Series AS Accumulation Units                                      109,975,346
         Series SI Accumulation Units                                                      23,211,260
         Series FC Accumulation Units                                                                    211,339,758
         Series FE Accumulation Units                                                                                    34,811,911

     Accumulated undistributed income (loss)
         Net unrealized appreciation
           (depreciation)                       (479,846)    (4,220,322)   (36,228,998)    (2,048,632)    23,110,370      3,284,407
                                           -------------- -------------- -------------- -------------- -------------- --------------

   NET ASSETS APPLICABLE TO OUTSTANDING
                       UNITS OF CAPITAL    $  33,049,692  $  49,527,947  $  73,746,348  $  21,162,628  $ 234,450,128  $  38,096,318
                                           ============== ============== ============== ============== ============== ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
INVESTMENT INCOME

     Dividends                             $   1,886,348  $   7,998,700  $  32,634,579  $   2,215,819  $  28,569,105  $   2,899,282

     Other investment income (expense)               217           (692)        12,716           (181)        27,817         15,354
                                           -------------- -------------- -------------- -------------- -------------- --------------

                                               1,886,565      7,998,008     32,647,295      2,215,63      28,596,922      2,914,636

EXPENSES

     Charges for mortality and expense
       risk                                      406,578        409,890      1,212,709        283,77       3,130,744        505,172
                                           -------------- -------------- -------------- -------------- -------------- --------------

                  NET INVESTMENT INCOME        1,479,987      7,588,118     31,434,586      1,931,861     25,466,178      2,409,464

INVESTMENT GAINS (LOSSES)

     Realized investments gains (losses)        (165,056)     1,369,430       (260,395)       205,604      1,058,354        240,032

     Change in unrealized appreciation
       (depreciation) on investments
       during the year                         2,281,008    (18,347,337)   (59,389,799)    (7,488,180)   (45,710,934)      (152,990)
                                           -------------- -------------- -------------- -------------- -------------- --------------

          NET INVESTMENT GAINS (LOSSES)        2,115,952    (16,977,907)   (59,650,194)    (7,282,576)   (44,652,580)        87,042
                                           -------------- -------------- -------------- -------------- -------------- --------------

      INCREASE (DECREASE) IN NET ASSETS
              RESULTING FROM OPERATIONS    $   3,595,939  $  (9,389,789) $ (28,215,608) $  (5,350,715) $ (19,186,402) $   2,496,506
                                           ============== ============== ============== ============== ============== ==============





SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                             Series SU       Series SV      Series AS      Series SI      Series FC     Series FE
                                           -------------- -------------- -------------- -------------- -------------- --------------
OPERATIONS

     Net investment income                 $   1,479,987  $   7,588,118  $  31,434,586  $   1,931,861  $  25,466,178  $   2,409,464

     Realized investment gains (losses)         (165,056)     1,369,430       (260,395)       205,604      1,058,354        240,032

     Change in unrealized appreciation
         (depreciation) on investments
         during the year                       2,281,008    (18,347,337)   (59,389,799)    (7,488,180)   (45,710,934)      (152,990)
                                           -------------- -------------- -------------- -------------- -------------- --------------

     Increase (decrease) in net assets
         resulting from operations             3,595,939     (9,389,789)   (28,215,608)    (5,350,715)   (19,186,402)     2,496,506

     Increase (decrease) in net assets
         resulting from capital unit
         transactions                         (4,666,288)     2,234,745     45,593,926     17,076,112    114,677,572      5,893,260
                                           -------------- -------------- -------------- -------------- -------------- --------------


TOTAL INCREASE (DECREASE) IN NET ASSETS       (1,070,349)    (7,155,044)    17,378,318     11,725,397     95,491,170      8,389,766

        NET ASSETS AT BEGINNING OF YEAR       34,120,041     56,682,991     56,368,030      9,437,231    138,958,958     29,706,552
                                           -------------- -------------- -------------- -------------- -------------- --------------

              NET ASSETS AT END OF YEAR    $  33,049,692  $  49,527,947  $  73,746,348  $  21,162,628  $ 234,450,128  $  38,096,318
                                           ============== ============== ============== ============== ============== ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                              Carrying       Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

  SU    Security First Trust U.S.Government Series --
             capital shares                                    6,432,346    $  33,084,190   $    (479,846)  $  33,564,036

  SV    Security First Trust Equity Series--
             capital shares                                    7,549,558    $  49,576,690   $  (4,220,322)  $  53,797,012

  AS    Alger American Small Capitalization Portfolio --
             capital shares                                    3,143,666    $  73,844,629   $ (36,228,998)  $ 110,073,627

  SI    Scudder International Portfolio --
             capital shares                                    1,485,587    $  21,184,452   $  (2,048,632)  $  23,233,084

  FC    Fidelity Investments - VIP Contrafund Portfolio --
             capital shares                                    9,887,133    $ 234,720,527   $  23,110,370   $ 211,610,157

  FE    Fidelity Investments VIP Equity Income Portfolio --
             capital shares                                    1,494,526    $  38,140,314   $   3,284,407   $  34,855,907


Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                             Series NG       Series NP     Series JW     Series MFSG    Series MFSR     Series MFSD
                                           -------------- -------------- -------------- -------------- -------------- --------------
SSETS

Investments

     Neuberger & Berman Genesis Trust
         (73,741 shares at net asset value
         of $26.75 per share; cost
         $1,646,084)                       $   1,972,570

     Neuberger & Berman Partner's Trust
         (90,663 shares at net asset value
         of $16.9 per share; cost
         $1,653,989)                                      $   1,532,199

     Janus Aspen Worldwide Growth Portfolio
         (306,633 shares at net asset value
         of $36.98 per share; cost
         $12,963,182)                                                    $  11,339,276

     MFS Growth With Income Series
         (6,224 shares at net asset value
         of $21.01 per shares; cost
         $130,702)                                                                      $     130,870

     MFS Research Series (20,745 shares
         at net asset value of $20.8 per
         share; cost $477,828)                                                                         $     431,499

     MFS Discovery Series (29,617 shares
         at net asset value of $16.61 per
         share; cost $533,062)                                                                                        $     491,933

Receivable from Security First Life
     Insurance Company for purchases              11,824         10,492         71,116                           235            122
                                           -------------- -------------- -------------- -------------- -------------- --------------

                           TOTAL ASSETS        1,984,394      1,542,691     11,410,392        130,870        431,734        492,055




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                             Series NG       Series NP     Series JW     Series MFSG    Series MFSR     Series MFSD
                                           -------------- -------------- -------------- -------------- -------------- --------------
LIABILITIES

     Payable to Security First Life
         Insurance Company for mortality
         and expense risk                  $       1,298  $       1,040  $       8,140  $         143  $         465  $         515

     Payable to Security First Life
         Insurance Company                                                                         32             10

     Payable to Mutual Funds                                                    69,645                           345
                                           -------------- -------------- -------------- -------------- -------------- --------------

                      TOTAL LIABILITIES            1,298          1,040         77,785            175            820            515


NET ASSETS

     Cost to Investors
         Series NG Accumulation Units          1,656,610
         Series NP Accumulation Units                         1,663,441
         Series JW Accumulation Units                                       12,956,513
         Series MFSG Accumulation Units                                                       130,527
         Series MFSR Accumulation Units                                                                      430,914
         Series MFSD Accumulation Units                                                                                     537,871

     Accumulated undistributed income (loss)
         Net unrealized appreciation
           (depreciation)                        326,486       (121,790)    (1,623,906)           168                       (46,331)
                                           -------------- -------------- -------------- -------------- -------------- --------------

   NET ASSETS APPLICABLE TO OUTSTANDING
                       UNITS OF CAPITAL    $  1,983,096   $   1,541,651  $  11,332,607  $     130,695  $     430,914  $     491,540
                                           ============== ============== ============== ============== ============== ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                             Series NG       Series NP     Series JW     Series MFSG    Series MFSR     Series MFSD
                                           -------------- -------------- -------------- -------------- -------------- --------------
INVESTMENT INCOME

     Dividends                             $      72,729   $     93,911  $   1,062,264  $         685  $       4,341  $       3,222

     Other investment income (expense)             1,661          1,019          4,016           (165)            (3)           595
                                           -------------- -------------- -------------- -------------- -------------- --------------

                                                  74,390         94,930      1,066,280            520          4,338          3,817

EXPENSES

     Charges for mortality and expense
       risk                                       12,254         13,715        104,528          1,113          2,594          3,983
                                           -------------- -------------- -------------- -------------- -------------- --------------

           NET INVESTMENT INCOME (LOSS)           62,136         81,215        961,752           (593)         1,744           (166)



INVESMENT GAINS  (LOSSES)

     Realized investment gain (losses)             5,984        (31,545)       104,451          1,002         (1,578)        (4,653)

     Change in unrealized appreciation
       (depreciation) on investments
       during the year                           330,001        (62,514)    (3,468,611)          (254)       (46,905)       (41,129)
                                           -------------- -------------- -------------- -------------- -------------- --------------

          NET INVESTMENT GAINS (LOSSES)          335,985        (94,059)    (3,364,160)           748        (48,483)       (45,782)
                                           -------------- -------------- -------------- -------------- -------------- --------------

       INCREASE IN NET ASSETS RESULTING
                        FROM OPERATIONS    $     398,121  $     (12,844) $  (2,402,408) $         155  $     (46,739) $     (45,948)
                                           ============== ============== ============== ============== ============== ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                             Series NG       Series NP     Series JW     Series MFSG    Series MFSR     Series MFSD
                                           -------------- -------------- -------------- -------------- -------------- --------------
OPERATIONS

     Net investment income (loss)          $      62,136  $      81,215  $     961,752  $        (593) $       1,744  $        (166)

     Realized investment gains (losses)            5,984        (31,545)       104,451          1,002         (1,578)        (4,653)

     Change in unrealized appreciation
        (depreciation) on investments
        during the year                          330,001        (62,514)    (3,468,611)          (254)       (46,905)       (41,129)
                                           -------------- -------------- -------------- -------------- -------------- --------------


     Increase (decrease) in net assets
          resulting from operations              398,121        (12,844)    (2,402,408)           155        (46,739)       (45,948)

Increase (decrease) in net assets resulting
     from capital units transactions             470,312       (180,958)     8,316,465        120,088        462,730        537,488
                                           -------------- -------------- -------------- -------------- -------------- --------------


TOTAL INCREASE (DECREASE) IN NET ASSETS          868,433       (193,802)     5,914,057        120,243        415,991        491,540

        NET ASSETS AT BEGINNING OF YEAR        1,114,663      1,735,453      5,418,550         10,452         14,923
                                           -------------- -------------- -------------- -------------- -------------- --------------

              NET ASSETS AT END OF YEAR    $   1,983,096  $   1,541,651  $  11,332,607  $     130,695  $     430,914  $     491,540
                                           ============== ============== ============== ============== ============== ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                              Carrying       Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 NG     Neuberger & Berman Genesis Trust -- capital shares     73,741       $   1,972,570   $     326,486   $   1,646,084

 NP     Neuberger & Berman Partner's Trust -- capital shares   90,663       $   1,532,199   $    (121,790)  $   1,653,989

 JW     Janus Aspen Worldwide Growth Portfolio --
                capital shares                                306,633       $  11,339,276   $  (1,623,906)  $  12,963,182

MFSG    MFS Growth With Income Series -- capital shares         6,229       $     130,870   $         168   $     130,702

MFSR    MFS Research Series -- capital shares                  20,745       $     431,499   $     (46,331)  $     477,830

MFSD    MFS Discovery Series -- capital shares                 29,617       $     491,933   $     (41,129)  $     533,062



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                                        Series AC       Series AB       Series AV       Series AI
                                                      --------------  --------------  --------------  --------------
ASSETS

Investments

       AIM VI Capital Appreciation Fund
           (29,217 shares at net asset value of
           $30.84 per share; cost $1,099,942)         $     901,043

       AIM VI Balanced Fund
           (97,815 shares at net asset value of
           $12.47 per share; cost $1,277,517)                         $   1,219,754

       AIM VI Value Fund
           (72,540 shares at net asset value of
           $27.31 per share; cost $2,346,490)                                         $   1,981,061

       AIM VI International Equity Fund
           (40,986 shares at net asset value of
           $20.12 per share; cost $1,035,600)                                                         $     824,642

Receivable from Security First Life Insurance
       company for purchases                                                                     60              47

                                                      --------------  --------------  --------------  --------------

                                     TOTAL ASSETS           901,043       1,219,814       1,981,061         824,689


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                        Series AC       Series AB       Series AV       Series AI
                                                      --------------  --------------  --------------  --------------
LIABILITIES

       Payable to Security First Life Insurance
          Company for mortality and expense risk      $         995   $       1,324   $       2,159   $         893

       Payable to Security First Life Insurance
          Company                                                50               7             206              21
                                                      --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES             1,045           1,331           2,365             914

NET ASSETS

       Cost to Investors
           Series AC Accumulation Units                   1,098,897
           Series AB Accumulation Units                                   1,276,247
           Series AV Accumulation Units                                                   2,344,125
           Series AI Accumulation Units                                                                   1,034,733

       Accumulated undistributed loss
           Net unrealized depreciation                     (198,899)        (57,763)       (365,429)       (210,958)
                                                      --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $     899,998   $   1,218,484   $   1,978,696   $     823,775
                                                      ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series AC       Series AB       Series AV       Series AI
                                                      --------------  --------------  --------------  --------------
INVESTMENT INCOME

       Dividends                                      $      25,292   $       2,241   $      89,883   $      55,125

       Other investment income                                4,547             379           3,798           2,267
                                                      --------------  --------------  --------------  --------------

                                                             29,839           2,620          93,681          57,392

EXPENSES

       Charges for mortality and expense risk                 6,916           8,903          16,508           6,359
                                                      --------------  --------------  --------------  --------------

                            NET INVESTMENT INCOME            22,923          (6,283)         77,173          51,033



INVESTMENT GAINS  (LOSSES)

       Realized investment gains (losses)                       605           2,977         (12,117)        (17,984)

       Change in unrealized depreciation on
          investments during the year                      (201,205)        (67,022)       (374,013)       (213,779)
                                                      --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)          (200,600         (64,045)       (386,130)       (231,763)
                                                      --------------  --------------  --------------  --------------

                 DECREASE IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $    (177,677)  $     (70,328)  $    (308,957)  $    (180,730)
                                                      ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series AC       Series AB       Series AV       Series AI
                                                      --------------  --------------  --------------  --------------

OPERATIONS

       Net investment income (loss)                   $      22,923   $      (6,283)  $      77,173   $      51,033

       Realized investment gains (losses)                       605           2,977         (12,117)        (17,984)

       Change in unrealized depreciation of
          investments during the year                      (201,205)        (67,022)       (374,013)       (213,779)
                                                      --------------  --------------  --------------  --------------

       Decrease in net assets resulting from
          operations                                       (177,677)        (70,328)       (308,957)       (180,730)

Increase in net assets resulting from
       capital units transactions                         1,054,942       1,175,770       2,063,523         969,452
                                                      --------------  --------------  --------------  --------------

                     TOTAL INCREASE IN NET ASSETS           877,265       1,105,442       1,754,566         788,722

                  NET ASSETS AT BEGINNING OF YEAR            22,733         113,042         224,130          35,053
                                                      --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $     899,998   $   1,218,484   $   1,978,696   $     823,775
                                                      ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

December 31, 2000

UNAUDITED
                                                                              Carrying
                                                                               Value         Unrealized          Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 AC     AIM VI Capital Appreciation Fund -- capital shares     29,217       $     901,043   $    (198,899)  $   1,099,942

 AB     AIM VI Balanced Fund -- capital shares                 97,815       $   1,219,754   $     (57,763)  $   1,277,517

 AV     AIM VI Value Fund -- capital shares                    72,540       $   1,981,061   $    (365,429)  $   2,346,490

 AI     AIM VI International Equity Fund -- capital shares     40,986       $     824,642   $    (210,958)  $   1,035,600





Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                                        Series FDE      Series FDH       Series FDA     Series FDG
                                                      --------------  --------------  --------------  --------------
ASSETS

Investments
      Federated Equity Income Fund II
        (29,638 shares at net asset value of
        $14.32 per share; cost $476,826)              $     424,415

      Federated High Income Bond Fund II
        (36,929 shares at net asset value of
        $8.46 per share; cost $343,009)                               $     312,419

      Federated American Leaders Fund II
        (43,813 shares at net asset value of
        $20.52 per share; cost $874,116)                                              $     899,049

      Federated Growth Strategies Fund II
        (13,370 shares at net asset value of
        $23.15 per share; cost  $400,692)                                                             $     309,518


Receivable from Security First Life Insurance
     Company for purchases                                                                   20,845
                                                      --------------  --------------  --------------  --------------

                                     TOTAL ASSETS           424,415         312,419         919,894         309,518




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                        Series FDE      Series FDH       Series FDA     Series FDG
                                                      --------------  --------------  --------------  --------------
LIABILITIES

      Payable to Security First Life Insurance
          Company for mortality and expense risk      $         466   $         342   $         940   $         343

      Payable to Security First Life Insurance
          Company                                               122                              25              59

      Payable to Mutual fund                                                                 20,400
                                                      --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES               588             342          21,365             402

NET ASSETS

      Cost to Investors
        Series FDE Accumulation Units                       476,237
        Series FDH Accumulation Units                                       342,667
        Series FDA Accumulation Units                                                       873,597
        Series FDG Accumulation Units                                                                       400,290


      Accumulated undistributed income (loss)
        Net unrealized appreciation (depreciation)          (52,410)        (30,590)         24,932         (91,174)
                                                      --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $     423,827   $     312,077   $     898,529   $     309,116
                                                      ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series FDE      Series FDH       Series FDA     Series FDG
                                                      --------------  --------------  --------------  --------------
INVESTMENT INCOME

      Dividends                                       $         821   $      11,366   $       8,842   $      24,805

      Other investment income                                    14              91              45          (2,257)
                                                      --------------  --------------  --------------  --------------

                                                                835          11,457           8,887          22,548

EXPENSES

      Charges for mortality and expense risk                  2,857           2,908           5,918           4,675
                                                      --------------  --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)            (2,022)          8,549           2,969          17,873



INVESTMENT GAINS (LOSSES)

      Realized investment gains (loss)                          672          (2,256)            360          10,782

      Change in unrealized appreciation (depreciation)
          on investments during the year                    (54,964)        (30,891)         22,864        (125,287)
                                                      --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)           (54,292)        (33,147)         23,224        (114,505)
                                                      --------------  --------------  --------------  --------------

      INCREASE (DECREASE) IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $     (56,314)  $     (24,598)  $      26,193   $     (96,632)
                                                      ==============  ==============  ==============  ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series FDE      Series FDH       Series FDA     Series FDG
                                                      --------------  --------------  --------------  --------------
OPERATIONS

      Net investment income (loss)                    $      (2,022)  $       8,549   $       2,969   $      17,873

      Realized investment gains (losses)                        672          (2,256)            360          10,782

      Change in unrealized appreciation
          (depreciation) on investments
          during the year                                   (54,964)        (30,891)         22,864        (125,287)
                                                      --------------  --------------  --------------  --------------

      Increase (decrease) in net assets
          resulting from operations                         (56,314)        (24,598)         26,193         (96,632)

Increase in net assets resulting from capital
     unit transactions                                      446,276         261,247         811,151         241,774
                                                      --------------  --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS           389,962         236,649         837,344         145,142

                  NET ASSETS AT BEGINNING OF YEAR            33,865          75,428          61,185         163,974
                                                      --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $     423,827   $     312,077   $     898,529   $     309,116
                                                      ==============  ==============  ==============  ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                              Carrying       Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 FDE    Federated Equity Income Fund II -- capital shares      29,638       $     424,415   $     (52,410)  $     476,825

 FDH    Federated High income Bond Fund II -- capital shares   36,929       $     312,419   $     (30,590)  $     343,009

 FDA    Federated American Leaders Fund II -- capital shares   43,813       $     899,049   $      24,932   $     874,117

 FDG    Federated Growth Strategies Fund II -- capital shares  13,370       $     309,518   $     (91,174)  $     400,692




Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                                        Series OB       Series OG       Series OM       Series OS       Series OSM
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments
      Oppenheimer Bond Fund (28,192 shares at net
          asset value of $11.25 per share; cost
          $309,293)                                   $     317,161

      Oppenheimer Main Street Growth & Income Fund
          (92,733 shares at net asset value of
          $21.26 per share; cost $2,162,123)                          $   1,971,509

      Oppenheimer Money Fund (897,589 shares at net
          asset value of $1.00 per share; cost
          $897,589)                                                                   $    897,589

      Oppenheimer Strategic Bond Fund (40,259 shares
          at net asset value of $4.69 per share;
          cost $188,638)                                                                              $     188,816

      Oppenheimer Small Capital Growth Fund (11,066
          shares at net asset value of $11.09 per
          share; cost $136,294)                                                                                       $     122,732

Dividends receivable                                                                           772

Receivable from Security First Life Insurance
     Company for purchases                                                   27,749             199               3              42
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS           317,161       1,999,258         898,560         188,819         122,774




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                        Series OB       Series OG       Series OM       Series OS       Series OSM
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

      Payable to Security First Life Insurance
          Company for mortality and expense risk      $         347   $       2,114   $         974   $          197  $         133

      Payable to Security First Life Insurance
          Company for redemptions                                 6              44             474                8

      Payable to Mutual Funds                                                27,200
                                                      --------------  --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES               353          29,358           1,448              205            132

NET ASSETS

      Cost to Investors
          Series OB Accumulation Units                      308,940
          Series OG Accumulation Units                                    2,160,514
          Series OM Accumulation Units                                                      897,112
          Series OS Accumulation Units                                                                      188,436
          Series OSM Accumulation Units                                                                                     136,204

      Accumulated undistributed income (loss)
          Net unrealized appreciation (depreciation)          7,868        (190,614)                            178         (13,562)
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $     316,808   $   1,969,900   $     897,112   $     188,614   $     122,642
                                                      ==============  ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series OB       Series OG       Series OM       Series OS       Series OSM
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

      Dividends                                       $       2,513   $      23,921   $      56,613   $       1,844   $       3,055

      Other investment income (expense)                        (322)          1,852           2,239             (33)           (418)
                                                      --------------  --------------  --------------  --------------  --------------

                                                               2,191         25,773          58,852           1,811           2,637

EXPENSES

      Charges for mortality and expense risk                  1,830          15,226          13,740           1,039           1,379
                                                      --------------  --------------  --------------  --------------  --------------

                            NET INVESTMENT INCOME               361          10,547          45,112             772           1,258



INVESMENT GAINS (LOSSES)

      Realized investment losses                               (672)           (622)                           (819)         (7,243)

      Change in unrealized appreciation
          (depreciation) on investments during
          the year                                            7,876        (198,880)                            150         (21,812)
                                                      --------------  --------------  --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)             7,204        (199,502)                           (669)        (29,055)
                                                      --------------  --------------  --------------  --------------  --------------

      INCREASE (DECREASE) IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $       7,565   $    (188,955)  $      45,112   $         103   $     (27,797)
                                                      ==============  ==============  ==============  ==============  ==============


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series OB       Series OG       Series OM       Series OS       Series OSM
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

      Net investment income                           $         361   $      10,547   $      45,112   $         772   $       1,258

      Realized investment losses                               (672)           (622)                           (819)         (7,243)

      Change in unrealized appreciation
          (depreciation) on investments during
          the year                                            7,876        (198,880)                            150         (21,812)
                                                      --------------  --------------  --------------  --------------  --------------

      Increase (decrease) in net assets resulting
          from operations                                     7,565        (188,955)         45,112             103         (27,797)

Increase in net assets resulting from capital unit
      transactions                                          301,247       2,012,482         483,908         175,773         101,351
                                                      --------------  --------------  --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS           308,812       1,823,527         529,020         175,876          73,554

                  NET ASSETS AT BEGINNING OF YEAR             7,996         146,373         368,092          12,738          49,088
                                                      --------------  --------------  --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $     316,808   $   1,969,900   $     897,112   $     188,614   $     122,642
                                                      ==============  ==============  ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                              Carrying       Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 OB     Oppenheimer Bond Fund -- capital shares                    28,192   $     317,161   $       7,868   $     309,293

 OG     Oppenheimers Main Street Growth & Income Fund --
               capital shares                                      92,733   $   1,971,509   $    (190,614)  $   2,162,123

 OM     Oppenheimer Money Fund -- capital shares                  897,589   $     897,589                   $     897,589

 OS     Oppenheimer Strategic Bond Fund -- capital shares          40,259   $     188,816   $         178   $     188,638

 OSM    Oppenheimer Small Capital Growth Fund -- capital shares    11,066   $     122,732   $     (13,562)  $     136,294



Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.'

Note B   Cost is determined by using the first-in, first-out cost method.




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                                       Series VKEM     Series VKER     Series VKS
                                                      --------------  --------------  --------------
ASSETS

Investments
     Van Kampen Emerging Growth Portfolio
     (21,295 shares at net asset value of
     $41.44 per share; cost $1,090,776)               $     882,458

     Van Kampen Enterprise Portfolio
     (9,833 shares at net asset value of
     $20.28 per share; cost $245,717)                                 $     199,421

     Van Kampen Strategic Stock Fund
     (10,007 shares at net asset value of
     $11.96 per share; cost $105,275)                                                 $     119,679

Receivable from Security First Life Insurance
     Company for purchases                                      145          20,711
                                                      --------------  --------------  --------------

                                     TOTAL ASSETS           882,603         220,132         119,679





SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                       Series VKEM     Series VKER     Series VKS
                                                      --------------  --------------  --------------
LIABILITIES

     Payable to Security First Life Insurance
          Company for mortality and expense risk      $         983   $         199   $         135

     Payable to Security First Life Insurance
          Company                                                30               3               3

     Other liabilities                                                       20,400
                                                      --------------  --------------  --------------

                                TOTAL LIABILITIES             1,013          20,602             138

NET ASSETS

     Cost to Investors
        Series VKEM Accumulation Units                    1,089,908
        Series VKER Accumulation Units                                      199,530
        Series VKS Accumulation Units                                                       105,137


     Accumulated undistributed income (loss)
        Net unrealized appreciation (depreciation)         (208,318)                         14,404
                                                      --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $     881,590   $     199,530   $     119,541
                                                      ==============  ==============  ==============




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                       Series VKEM     Series VKER     Series VKS
                                                      --------------  --------------  --------------
INVESTMENT INCOME

     Dividends                                        $         345   $       5,927   $         748

     Other investment income (expense)                        2,901           1,378            (390)
                                                      --------------  --------------  --------------

                                                              3,246           7,305             358

EXPENSES

     Charges for mortality and expense risk                   7,327           1,839             865
                                                      --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)            (4,081)          5,466            (507)



INVESTMENT GAINS (LOSSES)

     Realized investment gains (losses)                      (5,909)         (1,455)          2,027

     Change in unrealized appreciation (depreciation)
          on investments during the year                   (209,548)        (46,296)         14,426
                                                      --------------  --------------  --------------

                    NET INVESTMENT GAINS (LOSSES)          (215,457)        (47,751)         16,453
                                                      --------------  --------------  --------------

      INCREASE (DECREASE) IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $    (219,538)  $     (42,285)  $      15,946
                                                      ==============  ==============  ==============


SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                       Series VKEM     Series VKER     Series VKS
                                                      --------------  --------------  --------------
OPERATIONS

     Net investment income (loss)                     $      (4,081)  $       5,466   $        (507)

     Realized investment gains (losses)                      (5,909)         (1,455)          2,027

     Change in unrealized appreciation (depreciation)
          on investments during the year                   (209,548)        (46,296)         14,426
                                                      --------------  --------------  --------------

     Increase (decrease) in net assets resulting
        from operations                                    (219,538)        (42,285)         15,946

     Increase in net assets resulting from capital
          unit transactions                               1,086,466         239,780         100,613
                                                      --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS           866,928         197,495         116,559

                  NET ASSETS AT BEGINNING OF YEAR            14,662           2,035           2,982
                                                      --------------  --------------  --------------

                        NET ASSETS AT END OF YEAR     $     881,590   $     199,530   $     119,541
                                                      ==============  ==============  ==============



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

December 31, 2000

Unaudited
                                                                              Carrying        Unrealized
                                                                               Value         Appreciation        Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

VKEM    Van Kampen Emerging Growth Portfolio --
          capital shares                                       21,295       $     882,458   $    (208,318)  $   1,090,776

VKER    Van Kampen Enterprise Portfolio --
          capital shares                                        9,833       $     199,421   $     (46,296)  $     245,717

VKS     Van Kampen Strategic Stock Fund -- capital shares      10,007       $     119,679   $      14,404   $     105,275





Note A The carrying value of the investments is the reported net asset value of the investment companiy's capital shares.

Note B   Cost is determined by using the first-in, first-out cost method.




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2000

UNAUDITED
                                                        Series JM*      Series RI*      Series LS*      Series PL*      Series PI*
                                                      --------------  --------------  --------------  --------------  --------------
ASSETS

Investments
     Janus Midcap Fund (46,602 shares at net
          asset value of $23.39 per share; cost
          $1,516,229)                                 $   1,090,012

     Russell 2000 Index Fund (17,818 shares at
          net asset value of $10.37 per share;
          cost $218,939)                                              $     184,769

     Lommis Sayles High Yield Fund (3,559 shares
          at net asset value of $9.00 per share;
          cost $33,316)                                                               $      32,034

     Putnam Large Cap Fund (41,872 shares at
          net asset value of $7.30 per share;
          cost $408,719)                                                                              $     305,666

     Putnam International Stock Fund (17,201 shares
          at net asset value of $12.39 per share;
          cost $222,632)                                                                                              $     213,123

Receivable from Security First Life Insurance
     Company for purchases                                    1,289                               7             952              60

Other assets                                                  2,823
                                                      --------------  --------------  --------------  --------------  --------------

                                     TOTAL ASSETS         1,094,124         184,769          32,041         306,618         213,183



*Series JM, RI, LS, PL and PI commenced operations during 2000.




SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)

DECEMBER 31, 2000

UNAUDITED
                                                        Series JM*      Series RI*      Series LS*      Series PL*      Series PI*
                                                      --------------  --------------  --------------  --------------  --------------
LIABILITIES

      Payable to Security First Life Insurance
          Company for mortality and expense risk      $       3,767   $         583   $         107   $       1,062   $         645

      Payable to Security First Life Insurance
          Company for redemptions                                86             373                              54              93

      Payable to Mutual Funds                                 2,823
                                                      --------------  --------------  --------------  --------------  --------------

                                TOTAL LIABILITIES             6,676             956             107           1,116             738

NET ASSETS

      Cost to Investors
         Series JM Accumulation Units                     1,513,665
         Series RI Accumulation Units                                       217,983
         Series LS Accumulation Units                                                        31,934
         Series PL Accumulation Units                                                                       408,555
         Series PI Accumulation Units                                                                                       221,954

      Accumulated undistributed loss
         Net unrealized depreciation                       (426,217)        (34,170)                       (103,053)         (9,509)
                                                      --------------  --------------  --------------  --------------  --------------

             NET ASSETS APPLICABLE TO OUTSTANDING
                                 UNITS OF CAPITAL     $   1,087,448   $     183,813   $      31,934   $     305,502   $     212,445
                                                      ==============  ==============  ==============  ==============  ==============


*Series JM, RI, LS, PL and PI commenced operations during 2000.



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series JM*      Series RI*      Series LS*      Series PL*      Series PI*
                                                      --------------  --------------  --------------  --------------  --------------
INVESTMENT INCOME

      Dividends                                       $      55,280   $      26,150   $           4                   $         626

      Other investment income (expense)                      (1,754)            (83)              6   $       1,037             (17)
                                                      --------------  --------------  --------------  --------------  --------------

                                                             53,526          26,067              10           1,037             609

EXPENSES

      Charges for mortality and expense risk                  5,703             769             108           1,431             881
                                                      --------------  --------------  --------------  --------------  --------------

                     NET INVESTMENT INCOME (LOSS)            47,823          25,298             (98)           (394)           (272)


INVESMENT GAINS (LOSSES)

      Realized investment gains (losses)                    (12,302)         (2,000)             (7)          8,217            (304)

      Change in unrealized depreciation on
         investments during the period                     (426,217)        (34,170)         (1,282)       (103,054)         (9,509)
                                                      --------------  --------------  --------------  --------------  --------------

                            NET INVESTMENT LOSSES          (438,519)        (36,170)         (1,289)        (94,837)         (9,813)
                                                      --------------  --------------  --------------  --------------  --------------

                 DECREASE IN NET ASSETS RESULTING
                                  FROM OPERATIONS     $   ($390,696)  $    ($10,872)  $     ($1,387)  $     (95,231)  $     (10,085)
                                                      ==============  ==============  ==============  ==============  ==============



*Series JM, RI, LS, PL and PI commenced operations during 2000.



SECURITY FIRST LIFE SEPARATE ACCOUNT A

STATEMENTS OF CHANGES IN NET ASSETS

YEAR ENDED DECEMBER 31, 2000

UNAUDITED
                                                        Series JM*      Series RI*      Series LS*      Series PL*      Series PI*
                                                      --------------  --------------  --------------  --------------  --------------
OPERATIONS

      Net investment income (loss)                    $      47,823   $      25,298   $         (98)  $        (394)  $        (272)

      Realized investment gains (losses)                    (12,302)         (2,000)                          8,217            (304)

      Change in unrealized depreciation on
         investments during the period                     (426,217)        (34,170)                       (103,054)         (9,509)
                                                      --------------  --------------  --------------  --------------  --------------

      Decrease in net assets resulting from
         operations                                        (390,696)        (10,872)            (98)        (95,231)        (10,085)

Increase in net assets resulting from capital unit
      transactions                                        1,478,144         194,685          32,032         400,733         222,530
                                                      --------------  --------------  --------------  --------------  --------------


                     TOTAL INCREASE IN NET ASSETS         1,087,448         183,813          31,934         305,502         212,445

                NET ASSETS AT BEGINNING OF PERIOD
                                                      --------------  --------------  --------------  --------------  --------------

                      NET ASSETS AT END OF PERIOD     $   1,087,448   $     183,813   $      31,934   $     305,502   $     212,445
                                                      ==============  ==============  ==============  ==============  ==============


*Series JM, RI, LS, PL and PI commenced operations during 2000.



SECURITY FIRST LIFE SEPARATE ACCOUNT A

SCHEDULES OF INVESTMENTS

DECEMBER 31, 2000

UNAUDITED
                                                                              Carrying
                                                                               Value         Unrealized          Cost
Series                   Name of Issue                         Shares         (Note A)      (Depreciation)     (Note B)
------  --------------------------------------------------  --------------  --------------  --------------  --------------

 JM        Janus Midcap Fund -- capital shares                 46,602       $   1,090,012   $    (426,217)  $   1,516,229

 RI        Russell 2000 Index Fund- capital shares             17,818       $     184,769   $     (34,170)  $     218,939

 LS        Loomis Sayles High Yield Fund -- capital shares      3,559       $      32,034   $      (1,282)  $      33,316

 PL        Putnam Large Cap Fund -- capital shares             41,872       $     305,666   $    (103,053)  $     408,719

 PI        Putnam International Stock Fund -- capital shares   17,201       $     213,123   $      (9,509)  $     222,632


Note A The carrying value of the investments is the reported net asset value of the investment company's capital shares.'

Note B   Cost is determined by using the first-in, first-out cost method.




Part C                    OTHER INFORMATION

Item 24.    Financial Statements and Exhibits

        (a) Financial Statements contained herein

               (1) MetLife Investors USA Insurance Company


                      Part B  Depositor's financial statements with notes

(2) MetLife Investors USA Separate Account A

                      Part B - Statement of Assets and Liabilities, Statement of
                               Operations, Statement of Changes in Net Assets, Statement of Investments
        (b) Exhibits
                (10) Consent of Independent Auditor
                (13) Organizational Chart

INDEPENDENT AUDITORS' CONSENT


MetLife Investors USA Separate Account A of MetLife Investors USA Insurance
Company:

We consent to (a) the use in this Post-Effective Amendment No. 16 to Registration Statement No. 33-47984 under the Securities Act of 1933 on Form N-4 and in this Amendment No. 132 to Registration Statement No. 811-3365 under the Investment Company Act of 1940 of our report dated February 4, 2000, except for
Note 10, as to which the date is January 30, 2001, regarding MetLife Investors USA Insurance Company (formerly Security First Life Insurance Company) and our report dated March 29, 2000, except for Note 7, as to which the date is January 30, 2001, regarding MetLife Investors USA Separate Account A (formerly Security First Life Separate Account A) appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement and (b) the reference to us under the heading "Independent Auditors" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

Los Angeles, California
February 15, 2001

           ORGANIZATIONAL STRUCTURE OF METROPOLITAN AND SUBSIDIARIES
                             AS OF APRIL 3, 2000


The following is a list of subsidiaries of Metropolitan Life Insurance Company ("Metropolitan"). It is expected that Metropolitan will become a wholly-owned subsidiary of MetLife, Inc. on or about April 7, 2000. MetLife, Inc. will become a publicly-traded company at that time. Those entities which are listed at the left margin (labelled with capital letters) are direct subsidiaries of Metropolitan. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of such indented entity and, therefore, an indirect subsidiary of Metropolitan. Certain inactive subsidiaries have been omitted from the Metropolitan Organizational listing. The voting securities (excluding directors' qualifying shares, if any) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.

A.   Metropolitan Tower Corp. (Delaware)

     1.   Metropolitan Property and Casualty Insurance Company (Rhode Island)

          a. Metropolitan Group Property and Casualty Insurance Company (Rhode Island)

               i.   Metropolitan Reinsurance Company (U.K.) Limited (Great
                    Britain)

          b.   Metropolitan Casualty Insurance Company (Rhode Island)
          c.   Metropolitan General Insurance Company (Rhode Island)
          d.   Metropolitan Direct Property and Casualty Insurance Company
               (Georgia)
          e.   Metropolitan P&C Insurance Services, Inc. (California)
          f.   Metropolitan Lloyds, Inc. (Texas)
          g.   Met P&C Managing General Agency, Inc. (Texas)

          h.   Economy Fire & Casualty Company
          i.   Economy Preferred Insurance Company
          j.   Economy Premier Assurance Company

     2.   Metropolitan Insurance and Annuity Company (Delaware)

          a.   MetLife Europe I, Inc. (Delaware)
          b.   MetLife Europe II, Inc. (Delaware)
          c.   MetLife Europe III, Inc. (Delaware)
          d.   MetLife Europe IV, Inc. (Delaware)
          e.   MetLife Europe V, Inc. (Delaware)

     3.   MetLife General Insurance Agency, Inc. (Delaware)

          a.   MetLife General Insurance Agency of Alabama, Inc. (Alabama)
          b.   MetLife General Insurance Agency of Kentucky, Inc. (Kentucky)
          c.   MetLife General Insurance Agency of Mississippi, Inc.
               (Mississippi)
          d.   MetLife General Insurance Agency of Texas, Inc. (Texas)
          e. MetLife General Insurance Agency of North Carolina, Inc. (North Carolina)
          f. MetLife General Insurance Agency of Massachusetts, Inc. (Massachusetts)

     4.   Metropolitan Asset Management Corporation (Delaware)

                    (a.) MetLife Capital, Limited Partnership (Delaware).
                         Partnership interests in MetLife Capital, Limited Partnership are held by Metropolitan (90%) and Metropolitan Asset Management Corporation (10%).

                         (i.) MetLife Capital Credit L.P. (Delaware).
                              Partnership interests in MetLife Capital Credit L.P. are held by Metropolitan (90%) and Metropolitan Asset Management Corporation (10%).

                                 (1) MetLife Capital CFLI Holdings, LLC (DE)

                                       (a.) MetLife Capital CFLI Leasing, LLC
                                           (DE)

           b.  MetLife Financial Acceptance Corporation (Delaware).
               MetLife Capital Holdings, Inc. holds 100% of the voting preferred stock of MetLife Financial Acceptance Corporation. Metropolitan Property and Casualty Insurance Company holds 100% of the common stock of MetLife Financial Acceptance Corporation.

           c. MetLife Investments Limited (United Kingdom). 23rd Street Investments, Inc. holds one share of MetLife Investments Limited.

           d. MetLife Investments Asia Limited (Hong Kong). One share of MetLife Investments Asia Limited is held by W&C Services, Inc., a nominee of Metropolitan Asset Management Corporation.


           e. MetLife Investment, S.A. 23rd Street Investment, Inc. holds one share of MetLife Investments Limited and MetLife Investments,
       S.A.


     5.   SSRM Holdings, Inc. (Delaware)

           a. State Street Research & Management Company (Delaware). Is a sub-investment manager for the Growth, Income, Diversified and Aggressive Growth Portfolios of Metropolitan Series Fund, Inc.

               i.   State Street Research Investment Services, Inc.
                    (Massachusetts)

           b.   SSR Realty Advisors, Inc. (Delaware)

               i.   Metric Management Inc. (Delaware)
               ii.  Metric Property Management, Inc. (Delaware)

                    (1) Metric Realty (Delaware). SSR Realty Advisors, Inc. and Metric Property Management, Inc. each hold 50% of the common stock of Metric Realty.

                    (2) Metric Colorado, Inc. (Colorado). Metric Property Management, Inc. holds 80% of the common stock of Metric Colorado, Inc.

               iii. Metric Capital Corporation (California)
               iv.  Metric Assignor, Inc. (California)
               v.   SSR AV, Inc. (Delaware)

     6.   MetLife Holdings, Inc. (Delaware)

          a.   MetLife Funding, Inc. (Delaware)
          b.   MetLife Credit Corp. (Delaware)

     7.   Metropolitan Tower Realty Company, Inc. (Delaware)

     8.   Security First Group, Inc. (DE)

          a.   Security First Life Insurance Company (DE)
          b.   Security First Insurance Agency, Inc. (MA)
          c.   Security First Insurance Agency, Inc. (NV)
          d.   Security First Group of Ohio, Inc. (OH)
          e.   Security First Financial, Inc. (DE)
          f.   Security First Investment Management Corporation (DE)
          g.   Security First Financial Agency, Inc. (TX)

      9.  Natiloportem Holdings, Inc. (Delaware)

          a. Services Administrativos Gen, S.A. de CV One Share of Servicos Administrativos Gen. S.A. de C.V. is held by a nominee of Natiloportem Holdings, Inc.

B.   Metropolitan Tower Life Insurance Company (Delaware)

C.   MetLife Security Insurance Company of Louisiana (Louisiana)

D.   MetLife Texas Holdings, Inc. (Delaware)

     1.   Texas Life Insurance Company (Texas)

          a.   Texas Life Agency Services, Inc. (Texas)

          b.   Texas Life Agency Services of Kansas, Inc. (Kansas)

E.   MetLife Securities, Inc. (Delaware)

F.   23rd Street Investments, Inc. (Delaware)

G. Santander Met, S.A. (Spain). Shares of Santander Met, S.A. are held by Metropolitan (50%) and by an entity (50%) unaffiliated with Metropolitan.

     1.   Seguros Genesis, S.A. (Spain)
     2. Genesis Seguros Generales, Sociedad Anomina de Seguros y Reaseguros (Spain)

I.   MetLife Saengmyoung Insurance Company Ltd. (Korea).

J.   Metropolitan Life Seguros de Vida S.A. (Argentina)

K.   Metropolitan Life Seguros de Retiro S.A. (Argentina).

L.   Met Life Holdings Luxembourg (Luxembourg)

M.   Metropolitan Life Holdings, Netherlands BV (Netherlands)

N.   MetLife International Holdings, Inc. (Delaware)

O.   Metropolitan Life Insurance Company of Hong Kong Limited (Hong Kong)

P.   Metropolitan Marine Way Investments Limited (Canada)

Q. P.T. MetLife Sejahtera (Indonesia) Shares of P.T. MetLife Sejahtera are held by Metropolitan (80%) and by an entity (20%) unaffiliated with Metropolitan.

R. Seguros Genesis S.A. (Mexico) Metropolitan holds 85.49%, Metropolitan Tower Corp. holds 7.31% and Metropolitan Asset Management Corporation holds 7.20% of the common stock of Seguros Genesis S.A.

S. Metropolitan Life Seguros de Vida S.A. (Uruguay). One share of Metropolitan Life Seguros de Vida S.A. is held by Alejandro Miller Artola, a nominee of Metropolitan Life Insurance Company.

T.   Metropolitan Life Seguros E Previdencia Privada S.A. (Brazil)

U.   MetLife (India) Ltd.

V.   Hyatt Legal Plans, Inc. (Delaware)

     1. Hyatt Legal Plans of Florida, Inc. (Fl)

W. One Madison Merchandising L.L.C. (Connecticut) Ownership of membership interests in One Madison Merchandising L.L.C. is as follows: Metropolitan owns 99% and Metropolitan Tower Corp. owns 1%.

X.   Metropolitan Realty Management, Inc. (Delaware)

     1.   Edison Supply and Distribution, Inc. (Delaware)
     2.   Cross & Brown Company (New York)

          a.   CBNJ, Inc. (New Jersey)

Y.   MetPark Funding, Inc. (Delaware)

Z.   Transmountain Land & Livestock Company (Montana)

AA.  Farmers National Company (Nebraska)

     1.   Farmers National Commodities, Inc. (Nebraska)

A.B.  MetLife Trust Company, National Association. (United States)
A.C.  Benefit Services Corporation (Georgia)
A.D.  G.A. Holding Corporation (MA)
A.E.  MetLife, Inc.
A.F.  CRH., Co, Inc. (MA)
A.G.  334 Madison Euro Investments, Inc.
A.H. Park Twenty Three Investments Company 1% Voting Control of Park Twenty Three Investment Company is held by St. James Fleet Investments Two Limited
      a. Convent Stution Euro Investments Four Company 1% voting control of Convert Stution Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company.
A.I.  L/C Development Corporation (CA)
A.J. One Madison Investments (Cayco) Limited 1% Voting Control of One Madison Investment (Cayco) Limited is held by Convent Station Euro Investments Four Company.
A.K.  New England Portfolio Advisors, Inc. (MA)
A.L. CRB Co., Inc. (MA) AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares of CRB Co., Inc. AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB Co., Inc.
A.M.  New England Life Mortgage Funding Corporation (MA)
A.N. Mercadian Capital L.P. (DE). Metropolitan holds a 95% limited partner interest and an unaffiliated third party holds 5% of Mercadian Capital L.P.
A.O. Mercadian Funding L.P. (DE). Metropolitan holds a 95% limited partner interest and an unaffiliated third party holds 5% of Mercadian
      Funding L.P.
A.P.  St. James Fleet Investments two Limited.

A.Q.  MetLife New England Holdings, Inc. (DE)
      1. Fulcrum Financial Advisors, Inc. (MA)
      2. New England Life Insurance Company (MA)
         a. New England Life Holdings, Inc. (DE)
            i.   New England Securities Corporation (MA)
                 (1) Hereford Insurance Agency, Inc. (MA)
                 (2) Hereford Insurance Agency of Alabama, Inc. (AL)
                 (3) Hereford Insurance Agency of Minnesota, Inc. (MN)
                 (4) Hereford Insurance Agency of Ohio, Inc. (OH)
                 (5) Hereford Insurance Agency of New Mexico, Inc. (NM)
                 (6) Hereford Insurance Agency of Wyoming, Inc.
                 (7) Hereford Insurance Agency of Oklahoma, Inc.

            ii.  TNE Information Services, Inc. (MA)
                 (1) First Connect Insurance Network, Inc. (DE)
                 (2) Interative Financial Solutions, Inc. (MA)
            iii. N.L. Holding  Corp. (Del)(NY)
                 (1) Nathan & Lewis Securities, Inc. (NY)
                 (2) Nathan & Lewis Associates, Inc. (NY)
                       (a) Nathan and Lewis Insurance Agency of Massachusetts,
                             Inc. (MA)
                       (b) Nathan and Lewis Associates of Texas, Inc. (TX)
                 (3) Nathan & Lewis Associates--Arizona, Inc. (AZ)
                 (4) Nathan & Lewis of Nevada, Inc. (NV)
                 (5) Nathan and Lewis Associates Ohio, Incorporated (OH)

            iv.  New England Securities Corporation
             v.  New England Investment Management Inc.


         b. Exeter Reassurance Company, Ltd. (MA)
         c. Omega Reinsurance Corporation (AZ)
         d. New England Pension and Annuity Company (DE)
         e. Newbury Insurance Company, Limited (Bermuda)

A.R.   General American Life
       1.    General American Life Insurance Company
     a.    GenAm Benefits Life Insurance Company
     b.    Paragon Life Insurance Company
             c.    Security Equity Life Insurance Company
             d.    Cova Corporation
                   i.    Cova Financial Services Life Insurance Company
         (1)    Cova Financial Life Insurance Company
                         (2)    First Cova Life Insurance Company
                   ii.   Cova Investment Advisory Corporation
                         (1)    Cova Investment Advisory Corporation
                 (2)    Cova Investment Allocution Corporation
                         (3)    Cova Life Sales Company
                (4)    Cova Life Administration Services Company
             e.    General Life Insurance Company
                   i.    General Life Insurance Company of America
             f.    Equity Intermediary Company
                   i.    Reinsurance Group of America, Incorporated
       1.    Reinsurance Company of Missouri Incorporated
             a.    RGA Reinsurance Company
             b.    Fairfield Management Group, Inc.
                   i.    Reinsurance Partners, Inc.
                   ii.   Great Rivers Reinsurance Management, Inc.
                   iii.  RGA (U.K.) Underwriting Agency Limited
       2.    Triad Re, Ltd
       3.    RGA Americas Reinsurance Company, Ltd.
       4.    RGA Reinsurance Company (Barbados) Ltd.
             (a)   RGA/Swiss Financial Group, L.L.C.
       5.    RGA International Ltd.
             (a)   RGA Financial Products Limited
             (b)   RGA Canada Management Company, Ltd.
                   (i)   RGA Life Reinsurance Company of Canada
       6.    Benefit Resource Life Insurance Company (Bermuda) Ltd.

       7.    RGA Holdings Limited
             (a)   RGA Managing Agency Limited
             (b)   RGA Capital Limited
       8.    RGA South African Holdings (Pty) Ltd.
             (a)   RGA Reinsurance Company of South Africa Limited
       9.    RGA Australian Holdings Pty Limited
             (a)   RGA Reinsurance Company of Australia Limited
       10.   General American Argentina Seguros
       11.   RGA Argentina, S.A.
       12.   RGA Sudamerica, S.A.
             (a)   RGA Reinsurance
             (b)   BHIF American Seguros de Vida, S.A.

       g.    GenAm Holding Company
             i.    NaviSys Incorporated
             ii.   NaviSys Illustration Solutions, Inc.
             iii.  NaviSys Asia Pacifica Limited
             iv.   NaviSys de Mexico S.A. de C.V.
                   99% of the shares of NaviSys de Mexico S.A. de C.V. are held by NaviSys Incorporated and 1% is held by General American Life Insurance Company.
             v.    NaviSys Enterprise Solutions, Inc.
             vi.   Red Oak Realty Company
             vii.  White Oak Royalty Company
             viii. GenMark Incorporated
                   (a)   Stan Mintz Associates, Inc.
                   (b)   GenMark Insurance Agency of Alabama, Inc.
                   (c)   GenMark Insurance Agency of Massachusetts, Inc.
                   (d)   GenMark Insurance Agency of Ohio, Inc.
                   (e)   GenMark Insurance Agency of Texas, Inc.
             ix.   Conning Corporation
                   (a)   Conning, Inc.
                         (i)    Conning & Company
                   (1)   Conning Asset Management Company

       2.    Collaborative Strategies, Inc.
       3.    Virtual Finances.Com, Inc.
       4.    Missouri Reinsurance (Barbados) Inc.
       5.    GenAmerican Capital I
       6.    GenAmerican Management
       7.    Walnut Street Securities, Inc.
             a.    WSS Insurance Agency of Alabama, Inc.
             b.    WSS Insurance Agency of Massachusetts, Inc.
             c.    WSS Insurance Agency of Ohio, Inc.
             d.    WSS Insurance Agency of Texas, Inc.
             e.    Walnut Street Advisers, Inc.

      3. Nvest Corporation (MA)
         a. Nvest, L.P. (DE) Nvest Corporation holds a 1.69% general partnership interest and MetLife New England Holdings, Inc. 3.19% general partnership interest in Nvest, L.P.
         b. Nvest Companies, L.P. (DE) Nvest Corporation holds a 0.0002% general partnerhship interest in Nvest Companies, L.P. Nvest, L.P. holds a 14.64% general partnership interest in Nvest Companies, L.P. Metropolitan holds a 46.23% limited partnership interest in Nvest Companies, L.P.
               i. Nvest Holdings, Inc. (DE)
           (1)     Back Bay Advisors, Inc. (MA)
               (a) Back Bay Advisors, L.P. (DE)
                   Back Bay Advisors, Inc.
                   holds a 1% general partner
                   interest and NEIC
                   Holdings, Inc. holds a 99%
                   limited partner interest
                   in Back Bay Advisors, L.P.
           (2)     R & T Asset Management, Inc. (MA)
               (a) Reich & Tang Distributors, Inc. (DE)
               (b) Reich & Tang Asset Management
                   R & T Asset Management, Inc.
                   holds a 0.5% general partner interest and
                   NEIC Holdings, Inc. hold a 99.5% limited
                   partner interest in       &
                   Asset Management, L.P.
               (c) Reich & Tang Services, Inc. (DE)

           (3)     Loomis, Sayles & Company, Inc. (MA)
               (a) Loomis Sayles & Company, L.P. (DE)
                   Loomis Sayles & Company, Inc.
                   holds a 1% general partner interest and
                   R & T Asset Management, Inc. holds a 99% limited partner interest in Loomis Sayles &
                   Company, L.P.
           (4)     Westpeak Investment Advisors, Inc. (MA)
               (a) Westpeak Investment Advisors, L.P. (DE)
                   Westpeak Investment Advisors, Inc.
                   holds a 1% general partner interest and
                   Reich & Tang holds a 99% limited
                   partner interest in Westpeak Investment
                   Advisors, L.P.
                               (i) Westpeak Investment Advisors Australia
                                   Limited Pty.
           (5)     Vaughan, Nelson Scarborough & McCullough (DE)
               (a) Vaughan, Nelson Scarborough & McCullough, L.P. (DE)
                   VNSM, Inc. holds a 1% general partner interest and Reich & Tang Asset Management, Inc. holds a 99% limited partner interest in Vaughan, Nelson
                   Scarborough & McCullough, L.P.

                               (i)  VNSM Trust Company

           (6)     MC Management, Inc. (MA)
               (a) MC Management, L.P. (DE)
                   MC Management, Inc. holds a 1% general partner interest and R & T Asset Management, Inc.
                   holds a 99% limited partner interest in MC
                   Management, L.P.
           (7)     Harris Associates, Inc. (DE)
               (a) Harris Associates Securities L.P. (DE)
                   Harris Associates, Inc. holds a 1% general partner interest and Harris Associates L.P. holds a 99% limited partner interest in Harris Associates
                   Securities, L.P.
               (b) Harris Associates L.P. (DE)
                   Harris Associates, Inc. holds a 0.33% general partner interest and NEIC Operating Partnership, L.P. holds a 99.67% limited partner interest in Harris Associates L.P.
                              (i)  Harris Partners, Inc. (DE)
                              (ii) Harris Partners L.L.C. (DE)
                                   Harris Partners, Inc. holds a 1%
                                   membership interest and
                                   Harris Associates L.P. holds a 99%
                                   membership interest in Harris Partners L.L.C.
                                  (1) Aurora Limited Partnership (DE)
                                      Harris Partners L.L.C. holds a 1% general partner interest

                                  (2) Perseus Partners L.P. (DE) Harris Partners
                                      L.L.C. holds a 1% general partner interest

                                  (3) Pleiades Partners L.P. (DE) Harris
                                      Partners L.L.C. holds a 1% general partner interest

                                  (4) Stellar Partners L.P. (DE)
                                      Harris Partners L.L.C. holds a 1% general partner interest

                                  (5) SPA Partners L.P. (DE) Harris Partners
                                      L.L.C. holds a 1% general partner interest
           (8)     Graystone Partners, Inc. (MA)
               (a) Graystone Partners, L.P. (DE)
                   Graystone Partners, Inc. holds a 1%
                   general partner interest and New England
                   NEIC Operating Partnership, L.P.
                   holds a 99% limited partner interest in
                   Graystone Partners, L.P.

           (9)     NEF Corporation (MA)
               (a) New England Funds, L.P. (DE) NEF Corporation holds a
                   1% general partner interest and NEIC Operating
                   Partnership, L.P. holds a 99% limited
                   partner interest in New England Funds, L.P.
               (b) New England Funds Management, L.P. (DE) NEF
                   Corporation holds a 1% general partner interest and NEIC Operating Partnership, L.P. holds a 99% limited partner interest in New England Funds
                   Management, L.P.
          (10)     New England Funds Service Corporation
          (11)     AEW Capital Management, Inc. (DE)
               (a) AEW Securities, L.P. (DE) AEW Capital Management, Inc. holds a 1% general partnership and AEW Capital Management, L.P. holds a 99% limited partnership interest in AEW Securities, L.P.
     ii.     Nvest Associates, Inc.
    iii.     Snyder Capital Management, Inc.
         (1) Snyder Capital Management, L.P. NEIC Operating
             Partnership holds a 99.5% limited partnership interest and Snyder Capital Management Inc. holds a 0.5% general partnership interest.
     iv.     Jurika & Voyles, Inc.
         (1) Jurika & Voyles, L.P NEIC Operating Partnership,
             L.P. holds a 99% limited partnership interest and Jurika & Voyles, Inc. holds a 1% general partnership interest.
      v.     Capital Growth Management, L.P. (DE)
             NEIC Operating Partnership, L.P. holds a 50% limited partner interest in Capital Growth Management, L.P.
     vi.     Nvest Partnerships, LLC ( )

    vii.     AEW Capital Management L.P. (DE)
             New England Investment Companies, L.P. holds a 99% limited partner interest and AEW Capital Management, Inc. holds a 1% general partner interest in AEW Capital Management, L.P.
             (1) AEW II Corporation (  )
             (2) AEW Partners III, Inc. (   )
             (3) AEW TSF, Inc. (   )
             (4) AEW Exchange Management, LLC
             (5) AEWPN, LLC (   )
     (6) AEW Investment Group, Inc. (MA)
         (a) Copley Public Partnership Holding, L.P. (MA)
             AEW Investment Group, Inc. holds a 25% general partnership interest and AEW Capital Management, L.P. holds a 75% limited partnership interest in Copley Public Partnership
             Holding, L.P.
         (b) AEW Management and Advisors L.P. (MA)
             AEW Investment Group, Inc. holds a 25% general partnership interest and AEW Capital Management, L.P. holds a 75% limited partnership interest in AEW Management and Advisors L.P.
            ii. AEW Real Estate Advisors, Inc. (MA)
                1.     AEW Advisors, Inc. (MA)
                2.     Copley Properties Company, Inc. (MA)
                3.     Copley Properties Company II, Inc. (MA)
                4.     Copley Properties Company III, Inc. (MA)
                5.     Fourth Copley Corp. (MA)
                6.     Fifth Copley Corp. (MA)
                7.     Sixth Copley Corp. (MA)
                8.     Seventh Copley Corp. (MA).
                9.     Eighth Copley Corp. (MA).
               10.     First Income Corp. (MA).
               11.     Second Income Corp. (MA).
               12.     Third Income Corp. (MA).
               13.     Fourth Income Corp. (MA).
               14.     Third Singleton Corp. (MA).
               15.     Fourth Singleton Corp. (MA)
               16.     Fifth Singleton Corp. (MA)
               17.     Sixth Singleton Corp. (MA).
               18.     BCOP Associates L.P. (MA)
                       AEW Real Estate Advisors, Inc. holds a 1% general partner interest in BCOP Associates L.P.
            ii. CREA Western Investors I, Inc. (MA)
                1. CREA Western Investors I, L.P. (DE)
                   CREA Western Investors I, Inc. holds a 24.28% general partnership interest and Copley Public Partnership Holding, L.P. holds a 57.62% limited partnership interest in CREA Western Investors I, L.P.
           iii. CREA Investors Santa Fe Springs, Inc. (MA)

     (7) Copley Public Partnership Holding, L.P. (DE)
         AEW Capital Management, L.P. holds a 75% limited partner interest and AEW Investment Group, Inc. holds a 25% general partner interest and CREA Western Investors I, L.P holds a 57.62% Limited Partnership interest.

     (8) AEW Real Estate Advisors, Limited Partnership (MA)
         AEW Real Estate Advisors, Inc. holds a 25% general partnership interest and AEW Capital Management, L.P. holds a 75% limited partnership interest in AEW Real Estate Advisors, Limited Partnership.
     (9) AEW Hotel Investment Corporation (MA)
        (a.) AEW Hotel Investment, Limited Partnership (MA)
             AEW Hotel Investment Corporation holds a 1% general partnership interest and AEW Capital Management, L.P. holds a 99% limited partnership interest in AEW Hotel Investment, Limited Partnership.
    (10) Aldrich Eastman Global Investment Strategies, LLC (DE)
         AEW Capital Management, L.P. holds a 25% membership interest and an unaffiliated third party holds a 75% membership interest in Aldrich Eastman Global Investment Strategies, LLC.

A.R.   General American Life
       1.    General American Life Insurance Company
     a.    GenAm Benefits Life Insurance Company
     b.    Paragon Life Insurance Company
             c.    Security Equity Life Insurance Company
             d.    Cova Corporation
                   i.    Cova Financial Services Life Insurance Company
         (1)    Cova Financial Life Insurance Company
                         (2)    First Cova Life Insurance Company
                   ii.   Cova Investment Advisory Corporation
                         (1)    Cova Investment Advisory Corporation
                 (2)    Cova Investment Allocution Corporation
                         (3)    Cova Life Sales Company
                (4)    Cova Life Administration Services Company
             e.    General Life Insurance Company
                   i.    General Life Insurance Company of America
             f.    Equity Intermediary Company
                   i.    Reinsurance Group of America, Incorporated
       1.    Reinsurance Company of Missouri Incorporated
             a.    RGA Reinsurance Company
             b.    Fairfield Management Group, Inc.
                   i.    Reinsurance Partners, Inc.
                   ii.   Great Rivers Reinsurance Management, Inc.
                   iii.  RGA (U.K.) Underwriting Agency Limited
       2.    Triad Re, Ltd
       3.    RGA Americas Reinsurance Company, Ltd.
       4.    RGA Reinsurance Company (Barbados) Ltd.
             (a)   RGA/Swiss Financial Group, L.L.C.
       5.    RGA International Ltd.
             (a)   RGA Financial Products Limited
             (b)   RGA Canada Management Company, Ltd.
                   (i)   RGA Life Reinsurance Company of Canada
       6.    Benefit Resource Life Insurance Company (Bermuda) Ltd.
       7.    RGA Holdings Limited
             (a)   RGA Managing Agency Limited
             (b)   RGA Capital Limited
       8.    RGA South African Holdings (Pty) Ltd.
             (a)   RGA Reinsurance Company of South Africa Limited
       9.    RGA Australian Holdings Pty Limited
             (a)   RGA Reinsurance Company of Australia Limited
       10.   General American Argentina Seguros
       11.   RGA Argentina, S.A.
       12.   RGA Sudamerica, S.A.
             (a)   RGA Reinsurance
             (b)   BHIF American Seguros de Vida, S.A.

       g.    GenAm Holding Company
             i.    NaviSys Incorporated
             ii.   NaviSys Illustration Solutions, Inc.
             iii.  NaviSys Asia Pacifica Limited
             iv.   NaviSys de Mexico S.A. de C.V.
                   99% of the shares of NaviSys de Mexico S.A. de C.V. are held by NaviSys Incorporated and 1% is held by General American Life Insurance Company.
             v.    NaviSys Enterprise Solutions, Inc.
             vi.   Red Oak Realty Company
             vii.  White Oak Royalty Company
             viii. GenMark Incorporated
                   (a)   Stan Mintz Associates, Inc.
                   (b)   GenMark Insurance Agency of Alabama, Inc.
                   (c)   GenMark Insurance Agency of Massachusetts, Inc.
                   (d)   GenMark Insurance Agency of Ohio, Inc.
                   (e)   GenMark Insurance Agency of Texas, Inc.
             ix.   Conning Corporation
                   (a)   Conning, Inc.
                         (i)    Conning & Company
                   (1)   Conning Asset Management Company

       2.    Collaborative Strategies, Inc.
       3.    Virtual Finances.Com, Inc.
       4.    Missouri Reinsurance (Barbados) Inc.
       5.    GenAmerican Capital I
       6.    GenAmerican Management
       7.    Walnut Street Securities, Inc.
             a.    WSS Insurance Agency of Alabama, Inc.
             b.    WSS Insurance Agency of Massachusetts, Inc.
             c.    WSS Insurance Agency of Ohio, Inc.
             d.    WSS Insurance Agency of Texas, Inc.
             e.    Walnut Street Advisers, Inc.

In addition to the entities listed above, Metropolitan (or where indicated an affiliate) also owns an interest in the following entities, among others:

1) CP&S Communications, Inc., a New York corporation, holds federal radio communications licenses for equipment used in Metropolitan owned facilities and airplanes. It is not engaged in any business.

2) Quadreal Corp., a New York corporation, is the fee holder of a parcel of real property subject to a 999 year prepaid lease. It is wholly owned by Metropolitan, having been acquired by a wholly owned subsidiary of Metropolitan in 1973 in connection with a real estate investment and transferred to Metropolitan in 1988.

3) Met Life International Real Estate Equity Shares, Inc., a Delaware corporation, is a real estate investment trust. Metropolitan owns approximately 18.4% of the outstanding common stock of this company and has the right to designate 2 of the 5 members of its Board of Directors.

4) Metropolitan Structures is a general partnership in which Metropolitan owns a 50% interest.

5) Metropolitan owns, via its subsidiary, AFORE Genesis Metropolitan S.A. de C.V., approximately 61.7% of SIEFORE Genesis S.A. de C.V., a mutual fund.

6) Metropolitan owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

7) Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company ("MET P&C"), serves as the attorney-in-fact and manages the association.

8) Metropolitan directly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. Holding Corp. (DEL), an indirect wholly owned subsidiary of Metropolitan.

9)  100% of the capital stock of Hereford Insurance Agency of Oklahoma, Inc.
(OK) is owned by an officer. New England Life Insurance Company controls the issuance of additional stock and has certain rights to purchase such officer's shares.

10) 100% of the capital stock of Fairfield Insurance Agency of Texas, Inc. (TX) is owned by an officer. New England Life Insurance Company controls the issuance of additional stock and has certain rights to purchase such officer's shares.

11) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan serves as the general partner of the limited partnerships and Metropolitan directly owns a 99% limited partnership interest in each MILP. The MILPs have various's ownership interests in certain companies. The various MILPs own, directly or indirectly, 100% of the voting stock of the following company: Coating Technologies International, Inc.

NOTE: THE METROPOLITAN LIFE ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT VENTURES AND PARTNERSHIPS OF WHICH METROPOLITAN LIFE AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

Item 25.    Directors and Officers of the Depositor

The officers and directors of MetLife Investors USA Insurance Company are listed below. Their principal business address is 11365 West Olympic Boulevard, Los Angeles, California 90064.


Name                                       Position and Offices with Depositor
----                                       -----------------------------------
Mary Ann Brown                             Chairman of the Board and Director
John K. Bruins                             Director
Daniel J. Cavanagh                         Director
Margaret C. Fechtmann                      Director
David Y. Rogers                            Director
Anthony J. Williamson                      Director
Joseph W. Jordan                           Director
Richard C. Pearson                         Director and President
Brian J. Finneran                          Senior Vice President
Jane F. Eagle                              Senior Vice President and Chief
                                            Financial Officer
Anthony J. Williamson                      Senior Vice President, Chief
                                            Investment Officer
George R. Bateman                          Vice President
Roberta G. Isaeff                          Vice President
Ronald Plafkin                             Vice President
William G. Spangler                        Vice President
James C. Turner                            Vice President, Assistant Secretary
Leo Brown                                  Assistant Vice President
Steven J. Brash                            Assistant Vice President
Cheryl J. Finney                           Associate General Counsel, Vice
                                            President, and Assistant Secretary

Patrizia DiMolfetta                        Controller
James Bossert                              Assistant Controller
George J. Olah                             Treasurer
Louis Ragusa                               Secretary
Richard G. Mandel                          Assistant Secretary
Eugene A. Capobianco                       Assistant Vice President
Joseph A. Zdeb                             Assistant Vice President
Thomas V. Reedy                            Assistant Vice President and Actuary
Harold B. Leff                             Assistant Vice President
Robert E. Dehais                           Assistant Vice President

Item 26. Persons Controlled by or under Common Control with Depositor of Registrant

The Registrant is a Separate Account of MetLife Investors USA Insurance Company ("depositor"). For a complete listing and diagram of all persons directly or indirectly controlled by or under common control with the depositor, see Exhibit 13.

Item 27.    Number of Contract Owners

As of April 27, 2000, there were 11,818 owners of the Contracts which are the subject of this post-effective amendment.

Item 28.    Indemnification

None

Item 29.    Principal Underwriters

MetLife Investors Distribution Company is the principal underwriter for MetLife Investors USA Separate Account A.

The following are the directors and officers of MetLife Investors Distribution Company. Their principal business address is 11365 West Olympic Boulevard, Los Angeles, California 90064.


Name                             Position with Underwriter
----                             -------------------------
Richard C. Pearson               Director, Chairman, and President
Jane F. Eagle                    Director, Senior Vice President, Treasurer, and
                                    Chief Financial Officer
Brian J. Finneran                Senior Vice President
James C. Turner                  Vice President and Assistant Secretary
Cheryl J. Finney                 Vice President and Assistant Secretary
Gary A. Virnick                  Vice President and Supervisor of Compliance


Net
Name of             Underwriting    Compensation on
Principal           Discount and    Redemption or     Brokerage
Underwriter         Commissions*    Annuitization     Commission    Compensation
-----------         ------------    -------------     ----------    ------------
MetLife                 None            None              None          None
Investors
Distribution Company

*Fee paid by MetLife Investors USA Insurance Company for serving as underwriter.

Item 30.    Location of Accounts and Records

MetLife Investors Distribution Company, underwriter for the registrant, is located at 11365 West Olympic Boulevard, Los Angeles, California 90064. It maintains those accounts and records required to be maintained by it pursuant to
Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.

MetLife Investors USA Insurance Company, the depositor for the registrant, is located at 11365 West Olympic Boulevard, Los Angeles, California 90064. It maintains those accounts and records required to be maintained by it pursuant to
Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder and as custodian for the Registrant.

MetLife Investors Group, Inc. is located at 11365 West Olympic Boulevard, Los Angeles, California 90064. It performs substantially all of the recordkeeping and administrative services in connection with the Registrant.

Item 31.    Management Services

Not applicable.

Item 32.    Undertakings

Registrant makes the following undertaking:


MetLife Investors USA represents that the fees and charges deducted under the Contracts described herein this registration statement are, in the aggregate, reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by MetLife Investors USA.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets the requirements of Securities Act Rule 485(b) for effectiveness of this Registration Statement and has duly caused this amended Registration Statement to be signed on its behalf in the City of Los Angeles and State of California on this 15th day of February, 2001.

                                    METLIFE INVESTORS USA SEPARATE ACCOUNT A
                                    (Registrant)

                                    By METLIFE INVESTORS USA INSURANCE COMPANY
                                    (Sponsor)


                                    By     /s/ Richard C. Pearson
                                           -------------------------------------
                                           Richard C. Pearson, President

As required by the Securities Act of 1933, this amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                                 Title                      Date
---------                                 -----                      ----


/s/ Richard C. Pearson            President, Chief Executive   February 15, 2001
----------------------------      Officer, & Director
Richard C. Pearson


/s/ Jane F. Eagle                 Senior Vice President &      February 15, 2001
----------------------------      Chief Financial Officer
Jane F. Eagle


Mary Ann Brown*                   Chairman of the Board &      February 15, 2001
----------------------------      Director
Mary Ann Brown


John K. Bruins*                   Director                     February 15, 2001
----------------------------
John K. Bruins


Daniel J. Cavanagh*               Director                     February 15, 2001
----------------------------
Daniel J. Cavanagh


Margaret C. Fechtmann*            Director                     February 15, 2001
----------------------------
Margaret C. Fechtmann

                                  Director                     ___________, 2001
----------------------------
Joseph W. Jordan


----------------------------      Director                     ___________, 2001
David Y. Rogers

Anthony J. Williamson *           Director                     February 15, 2001
----------------------------
Anthony J. Williamson


/s/ Richard C. Pearson
----------------------------
*(Richard C. Pearson as
Attorney-in-Fact for each
of the persons indicated)